SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

ELEVON, INC.

(Name of Registrant as Specified in Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share

(2)	Aggregate number of securities to which transaction applies: 16,633,402 shares of common stock (includes 998,159 shares underlying options to purchase shares of common stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $1.30 (per share price set forth in the merger agreement)

(4)	Proposed maximum aggregate value of transaction: $20,758,802.45 (excludes $864,620.15 representing the aggregate amount of the exercise price of the options included in the aggregate number of securities)

(5)	Total fee paid: $4,151.76

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                    , 2003

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

      You are cordially invited to attend a special meeting of stockholders of Elevon, Inc. to be held at our headquarters at 303 Second Street, Three North, San Francisco, California on                     ,                     , 2003 at              A.M., local time, to consider an acquisition by SSA Global Technologies, Inc. of 100% of Elevon’s outstanding common stock for $1.30 in cash per share (subject to appraisal rights) in a merger.

      At this meeting, you will be asked (1) to consider and vote upon a proposal to approve the transaction by which Seneca Merger Subsidiary Inc. shall be merged with and into Elevon, pursuant to the Agreement and Plan of Merger, dated as of May 8, 2003, by and among SSA, Seneca Merger Subsidiary, Seneca Acquisition Subsidiary Inc. and Elevon, with Elevon surviving the merger as an indirect wholly-owned subsidiary of SSA, whereby the outstanding shares of Elevon’s common stock shall be converted into the right to receive an amount equal to $1.30 in cash per share, and to approve and adopt such merger agreement and (2) to consider and vote upon a proposal to approve the sale of all of Elevon’s owned intellectual property, immediately prior to consummation of the merger, to Seneca Acquisition Subsidiary for a purchase price of $1,754,000 in cash pursuant to the merger agreement. The effectiveness of each proposal is conditioned upon the approval of both proposals, and accordingly, the failure of our stockholders to approve either proposal will result in the ineffectiveness of both proposals.

      The merger and asset sale have been approved by the members of our board of directors present at the meeting at which the merger and asset sale were considered. Based on its review, our board of directors has concluded that the proposed merger and asset sale are advisable and fair to, and in the best interests of, our stockholders and, therefore, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVING THE MERGER AND ASSET SALE.

      Your vote is very important. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting pursuant to Delaware law is required to approve the merger and asset sale. In connection with the merger agreement, certain of our stockholders, including all of our directors and certain of our executive officers, holding an aggregate of over 10% of our outstanding common stock, have entered into a voting agreement with SSA, pursuant to which such stockholders have agreed to vote their shares in favor of the approval of the merger and asset sale and against any alternative transactions. Whether or not you plan to attend the special meeting, we urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the meeting. Please read these materials carefully. Do not send any certificates representing our common stock to us at this time. If the merger is consummated, you will be sent instructions regarding the surrender of your certificates.

      On behalf of our board of directors, we thank you for your support and urge you to vote FOR approval of the merger and asset sale.

Sincerely,

FRANK M. RICHARDSON
Chief Executive Officer

The date of this proxy statement is                     , 2003, and it is first being mailed

to our stockholders on or about                     , 2003.

INTRODUCTION
FORWARD-LOOKING STATEMENTS
SUMMARY
Date, Time and Place of the Special Meeting
Purpose of Our Special Meeting
Record Date and Quorum
Vote Required
Parties to the Merger and Asset Sale
The Proposed Merger and Asset Sale Transactions
Recommendation of Our Board of Directors
Opinion of Our Financial Advisor
Interests of Certain Persons in the Merger and Asset Sale
Material U.S. Federal Income Tax Consequences
Regulatory Compliance
Appraisal Rights
Certain Effects of the Merger and Asset Sale
Effective Date of the Merger
Merger Consideration; Payment for Shares
Our Stock Options
Conditions to the Merger and Asset Sale
Termination of the Merger Agreement
Termination Fee and Payment of Expenses
No Solicitation by Elevon
The Voting Agreement
Market Prices for Common Stock and Dividend Information
QUESTIONS AND ANSWERS ABOUT THE MERGER AND ASSET SALE
THE SPECIAL MEETING
Date, Time, Place and Purpose of the Special Meeting
Record Date and Voting of Common Stock
Solicitation of Proxies
THE MERGER AND ASSET SALE
Background of the Merger and Asset Sale
Recommendation of Our Board of Directors
Opinion of Our Financial Advisor
Interests of Certain Persons in the Merger and Asset Sale
Payment for Shares
Material U.S. Federal Income Tax Consequences
Regulatory Compliance
Appraisal Rights
Certain Effects of the Merger and Asset Sale
THE MERGER AGREEMENT
Structure of the Merger and Asset Sale; Effectiveness
Merger Consideration
Appraisal Rights
Outstanding Options; Employee Stock Purchase Plan
Representations and Warranties
Conduct of Elevon Business
Acquisition Proposals
Cooperation
Rights Agreement
Indemnification; Directors’ and Officers’ Insurance
Employee Benefits
Principal Conditions to the Completion of the Merger Agreement
Termination
Termination Fees and Expenses
Amendment; Waiver of Conditions
THE VOTING AGREEMENT
INFORMATION REGARDING ELEVON
INFORMATION REGARDING SSA
MARKET PRICES FOR COMMON STOCK AND DIVIDEND INFORMATION
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT PUBLIC ACCOUNTANTS
ADDITIONAL INFORMATION
OTHER BUSINESS
STOCKHOLDER PROPOSALS
APPENDIX A - Agreement and Plan of Merger
APPENDIX B - Fairness Opinion Letter
APPENDIX C - Section 262 of the Delaware General Corporation Law - Appraisal Rights
APPENDIX D - Voting Agreement
Preliminary Proxy Statement

ELEVON, INC.

303 Second Street
San Francisco, California 94107
(415) 495-8811

                    , 2003

To Our Stockholders:

      Notice is hereby given that a special meeting of stockholders of Elevon, Inc. will be held at our headquarters, 303 Second Street, Three North, San Francisco, California on                     ,                     , 2003 at              A.M., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the transaction by which Seneca Merger Subsidiary Inc. shall be merged with and into Elevon, pursuant to the Agreement and Plan of Merger, dated as of May 8, 2003, by and among SSA Global Technologies, Inc., Seneca Merger Subsidiary, Seneca Acquisition Subsidiary Inc. and Elevon, with Elevon surviving the merger as an indirect wholly-owned subsidiary of SSA, whereby the outstanding shares of Elevon’s common stock shall be converted into the right to receive an amount equal to $1.30 in cash per share, and to approve and adopt such merger agreement.

2. To consider and vote upon a proposal to approve the sale of all of Elevon’s owned intellectual property, immediately prior to consummation of the merger, to Seneca Acquisition Subsidiary for a purchase price of $1,754,000 in cash pursuant to the merger agreement.

3. To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

      The effectiveness of each proposal is conditioned upon the approval of both proposals, and accordingly, the failure of our stockholders to approve either proposal will result in the ineffectiveness of both proposals. A copy of the merger agreement is attached as Appendix A to, and is described in, the accompanying proxy statement.

      Only holders of our common stock of record at the close of business on                     , 2003, will be entitled to notice of, and to vote at, our special meeting or any adjournment or postponement of such special meeting. A list of such stockholders will be available for inspection at our offices located at 303 Second Street, Three North, San Francisco, California 94107, at least ten days prior to our special meeting.

By Order of the Board of Directors,

STANLEY V. VOGLER
Senior Vice President and Chief Financial Officer

i

ii

ELEVON, INC.

303 SECOND STREET
SAN FRANCISCO, CALIFORNIA 94107
(415) 495-8811

PROXY STATEMENT

INTRODUCTION

      This proxy statement is being furnished to our stockholders, in connection with the solicitation by our board of directors of proxies to be used at our special meeting of stockholders to be held at our headquarters at 303 Second Street, Three North, San Francisco, California on                           , 2003 at            A.M., local time, and at any adjournment or postponement thereof. This proxy statement, the notice of special meeting of stockholders and the enclosed form of proxy are first being mailed to our stockholders on or about                           , 2003.

      The special meeting of our stockholders has been called:

1. To consider and vote upon a proposal to approve the transaction by which Seneca Merger Subsidiary Inc. shall be merged with and into Elevon, Inc., pursuant to the Agreement and Plan of Merger, dated as of May 8, 2003, by and among SSA Global Technologies, Inc., Seneca Merger Subsidiary, Seneca Acquisition Subsidiary Inc. and Elevon, with Elevon surviving the merger as an indirect wholly-owned subsidiary of SSA, whereby the outstanding shares of Elevon’s common stock shall be converted into the right to receive an amount equal to $1.30 in cash per share, and to approve and adopt such merger agreement.

2. To consider and vote upon a proposal to approve the sale of all of Elevon’s owned intellectual property, immediately prior to consummation of the merger, to Seneca Acquisition Subsidiary for a purchase price of $1,754,000 in cash pursuant to the merger agreement.

3. To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

      The effectiveness of each proposal is conditioned upon the approval of both proposals, and accordingly, the failure of our stockholders to approve either proposal will result in the ineffectiveness of both proposals.

      Consummation of the merger and asset sale are subject to a number of conditions. Accordingly, even if our stockholders approve the merger and asset sale, there can be no assurance that the merger and asset sale will be consummated.

      The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at our special meeting pursuant to Delaware law is required to approve the merger and asset sale. In connection with the merger agreement, certain of our stockholders, including all of our directors and certain of our executive officers, holding an aggregate of over 10% of our outstanding common stock, have entered into a voting agreement with SSA, pursuant to which such stockholders have agreed to vote their shares in favor of the approval of the merger and asset sale and against any alternative transactions. See “The Voting Agreement” on page 41.

FORWARD-LOOKING STATEMENTS

      Some statements contained in this proxy statement regarding future financial performance and results and other statements that are not historical facts are forward-looking statements. Such statements relate to, among other things, the merger, the asset sale, and future capital expenditures, cost reduction, cash flow and operating results. The words “expect,” “project,” “estimate,” “predict,” “anticipate,” “believes,” “plans,” “intends,” and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties, assumptions, and other factors, including those set forth in this proxy statement which could cause actual future events or results to differ materially from historical results, or those described in the forward-looking statement. The forward-looking statements contained in this proxy statement should be considered in light of these factors. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we and SSA do not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

      Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in, contemplated by or implied by such statements.

SUMMARY

      The following is a summary of certain information contained elsewhere in this proxy statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this proxy statement and its appendices. Stockholders are urged to read this proxy statement and its appendices in their entirety before voting.

Date, Time and Place of the Special Meeting

      Our special meeting of our stockholders will be held at our headquarters at 303 Second Street, Three North, San Francisco, California on                     ,                     , 2003 at            A.M., local time.

Purpose of Our Special Meeting (Page 12)

      Our special meeting is being held to consider an acquisition by SSA of 100% of Elevon’s outstanding common stock for $1.30 in cash per share (subject to appraisal rights) in a merger.

      At our special meeting, our stockholders will (1) consider and vote upon a proposal to approve the transaction by which Seneca Merger Subsidiary shall be merged with and into Elevon, pursuant to the Agreement and Plan of Merger, dated as of May 8, 2003, by and among SSA, Seneca Merger Subsidiary, Seneca Acquisition Subsidiary and Elevon (attached to this proxy statement as Appendix A), with Elevon surviving the merger as an indirect wholly-owned subsidiary of SSA, whereby the outstanding shares of Elevon’s common stock shall be converted into the right to receive an amount equal to $1.30 in cash per share, and approve and adopt such merger agreement and (2) consider and vote upon a proposal to approve the sale of all of Elevon’s owned intellectual property, immediately prior to consummation of the merger, to Seneca Acquisition Subsidiary for a purchase price of $1,754,000 in cash pursuant to the merger agreement. The effectiveness of each proposal is conditioned upon the approval of both proposals, and accordingly, the failure of our stockholders to approve either proposal will result in the ineffectiveness of both proposals.

Record Date and Quorum (Page 13)

      Our board of directors has fixed the close of business on                     , 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, our special meeting and any adjournment or postponement of such special meeting. Each holder of record of our common stock at the close of business on such record date is entitled to one vote for each share then held on each matter submitted to a vote of our stockholders. At the record date, there were                      shares of our common stock outstanding. The holders of a majority of the outstanding shares entitled to vote at our special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business.

Vote Required (Page 13)

      The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at our special meeting pursuant to Delaware law is required to approve the merger and asset sale. Thus, a failure to vote or an abstention will have the same legal effect as a vote cast against approval of the merger and asset sale. In addition, brokers who hold shares of our common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners; thus, if no instructions are provided, such “broker non-votes” will have the same legal effect as a vote cast against approval of the merger and asset sale.

      As a condition to entering into the merger agreement, SSA required that certain of our stockholders, including all of our directors and certain of our executive officers, holding an aggregate of over 10% of our outstanding common stock, enter into a voting agreement with SSA, pursuant to which such stockholders agree to vote their shares in favor of the approval of the merger and asset sale and against any alternative transactions.

Parties to the Merger and Asset Sale (Page 42)

SSA Global Technologies, Inc.

Principal Executive Offices:
500 West Madison, Suite 1600
Chicago, Illinois 60661
Telephone: (312) 258-6000

      SSA, a privately held Delaware corporation, is a provider of enterprise solutions for manufacturing, consumer and services companies worldwide.

Seneca Merger Subsidiary Inc.

Principal Executive Offices:
c/o SSA Global Technologies, Inc.
500 West Madison, Suite 1600
Chicago, Illinois 60661
Telephone: (312) 258-6000

      Seneca Merger Subsidiary, a Delaware corporation, is a newly-formed indirect wholly-owned subsidiary of SSA and was formed for the purpose of being merged with and into us pursuant to the terms and conditions of the merger agreement.

Seneca Acquisition Subsidiary Inc.

Principal Executive Offices:
c/o SSA Global Technologies, Inc.
500 West Madison, Suite 1600
Chicago, Illinois 60661
Telephone: (312) 258-6000

      Seneca Acquisition Subsidiary, a Delaware corporation, is a newly-formed indirect wholly-owned subsidiary of SSA and was formed for the purpose of purchasing all of our owned intellectual property pursuant to the terms and conditions of the merger agreement.

Elevon, Inc.

Principal Executive Offices:
303 Second Street, Three North
San Francisco, California 94107
Telephone: (415) 495-8811

      We design, develop, market and support, on a worldwide basis, a family of enterprise financial, operational and analytical software products that we believe enables large and medium-sized organizations, higher education institutions, and federal, state and government agencies to optimize their business processes, reduce business costs, and improve management information needed to run their business. We derive our revenue from software licenses, software maintenance and professional consulting services. Our collaborative commerce solutions and analytical applications are licensed to large and mid-size companies and similarly sized governmental organizations worldwide.

The Proposed Merger and Asset Sale Transactions (Page 14)

      We have agreed with SSA to be acquired by SSA under the terms of the merger agreement described in this proxy statement. We have attached the merger agreement as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety.

      Under the terms of the merger agreement:

•	We will sell to Seneca Acquisition Subsidiary all of our owned intellectual property for a purchase price of $1,754,000 in cash; and

•	Immediately thereafter, Seneca Merger Subsidiary will be merged with and into Elevon, after which we will be the surviving corporation, as a privately held, indirect wholly-owned subsidiary of SSA, whereby the outstanding shares of Elevon’s common stock shall be converted into the right to receive an amount equal to $1.30 in cash per share.

      SSA required the asset sale as a condition to the merger transaction for SSA’s tax planning purposes. The asset sale will not affect our stockholders or their rights as stockholders pursuant to the merger agreement, and our stockholders will not receive any cash from the $1,754,000 purchase price of the asset sale. If our stockholders do not approve of the merger, then the proposal to approve the asset sale will be ineffective, and if our stockholders do not approve of the asset sale, then the proposal to approve the merger will be ineffective. The closing of the merger and the asset sale are effectively conditioned on each other, so if one does not close, neither will close.

Recommendation of Our Board of Directors (Page 20)

      The members of our board of directors present at the meeting held to consider the merger and asset sale determined that the merger and asset sale are advisable and fair to, and in the best interest of, our stockholders and recommended that our stockholders vote to approve the merger and asset sale. In reaching these conclusions, our board of directors was favorably influenced by numerous factors, including, among others, the fairness opinion presented by Updata Capital.

Opinion of Our Financial Advisor (Page 20)

      We retained Updata Capital to act as our exclusive financial advisor in connection with a possible transaction and to render its opinion to our board of directors as to the fairness from a financial point of view of the consideration to be received by our stockholders in the merger transaction. Updata Capital provided to our board of directors an oral opinion on May 8, 2003 that the consideration to be received by our stockholders is fair to such stockholders from a financial point of view and subsequently confirmed the opinion in writing. The full text of the written opinion of Updata Capital, which sets forth a description of assumptions made, matters considered and limitations on the review undertaken by Updata Capital, is attached as Appendix B to this proxy statement. Stockholders are urged to read such opinion carefully in its entirety.

Interests of Certain Persons in the Merger and Asset Sale (Page 24)

      In considering the recommendation of our board of directors with respect to the merger and asset sale, stockholders should be aware that certain of our officers and directors have interests in connection with the merger and asset sale which may present them with actual or potential conflicts of interest. If the merger is consummated, certain indemnification arrangements for directors and officers will be extended and, if the employment of certain officers is terminated by us without cause in connection with the merger or by such executives as a result of constructive termination following a change of control, such executives will be entitled to severance payments. Also, certain of our board members and executive officers hold stock options. Immediately prior to the merger, each outstanding stock option shall become immediately vested and exercisable in full. If the merger is completed, all options to purchase our common stock under our stock option plans remaining outstanding and unexercised will be canceled and converted into the right to receive a per share cash payment (net of applicable taxes) equal to an amount, if any, that the $1.30 per share cash merger consideration exceeds the per share exercise price of the options. Fallen Angel Equity Fund, L.P. will receive the benefit of any gains payable on stock options granted to David C. Wetmore, a director of Elevon, since the date Fallen Angel Equity Fund, L.P. invested in Elevon.

Material U.S. Federal Income Tax Consequences (Page 26)

      The receipt of cash in connection with the surrender of each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received in connection with the surrender of each share of common stock and your adjusted tax basis in that share.

      You should read “The Merger and Asset Sale — Material U.S. Federal Income Tax Consequences” beginning on page 26 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Compliance (Page 28)

      There are no federal or state regulatory requirements to be complied with in order to complete the merger and asset sale, other than the filing of the certificate of merger with the Secretary of State of the State of Delaware.

Appraisal Rights (Page 28)

      Our stockholders have the right under Delaware law to demand appraisal of their shares in connection with the merger and, upon compliance with statutory procedures, to receive payment in cash for the “fair value” of their shares of our common stock determined in accordance with Delaware law in lieu of the merger consideration. The fair value of shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting stockholders of Elevon in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the merger and must follow specific procedures. Such stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Appendix C. We encourage all of our stockholders to read these provisions carefully and in their entirety.

Certain Effects of the Merger and Asset Sale (Page 30)

      We will sell to Seneca Acquisition Subsidiary all of our owned intellectual property for a purchase price of $1,754,000 in cash, and immediately thereafter, Seneca Merger Subsidiary will be merged with and into Elevon, after which we will be the surviving corporation, as a privately held, indirect wholly-owned subsidiary of SSA, whereby the outstanding shares of Elevon’s common stock shall be converted into the right to receive an amount equal to $1.30 in cash per share. After the effective time of the merger, the present holders of our common stock will no longer have an equity interest in Elevon, will not share in any of our potential future earnings or growth and will no longer have rights to vote on corporate matters. In addition, if the merger is completed, our common stock will be delisted from the Over-the-Counter Bulletin Board and will be deregistered under the Securities Exchange Act of 1934, as amended.

      SSA required the asset sale as a condition to the merger transaction for SSA’s tax planning purposes. The asset sale will not affect our stockholders or their rights as stockholders pursuant to the merger agreement, and our stockholders will not receive any cash from the $1,754,000 purchase price of the asset sale. If our stockholders do not approve of the merger, then the proposal to approve the asset sale will be ineffective, and if our stockholders do not approve of the asset sale, then the proposal to approve the merger will be ineffective. The closing of the merger and the asset sale are effectively conditioned on each other, so if one does not close, neither will close.

      Even if our stockholders approve the merger and asset sale, there can be no assurance that the merger and asset sale will be consummated. Also, there are certain risks relating to the merger in that the cash merger consideration per share will not be adjusted for changes in stock prices, which may result from a number of factors, including market perception of the merger; changes in the business, operations or prospects of Elevon; market assessments of the likelihood that the merger will be completed; and the timing of the merger and general market and economic conditions. In addition, certain of our officers and directors have interests in connection with the merger and asset sale which may present them with actual or potential conflicts of interest. See “The Merger and Asset Sale — Interests of Certain Persons in the Merger and Asset Sale” on page 24. Also, if the merger is delayed or not consummated for any reason, we may be subject to a number of additional risks, including the following:

•	we may be required to pay to SSA a termination fee;

•	we may be required to reimburse certain expenses incurred by SSA in connection with the merger and asset sale;

•	the price of our common stock may decline to the extent that our current market price reflects a market assumption that the merger is likely to be completed; and

•	certain costs related to the merger and asset sale, such as legal and accounting advisor fees, must be paid even if the merger is not completed.

      In addition, current and prospective employees of Elevon may experience uncertainty about their future roles with the surviving company until after the merger is completed or if the merger is not completed. This may adversely affect the ability of Elevon to attract and retain key management, sales, marketing and technical personnel. Also, Elevon’s business and relationships with its customers may be impaired or disrupted by any uncertainty that may be caused by the merger. Further, if the merger is terminated or is not consummated for any reason and our board of directors determines to seek another merger or business combination, we cannot assure you that it will be able to find a transaction providing as much stockholder value as this merger.

      While the merger agreement is in effect, subject to certain exceptions, we are prohibited from soliciting, initiating or encouraging or entering into certain alternative transactions.

Effective Date of the Merger (Page 31)

      The merger will become effective at the time the applicable certificate of merger is filed with the Secretary of State of the State of Delaware.

Merger Consideration; Payment for Shares (Page 26 and Page 32)

      If you are a shareholder of Elevon and do not validly exercise rights of appraisal under Delaware law, then, upon effectiveness of the merger, each of your shares of our common stock will be converted into the right to receive a cash payment of $1.30, without interest.

      After the merger is completed, you will have the right to receive the cash payment pursuant to the merger agreement, but you will no longer have any rights as a stockholder of Elevon. Our stockholders will receive such cash payment after exchanging their company stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after completion of the merger.

      STOCKHOLDERS SHOULD NOT SEND ANY SHARE CERTIFICATES TO ELEVON AT THIS TIME. If the merger is consummated, you will be sent instructions regarding the surrender of your certificates.

Our Stock Options (Page 32)

      Immediately prior to the merger, each outstanding stock option under stock incentive plans shall become immediately vested and exercisable in full. If the merger is completed, all options to purchase our common stock under our stock option plans remaining outstanding and unexercised will be canceled and converted into the right to receive a per share cash payment (net of applicable taxes) equal to an amount, if any, that the $1.30 per share cash merger consideration exceeds the per share exercise price of the options. In the event that the exercise price of such option is equal to or greater than the $1.30 per share cash merger consideration, such option shall be cancelled and no cash compensation shall be paid.

      In addition, on the earlier of (1) the completion of the merger or (2) June 30, 2003, the current offering period will terminate and all accumulated payroll deductions under the employee stock purchase plan will be used to purchase shares of our common stock at a price determined under the terms of the plan. Any shares so purchased will be treated the same as other shares of our common stock under the merger agreement. If the merger is not completed by June 30, 2003, we will not start a new offering period.

Conditions to the Merger and Asset Sale (Page 38)

      Completion of the merger and asset sale depends on a number of conditions being met, including:

•	receipt of the required approvals from our stockholders;

•	receipt or filing of all authorizations, consents, approvals and filings in connection with any governmental entity;

•	absence of legal restraint or prohibition preventing the completion of the merger or the asset sale; and

•	the consummation of the merger and the asset sale is not prohibited or illegal.

      SSA’s obligation to complete the merger is subject to satisfaction of the following additional conditions:

•	we must have performed in all material respects our covenants and agreements required under the merger agreement, and certain of our representations and warranties must be true and correct in all material respects and other of our representations and warranties must be true and correct such that the aggregate effect of any inaccuracies in such representations and warranties (without regard for materiality qualifiers) do not comprise a material adverse effect on such party;

•	each ancillary agreement to which we are or will be a party will be valid, in full force and effect, and we will have materially complied with each such ancillary agreement;

•	no requirement of law will have been issued, enacted or enforced by any governmental entity which would materially reduce the benefits of the transactions contemplated to SSA or the surviving corporation;

•	there will not have occurred a material adverse effect to us, as defined in the merger agreement;

•	we will have obtained certain specified consents or approvals; and

•	all of our directors and all directors of our subsidiaries shall have submitted their resignations.

      Our obligation to complete the merger also is subject to satisfaction of the following additional conditions:

•	SSA, Seneca Acquisition Subsidiary, and Seneca Merger Subsidiary must have performed in all material respects their covenants and agreements required under the merger agreement, and each representation and warranty of SSA, Seneca Acquisition Subsidiary, and Seneca Merger Subsidiary must be true and correct such that the aggregate effect of any inaccuracies in such representations and warranties (without regard for materiality qualifiers) does not have a material adverse effect on the ability of SSA, Seneca Acquisition Subsidiary, and Seneca Merger Subsidiary to perform their duties under the merger agreement or to consummate the merger and asset sale; and

•	each ancillary agreement to which SSA, Seneca Merger Subsidiary or Seneca Acquisition Subsidiary is or will be a party will be valid, in full force and effect, and SSA and Seneca Merger Subsidiary will have materially complied with each such ancillary agreement;

•	the completion of the asset sale.

      See “The Merger Agreement — Principal Conditions to the Completion of the Merger Agreement” on page 38.

Termination of the Merger Agreement (Page 39)

      Either we or SSA, by action of our respective boards of directors, may terminate the merger agreement and abandon the merger and the asset sale at any time prior to the closing of the merger:

•	by mutual written consent of the parties;

•	if the merger has not been completed on or before November 4, 2003;

•	if the completion of the merger is legally prohibited by a final and non-appealable order or by law;

•	if our stockholders fail to approve either the merger or the asset sale.

      SSA has the right to terminate the merger agreement and abandon the merger and the asset sale under certain specified circumstances regarding our actions in response to alternative acquisition proposals or if we change our recommendation that stockholders approve the transactions. In addition, SSA has the right to terminate if we breach or fail to perform certain covenants, agreements, representations or warranties and we fail to cure such breaches or we fail to perform within a specified period of time.

      We have the right to terminate the merger agreement and abandon the merger and the asset sale if our board of directors determines that an unsolicited alternative acquisition proposal is a superior proposal and we comply with certain specified requirements, or if SSA breaches or fails to perform certain covenants, agreements, representations or warranties and fails to cure such breaches or failures to perform within a specified period of time.

      If the merger agreement is terminated and abandoned, the merger agreement will be void and we, SSA, Seneca Merger Subsidiary and Seneca Acquisition Subsidiary will not have any liability other than obligations to pay any termination fees and expenses, if applicable, provided, however, no such termination will relieve any party of any liability or damages resulting from any willful breach of the merger agreement prior to such termination.

Termination Fee and Payment of Expenses (Page 40)

      Except under specific circumstances set forth in the merger agreement, the parties have agreed that all expenses shall be borne solely by the party incurring such fees and expenses, whether or not the transactions are consummated. We must pay SSA a fee of $500,000 plus reimbursement of SSA’s out-of-pocket expenses in an amount not to exceed $250,000, if the merger agreement is terminated under specified circumstances. We must pay SSA a fee of $500,000 (but not reimbursement of SSA’s out-of-pocket expenses) if the merger agreement is terminated under other specified circumstances.

      SSA must reimburse us for up to $250,000 of our expenses and for 50% of the expenses associated with the printing, mailing and filing of this proxy statement under specified circumstances. In other circumstances, SSA must reimburse us for 50% of the expenses associated with the printing, mailing and filing of this proxy statement, but not other expenses.

No Solicitation by Elevon (Page 35)

      The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations, or otherwise cooperate, with any third party with respect to any alternative acquisition proposal. Notwithstanding these provisions, the merger agreement provides that, under specified circumstances, we may, in response to an unsolicited acquisition proposal, request clarifications from or furnish information to a third party to determine if an unsolicited acquisition proposal would be reasonably likely to lead to a superior proposal. If our board of directors determines that such proposal is superior to the merger and asset sale, the merger agreement provides that, under specified circumstances, we may engage in negotiations regarding an acquisition proposal with that party. Under the merger agreement, however, our board of directors has agreed not to change or withdraw its recommendation of the merger agreement, or to recommend, approve, or cause us to accept an alternative acquisition proposal, unless (i) such proposal is a superior proposal, (ii) our board determines in good faith that the failure to so act is a breach of fiduciary duty, and (iii) we give SSA 48 hours notice of our intent to take any such action.

The Voting Agreement (Page 41)

      In connection with the merger agreement, certain of our stockholders, including all of our directors and certain executive officers, holding an aggregate of over 10% of our outstanding common stock, have entered into a voting agreement with SSA, pursuant to which such stockholders have agreed to vote their shares in favor of the approval of the merger and asset sale and against any alternative transactions.

      The Voting Agreement is attached to this proxy statement as Appendix D.

Market Prices for Common Stock and Dividend Information (Page 43)

      Prior to March 6, 2001, our common stock was traded on the Nasdaq National Market, under the symbol “WALK.” From March 6, 2001 to July 14, 2002, our common stock was traded on the Over-the-Counter Bulletin Board under the symbol “WALK.” Since July 15, 2002, our common stock has been traded on the Over-the-Counter Bulletin Board under the symbol “ELVN.” As of                     , 2003, there were approximately                     stockholders of record of our common stock. We have not paid any cash dividends and do not anticipate paying any cash dividends in the foreseeable future. The high and low sale prices per share of our common stock, for the periods set forth below, are as reported by the Nasdaq National Stock Market System and the range of high and low sales prices per share for our common stock for the periods set forth below are as quoted on the Over-the-Counter Bulletin Board. As of May 8, 2003, the date prior to the announcement of the merger agreement, the closing price was $1.08. As of                     , 2003, the latest practicable date prior to mailing of this proxy statement, the closing price was $                    .

	For the Period or Quarter Ending

						April 1, 2003
	March 31,	June 30,	September 30,	December 31,	March 31,	through
	2002	2002	2002	2002	2003	May 23, 2003

Over-the-Counter Bulletin Board
Price range per common share
High	$2.39	2.00	1.32	1.39	1.52	1.30
Low	$0.81	1.21	0.73	1.02	1.06	1.00

	For the Period or Quarter Ending

	January 1, 2001	March 6, 2001
	through	through	June 30,	September 30,	December 31,
	March 5, 2001	March 31, 2001	2001	2001	2001

Over-the-Counter Bulletin Board
Price range per common share
High		$1.25	1.06	0.97	1.02
Low		$0.69	0.51	0.45	0.44
Nasdaq National Stock Market
Price range per common share
High	$2.59
Low	$0.97

QUESTIONS AND ANSWERS ABOUT THE MERGER AND ASSET SALE

Q: WHAT WILL OUR STOCKHOLDERS RECEIVE IN THE MERGER?

A: As a result of the merger, our stockholders (other than those who properly exercise appraisal rights) will receive $1.30 in cash, without interest, for each share of our common stock that they own.

Q: WHAT IS THE PURPOSE OF THE ASSET SALE?

A: SSA required the asset sale as a condition to the merger transaction for SSA’s tax planning purposes.

Q: WHAT IS THE EFFECT OF THE ASSET SALE ON ME?

A: The asset sale will not affect you or your rights as a stockholder pursuant to the merger agreement, and you will not receive any cash from the $1,754,000 purchase price of the asset sale. If our stockholders do not approve of the merger, then the proposal to approve the asset sale will be ineffective, and if our stockholders do not approve of the asset sale, then the proposal to approve the merger will be ineffective. The closing of the merger and the asset sale are effectively conditioned on each other, so if one does not close, neither will close.

Q: WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement carefully, including its appendices, and to consider how the merger and asset sale affect you. After doing so, please mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

A number of brokers and banks are participating in a program provided through ADP Investor Communications Services that offers telephone and Internet proxy options. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may grant a proxy in respect of those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communications Services’ voting web site (www.proxyvote.com).

Q: WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting against the merger and asset sale.

Q: MAY I VOTE IN PERSON?

A: Yes. If your shares are not held in “street name,” you may attend the special meeting of our stockholders, and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” please call your broker for information regarding the voting of your shares.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new, later dated, proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker how to vote your shares, following the procedure provided by your broker. Without instruction, your shares will not be voted, which will have the effect of a vote against the merger and asset sale.

Q: SHOULD I SEND IN MY ELEVON STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $1.30 in cash, without interest, for each share of our common stock.

Q: WHEN DO YOU EXPECT THE MERGER AND ASSET SALE TO BE COMPLETED?

A: We are working toward completing the merger and asset sale as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions. We expect to complete the merger and asset sale as soon as practicable after the special meeting.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Holders of record of our common stock who do not vote in favor of the merger are entitled to demand appraisal under the Delaware General Corporation Law in connection with the merger.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger and asset sale, including the procedures for voting your shares, you should contact:

Investor Relations

Elevon, Inc.
303 Second Street, Three North
San Francisco, California 94107
(415) 495-8811

or our proxy solicitor, D.F. King & Co., Inc. at (800) 488-8035.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

      This proxy statement and the accompanying proxy card are solicited by our board of directors. These proxies will be used at our special meeting to be held at our headquarters at 303 Second Street, Three North, San Francisco, California on           ,                     , 2003 at  A.M., local time and at any and all adjournments or postponements thereof.

      Our special meeting is being held to consider an acquisition by SSA of 100% of Elevon’s outstanding common stock for $1.30 in cash per share (subject to appraisal rights) in a merger.

      At our special meeting, our stockholders will (1) consider and vote upon a proposal to approve the transaction by which Seneca Merger Subsidiary shall be merged with and into Elevon, pursuant to the Agreement and Plan of Merger, dated as of May 8, 2003, by and among SSA, Seneca Merger Subsidiary, Seneca Acquisition Subsidiary and Elevon, with Elevon surviving the merger as an indirect wholly-owned subsidiary of SSA, whereby the outstanding shares of Elevon’s common stock shall be converted into the right to receive an amount equal to $1.30 in cash per share, and approve and adopt such merger agreement and (2) consider and vote upon a proposal to approve the sale of all of Elevon’s owned intellectual property, immediately prior to consummation of the merger, to Seneca Acquisition Subsidiary for a purchase price of $1,754,000 in cash pursuant to the merger agreement. The effectiveness of each proposal is conditioned upon the approval of both proposals, and accordingly, the failure of our stockholders to approve either proposal will result in the ineffectiveness of both proposals.

      Our board of directors approved the merger and asset sale. OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND ASSET SALE.

Record Date and Voting of Common Stock

      Stockholders of record at the close of business on                     , 2003 will be entitled to vote at our special meeting. On such record date, there were outstanding                      shares of our common stock. The presence, in person or by proxy, of the holders of shares representing at least a majority of the outstanding shares of our common stock at our special meeting shall constitute a quorum. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the special meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

      All shares represented by properly executed and unrevoked proxies will be voted at the special meeting. Each share of our common stock is entitled to one vote. You may revoke your proxy before it is voted by executing another proxy at a later date, by notifying our corporate secretary in writing of your revocation, or by attending the special meeting and voting in person.

      A number of brokers and banks are participating in a program provided through ADP Investor Communications Services that offers telephone and Internet proxy options. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may grant a proxy with respect to those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communications Services’ voting web site (www.proxyvote.com).

      At the special meeting, holders of our common stock will vote on the proposals to approve the merger and asset sale. Holders of a majority of all the outstanding shares of our common stock must vote in favor of approving the merger and asset sale in order for those proposals to be adopted. Votes withheld, abstentions and “broker non-votes” will not be counted as votes cast and will not be voted. A failure to vote, a vote to abstain or a broker non-vote will have the same legal effect as a vote cast against approval of the merger and asset sale.

      In connection with the merger agreement, certain of our stockholders, including all of our directors and certain executive officers, holding an aggregate of over 10% of our outstanding common stock, have entered into a voting agreement with SSA, pursuant to which such stockholders have agreed to vote their shares in favor of the approval of the merger and asset sale and against any alternative transactions. See “The Voting Agreement” on page 41.

      If the enclosed proxy is duly executed and received in time for the special meeting, and if no contrary instructions are included on the proxy, it is the intention of the persons named as proxies to vote the shares of our common stock represented thereby in favor of the proposals to approve of the merger and asset sale, and in the discretion of the persons named as proxies in connection with any other business that may properly come before the special meeting or any adjournment or postponement thereof.

      At this time, we know of no other matters that may be presented for stockholder action at the special meeting. However, if any matters, other than these proposals stated above, should properly come before the special meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

      In the event that there are not sufficient votes to adopt the proposals stated above, it is expected that the special meeting will be postponed or adjourned in order to permit further solicitation of proxies by us. No proxy that is voted against approval of the merger and asset sale will be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.

      The delivery of this proxy statement shall not, under any circumstances, create any implication that the information contained herein is correct after the date hereof.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MERGER AND ASSET SALE.

Solicitation of Proxies

      We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders, provided, however, that under certain circumstances SSA will pay 50% of printing, mailing and filing expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services. We have retained D.F. King & Co., Inc. for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $7000 plus reimbursement of customary expenses.

      NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH OUR SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON.

THE MERGER AND ASSET SALE

Background of the Merger and Asset Sale

      During 2002, the board of directors of Elevon held discussions with management regarding strategic alternatives for Elevon in view of a difficult business environment resulting from the continued slowdown in the United States economy. We believe the difficult economic conditions caused our customer base to defer and reduce levels of spending on information technology products, services and maintenance. In 2002 and 2003, we believe that Elevon’s performance was adversely affected by such reductions in spending on information technology by our existing and potential customer base. Elevon also faced a number of challenges including:

•	a mature and saturated marketplace for its mainframe based products;

•	competing in a marketplace with several larger competitors who offer a broader array of products and services;

•	having fewer opportunities to reduce its cost structure due to prior reductions in force, the need to maintain sufficient staff to remain a viable competitor, and a significant fixed infrastructure cost due to our San Francisco office lease.

      In addition, our board of directors discussed whether remaining as a public company offered the best value for Elevon’s stockholders considering the cost of meeting public company reporting and compliance requirements in relation to the level of Elevon’s revenue and results of operations and the loss of stockholder liquidity from having been delisted from the Nasdaq National Market on March 6, 2001.

      In June 2002, Elevon entered into negotiations with Novele Limited to sell its United Kingdom operations and its Elevon 5 product line. The sale was completed on September 6, 2002, providing Elevon with $15.7 million in cash after transaction costs. This divestiture simplified the operations and structure of Elevon, which better positioned Elevon to continue operations as an independent company or to attract a potential acquiror.

      Also in June 2002, two potential acquirors (referred to as Company A and Company B, respectively) separately contacted Frank Richardson, the chief executive officer of Elevon, and Stanley Vogler, the chief financial officer of Elevon, to discuss a potential acquisition of Elevon. Elevon had preliminary discussions and a series of management meetings with both Company A and Company B over the course of June through October.

      On August 8, 2002, our board of directors held its regularly scheduled board meeting, which included Elevon’s legal counsel, Latham & Watkins LLP, and entertained a presentation by a representative of Updata Capital, regarding its services to provide strategic and financial advice to our board of directors. The representative of Updata Capital discussed with our board of directors strategic alternatives for Elevon, including strategic partnerships, merger with a company of equal size, raising financing to fund and expand Elevon’s operations and a sale of Elevon. Our board of directors agreed to engage Updata Capital and instructed management to enter into an engagement letter with Updata Capital.

      On August 14, 2002, Elevon entered into an engagement letter with Updata Capital to provide strategic and financial advice in connection with a potential sale of Elevon. Updata Capital agreed to begin making inquiries of potential candidates to acquire Elevon. Over the course of this process, Updata Capital contacted numerous potential candidates, resulting in contact with 19 potential acquirors (including SSA) that sought preliminary materials about Elevon. Of these 19 potential acquirors, five (including SSA) engaged in a more advanced level of discussions with management and conducted varying levels of due diligence.

      In late September, Elevon was contacted by another potential acquiror (referred to as Company C). Elevon had preliminary discussions and management meetings with Company C over the course of October through early November.

      In mid-October, a representative of Updata Capital contacted Mike Greenough, president and chief executive officer of SSA, and sent Mr. Greenough financial information regarding Elevon. On October 23, 2002, SSA sent to Mr. Vogler a list of preliminary due diligence questions. Over the next week, a representative of Updata Capital provided SSA with responsive due diligence materials.

      On October 25, 2002, our board of directors held a special telephonic meeting, which included Elevon’s management and Elevon’s legal counsel, to discuss the status of discussions with Company A, Company B and other potential acquirors. Following extended discussions, our board of directors authorized and directed management to continue discussions with Company A and Company B as well as to continue to pursue other potential acquirors.

      On November 2, 2002, SSA notified a representative of Updata Capital that it was working on another acquisition and therefore did not presently have the time or resources to pursue an acquisition of Elevon.

      On November 4, 2002, Company A indicated an interest in beginning expanded due diligence and entering into formal negotiations to purchase Elevon. From November 4, 2002 through November 11, 2002, representatives of Updata Capital and Elevon negotiated with Company A and reached an understanding that Elevon would not initiate discussions with new parties for a limited period of time.

      On or about November 8, 2002, Company C terminated its due diligence and negotiations with Elevon.

      From November 15, 2002 though mid-December, Mr. Richardson and Mr. Vogler had meetings and calls with Company A, and Company A’s advisors conducted due diligence on Elevon.

      On November 19, 2002, our board of directors held its regularly scheduled meeting and discussed the status of the negotiations with Company A. Elevon’s legal counsel, Latham & Watkins LLP, reviewed issues relating to our board of directors’ fiduciary duties with respect to a sale of Elevon for cash and responded to questions from our board of directors regarding its fiduciary obligations. Following counsel’s presentation, a representative of Updata Capital made a presentation to our board of directors regarding its search for and analysis of potential acquirors (including Company A, Company B and SSA) and provided a preliminary analysis of the valuation of Elevon.

      On December 18, 2002, Company A terminated its due diligence and negotiations with Elevon.

      In January 2003, a representative of Updata Capital and Elevon’s management met with a number of other potential acquirors. On January 3, 2003, Mr. Vogler met with an officer of Company B to discuss a preliminary proposal by Company B. On January 17, 2003, Mr. Richardson and Mr. Vogler met with members of Company B’s management at Company B’s offices to discuss Elevon’s business and management. Company B terminated negotiations with Elevon on January 24, 2003.

      On January 21, 2003, a representative of Updata Capital again contacted Mr. Greenough and discussed SSA’s interest in Elevon. Mr. Greenough indicated that SSA was interested in Elevon and would conduct preliminary due diligence. From January 21, 2003 until mid-February, representatives of Updata Capital had a series of calls and correspondence with SSA to provide SSA with preliminary due diligence materials. On January 28, 2003, Mr. Richardson gave a presentation regarding Elevon’s various product lines to representatives of SSA.

      On February 13, 2003, Shelley Isenberg, a senior vice president of SSA, sent Updata Capital a preliminary, non-binding term sheet with an offer price of $1.85 per share in cash and included certain other requirements, including a termination fee of $675,000 plus reimbursement of up to $250,000 of SSA’s out-of-pocket expenses. The proposed offer was made subject to certain assumptions regarding Elevon’s business and capital structure and was subject to due diligence by SSA. SSA also sought a sixty-day exclusivity period. Elevon did not execute the term sheet and did not grant SSA exclusivity.

      Also on February 13, 2003, a representative of Updata Capital contacted another potential acquiror (referred to as Company D) and provided Company D with preliminary due diligence materials. On February 20, 2003, Mr. Richardson and Mr. Vogler met with a principal of Company D to provide a management overview of the business. From February to mid-April, Mr. Richardson and Mr. Vogler had a series of meetings with Company D and Company D conducted preliminary due diligence at Elevon at various times.

      On February 18, 2003, our board of directors held its regularly scheduled meeting, which included Elevon’s management and Elevon’s legal counsel. A representative of Updata Capital made a presentation to our board of directors regarding the proposal presented by SSA and updated our board of directors on the status of other potential acquirors. Our board of directors instructed management to continue negotiations with SSA and to evaluate any other strategic alternatives for Elevon.

      On February 25, 2003, representatives of SSA met with representatives of Elevon and a representative of Updata Capital at the offices of Latham & Watkins LLP and Elevon made a presentation. From February 25 to February 27, Elevon had a number of discussions with SSA’s representatives, including updating SSA on the financial position of Elevon, the status of service and maintenance revenues, operating costs and the fixed and contingent lease obligations of Elevon. Elevon also provided SSA with due diligence materials that SSA began to review over the course of the three days.

      On March 13, 2003, Mr. Isenberg contacted a representative of Updata Capital. Mr. Isenberg indicated that based on further analysis, SSA’s view on the value of Elevon had changed and, subject to the completion of due diligence, SSA would be willing to offer $1.35 per share in cash for Elevon. On March 20, 2003, representatives of SSA had a call with representatives of Elevon and a representative of Updata Capital to discuss SSA’s proposed $1.35 per share offer.

      On March 20, 2003, our board of directors held a special telephonic meeting, which included Elevon’s management and Elevon’s legal counsel, to discuss SSA’s proposed $1.35 per share offer. Our board of directors, company management and Elevon’s legal counsel discussed the proposal and received an update from management on the status of Elevon’s business in the first quarter of 2003. Management informed our board of directors that Elevon was not expected to be cash flow positive in the first quarter due to decreased revenues, and that the second quarter revenue numbers also appeared to be eroding. Our board of directors then discussed whether the price could be improved or another acquiror found, including an update on the status of discussions with Company D and other potential acquirors. Our board of directors also discussed other strategic alternatives for Elevon and instructed management to evaluate alternative strategies for Elevon, including preparation of a liquidation analysis.

      On March 21, 2003, Mr. Richardson and Mr. Vogler met with a principal of Company D to determine if Company D would present an offer that was competitive with SSA’s $1.35 proposal. A representative of Updata Capital also contacted Company A to determine if Company A had any interest in a purchase of Elevon. Company A indicated that it still had no interest. On March 21, 2003, a representative of Updata

Capital and Mr. Isenberg discussed SSA’s proposal and SSA agreed to raise its proposed offer price to $1.40 per share.

      On March 25, 2003, Mr. Richardson, Mr. Vogler and a representative of Updata Capital had a call with representatives of SSA, regarding the structure of the transaction, due diligence and timing. During the call, SSA proposed that Elevon sell to a subsidiary of SSA all of Elevon’s owned intellectual property assets immediately prior to the sale of Elevon. SSA indicated that the asset sale would be for its tax planning purposes and that such a sale would not impact the per share price to be paid to Elevon’s stockholders.

      On March 28, 2003, our board of directors held a special telephonic meeting to get an update on the negotiations with SSA. Our board of directors discussed the proposed price of $1.40 per share in cash, the proposed structure of the deal and the timeline for due diligence and negotiations. Our board of directors also discussed the status of other potential acquirors and received an update on the status of discussions with Company D. Elevon’s counsel, Latham & Watkins LLP, again reviewed with our board of directors their fiduciary duty in considering a cash transaction such as the one proposed by SSA.

      On April 3, 2003, SSA’s legal counsel prepared and provided to Elevon’s counsel initial drafts of the merger agreement and the voting agreement. Over the next two weeks, the respective legal counsel of SSA and Elevon engaged in preliminary negotiations of the merger agreement and voting agreement.

      On April 9, 2003, Mr. Greenough and representatives of SSA met with Mr. Richardson and Mr. Vogler at Elevon’s offices and discussed operation of the business after the closing of the merger. SSA and its advisors conducted due diligence at Elevon and at offsite data rooms set up by Elevon. Over the next few weeks, Mr. Vogler and representatives of SSA engaged in numerous calls regarding SSA’s due diligence efforts.

      On April 11, 2003, our board of directors held a special telephonic meeting to discuss the status of negotiations with SSA. Latham & Watkins LLP reviewed with our board of directors the key points of the proposed merger agreement and our board of directors’ fiduciary obligations. Our board of directors took no action but instructed management to continue negotiations.

      On April 14, 2003, SSA’s legal counsel sent a revised draft of the merger agreement. The parties’ respective counsel negotiated the revised draft of the merger agreement on April 16, 2002.

      On April 18, 2003, our board of directors held a special telephonic meeting, which included Elevon’s management and Elevon’s legal counsel, to discuss the status of negotiations with SSA. Management also reviewed with our board of directors the status of discussions with other potential acquirors and the likelihood that another acquiror would present a competing offer. Our board of directors instructed management to continue negotiations with SSA.

      On April 22, 2003, Elevon terminated discussions with Company D because Company D’s indication of interest was at a lower value to our stockholders and was subject to more conditions than SSA’s proposal.

      On April 24, 2003, Sam Anidjar, director of mergers and acquisitions for SSA, contacted a representative of Updata Capital to indicate that, based on its due diligence, SSA believed potential restrictions could be placed on the merged business, and SSA wanted a $2 million escrow at the proposed offer price. Mr. Vogler called Mr. Anidjar to discuss the reasons why an escrow would be impracticable. Mr. Vogler also notified Mr. Anidjar that a customer of Elevon had decided not to renew its maintenance contract in an effort to reduce the customer’s operating cost.

      On April 25, 2003, our board of directors held another special telephonic meeting, which included Elevon’s management and Elevon’s legal counsel, to discuss SSA’s proposed escrow and the status of negotiations with SSA. Our board of directors concluded that an escrow would not be acceptable. Our board of directors also discussed the deterioration of Elevon’s revenues in the first quarter of 2003 and Elevon’s prospects for the second quarter. Our board of directors concluded that management should continue negotiations with SSA.

      On April 25, 2003, Mr. Anidjar called a representative of Updata Capital to withdraw its proposal for an escrow but to inform a representative of Updata Capital that SSA now was willing to proceed with negotiations at a price of $1.34 per share. The representative of Updata Capital disputed SSA’s reasons for the price reduction and argued that SSA’s price reduction was not justified and that a price of $1.37 per share fully covered the issues presented by SSA. Elevon’s management discussed with a representative of Updata Capital the $1.34 demand and instructed Updata Capital not to engage in any further price negotiations with SSA until SSA had completed their due diligence and all other issues on the merger agreement were resolved by the parties. On April 28, 2003, a representative of Updata Capital informed Mr. Anidjar that Elevon would proceed with negotiations at a price of $1.34 per share.

      Between April 28, 2003 and May 2, 2003, SSA continued to raise issues based on its due diligence and pushed for a further price reduction.

      On May 1, 2003, Elevon’s management and representatives of SSA, and their respective legal counsel, held a teleconference to negotiate the unresolved issues on the merger agreement.

      On May 2, 2003, representatives of SSA engaged in a number of calls with Mr. Vogler regarding SSA’s due diligence and related valuation issues. Mr. Anidjar subsequently informed a representative of Updata Capital that SSA’s final offer price would be $1.30 per share in cash. Elevon and Updata Capital did not agree to the price reduction. A representative of Updata Capital and Mr. Vogler both informed Mr. Anidjar that Elevon would not entertain any other discussions regarding the price until all other outstanding issues were resolved. Negotiation on the merger agreement continued on May 2, 2003 between the parties’ respective legal counsel and, on May 3, 2003, SSA’s counsel distributed a revised draft of the merger agreement.

      On May 6, 2003, our board of directors held a regularly scheduled board meeting attended in person by all of our board members. At the meeting, our board of directors met with senior management of Elevon and Elevon’s legal and financial advisors and discussed the status of negotiations with SSA. After the discussion, a representative of Updata Capital presented its financial analysis of the consideration provided for in the transaction and informed our board of directors that it would be prepared to deliver an opinion that the consideration at a $1.30 per share price was fair to Elevon’s stockholders from a financial point of view. After the presentation by Updata Capital, management, together with representatives of Latham & Watkins LLP, reviewed the proposed terms of the draft merger agreement and the other related documents with our board of directors. Our board of directors took no action but each board member expressed support for the proposed transaction at a $1.30 per share price.

      On May 6 and 7, 2003, Elevon, SSA and their respective advisors conducted various negotiations to finalize the merger agreement, including SSA establishing a purchase price of $1,754,000 for the asset sale. On May 8, 2003, after the parties agreed that no other outstanding issues remained with the merger agreement and related documents, a representative of Updata Capital and Mr. Anidjar reached final agreement on price at $1.30 per share coupled with a reduction of the termination fee payable to SSA from Elevon from $675,000 to $500,000.

      On May 8, 2003, our board of directors held a special telephonic meeting. A quorum of our board of directors consisting of Richard C. Alberding, Tania Amochaev and Mr. Richardson attended the meeting. William A. Hasler and David C. Wetmore were not available at the time of the meeting. At the meeting, Elevon’s management, together with representatives of Latham & Watkins LLP, reviewed the proposed terms of the draft merger agreement and the other related documents with our board of directors. Following that review, a representative of Updata Capital delivered to our board of directors an oral opinion (which opinion was confirmed by a written opinion dated May 8, 2003) to the effect that the consideration provided for in the transaction was fair to Elevon’s stockholders from a financial point of view. At the conclusion of this meeting, our board of directors approved the merger agreement, including the merger and asset sale contained therein and the related agreements, including the voting agreement and the amendment to the rights agreement, and resolved to recommend that our stockholders vote in favor of the merger and asset sale. Later on May 8, 2003, Mr. Hasler and Mr. Wetmore indicated that, had they been present at the meeting, they would have voted in favor of the merger agreement, including the merger and asset sale contained therein and the related agreements, including the voting agreement and the amendment to the rights agreement, and resolved to recommend that our stockholders vote in favor of the merger and asset sale.

      In the evening of May 8, 2003, Elevon and SSA, Seneca Merger Subsidiary and Seneca Acquisition Subsidiary executed the merger agreement and certain of Elevon’s stockholders entered into the voting agreement with SSA and Elevon.

      Prior to the opening of the market on May 9, 2003, Elevon issued a press release announcing the execution of the merger agreement.

Reasons for the Merger and Asset Sale

      In the course of reaching its decision to approve the merger and asset sale and recommend that our stockholders vote in favor of approving the merger and asset sale, the board of directors of Elevon consulted with senior management, legal counsel to Elevon and the financial advisor to Elevon, reviewed a significant amount of information and considered a number of factors, including the following factors:

•	Value of Merger Consideration. The $1.30 per share merger consideration represented a premium of approximately 22.6% over the one-month trailing average closing price of $1.06 per share and a premium of approximately 20.3% over the $1.08 closing price for the shares on the Over-the-Counter Bulletin Board on May 8, 2003, the last trading day prior to the public announcement of the execution of the merger agreement. In addition, the merger consideration is all cash and is not subject to a financing condition.

•	Our Business, Financial Condition and Prospects. Our board of directors believes that the merger represents a more desirable alternative for our stockholders than continuing to operate as an independent public company under our current business plan. Our revenue is determined by the willingness of our customers to make expenditures for our products, services and maintenance. We believe our revenues have been and continue to be negatively impacted by the extended slowdown in the United States economy, which we believe has caused our customer base to defer and reduce levels of spending on information technology. Even with improved economic conditions, Elevon faces a very mature and saturated marketplace for mainframe software. Our competitors are larger companies that have a broader array of products and services to offer. In light of weakness in our first quarter 2003 results which resulted in a negative cash flow, our board of directors is concerned with the risk of draining our cash to support ongoing operations given the uncertain prospects that Elevon can achieve profits sufficient to cover the value of the cash so expended. Moreover, our board of directors believes that the reporting and compliance costs associated with remaining a public company does not offer the best value for our stockholders, particularly considering the level of Elevon’s revenue and results of operations and the loss of stockholder liquidity from having been delisted from the Nasdaq National Market on March 6, 2001.

•	Other Strategic Alternatives Available to Us. As indicated above under the heading “Background of the Merger and Asset Sale,” our board of directors has been pursuing strategic alternatives for our company since the beginning of 2002. Our financial advisor, Updata Capital, contacted numerous potential candidates, resulting in 19 companies (including SSA) that expressed interest in Elevon and, although each of these companies was afforded ample time and information to submit an offer, of those contacted, only SSA had made a formal offer to acquire Elevon. In addition, our board of directors evaluated the costs associated with a liquidation of Elevon and concluded that such a strategy would yield a substantially lower value to our stockholders. As a result of this process, our board of directors believes that none of such alternatives (including the possibility of continuing to operate Elevon as an independent entity, and the perceived risks thereof) were reasonably likely to present superior opportunities for Elevon, or reasonably likely to create greater value for Elevon’ stockholders, than the merger.

•	Our Termination Rights in the Event of a Superior Proposal, and the Termination Fee. The merger agreement permits our board of directors to continue to receive unsolicited inquiries and proposals regarding other acquisition proposals, negotiate and give information to third parties, and subject to the satisfaction of certain conditions, in the exercise of its fiduciary duties, withdraw or modify its recommendation to our stockholders regarding the merger agreement or terminate the merger agreement in connection with a superior proposal, subject to the payment of a $500,000 termination fee to SSA and the reimbursement of up to $250,000 of its reasonable out-of-pocket expenses in connection with the merger.

•	Updata Capital Analysis and Fairness Opinion. Our board of directors considered as favorable to their determinations the opinions, analyses and presentations of Updata Capital described below under the heading “The Merger and Asset Sale — Opinion of Our Financial Advisor” on page 20, including the opinion of Updata Capital to the effect that, as of the date of its opinion, and based upon and subject to those matters stated in the opinion, the consideration to be received by our stockholders in the proposed merger was fair from a financial point of view to those stockholders. A copy of the May 8, 2003 fairness opinion is attached as Appendix B to this proxy statement.

•	Impact of the Asset Sale on Our Stockholders. Our board of directors acknowledged that the asset sale would not impact the consideration payable to our stockholders and determined that the asset sale was a necessary condition to induce SSA to enter into the merger.

      Our board of directors also considered the following factors, all of which they considered as mitigating factors, in their deliberations concerning the approval of the merger agreement:

•	Loss of Business Potential. Our board of directors considered that Elevon will no longer exist as an independent public company and our stockholders will no longer be able to participate in the potential growth of Elevon.

•	Tax Consequences to Our Stockholders. Our board of directors acknowledged that the merger is a taxable transaction and, as a result, our stockholders will be required to recognize gain or loss as a result of the receipt of the cash merger consideration.

•	Significant Costs Involved. Our board of directors considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger, and the related disruption to our operations. They also considered the potential consequences to our company if the merger were not to be completed for any reason.

      The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the asset sale and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of Elevon’s senior management and legal and financial advisors.

Recommendation of Our Board of Directors

      After careful consideration, our board of directors approved the merger and the asset sale and determined that the merger and the asset sale are advisable and fair to, and in the best interests of, Elevon and its stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE IN FAVOR OF APPROVING THE MERGER AND ASSET SALE.

Opinion of Our Financial Advisor

      Elevon engaged Updata Capital on August 14, 2002 to act as its financial advisor in connection with a potential merger or other business combination. Updata Capital focuses on providing merger and acquisition advisory services to information technology companies. In this capacity, Updata Capital is continually engaged in valuing such businesses and Updata Capital maintains an extensive database of information technology mergers and acquisitions for comparative purposes. The engagement letter with Updata Capital provides that upon consummation of a transaction, Updata Capital will be entitled to a total fee of $600,000, plus reimbursement of expenses. The engagement letter further provides for indemnification against certain liabilities arising out of its engagement. Fallen Angel Equity Fund, L.P., a beneficial owner of approximately 10.0% of Elevon’s outstanding common stock, is under common management control with Updata Capital. In addition, David C. Wetmore, a director of Elevon, is a member of Fallen Angel Capital, LLC which is the general partner of Fallen Angel Equity Fund, L.P. and formerly was a managing director of Updata Capital.

      At the May 6 and May 8, 2003 meetings of the board of directors, Updata Capital presented its analysis as described below and subsequently delivered its written opinion dated May 8, 2003 to the effect that as of such date and based on the matters described in the opinion, the merger consideration to be received in the merger was fair, from a financial point of view, to the holders of Elevon common stock. Updata Capital’s opinion to the board of directors is dated and speaks only as of May 8, 2003. Updata Capital does not have any obligation to update, revise or reaffirm its opinion including at the time of the special meeting of the stockholders.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following summarizes the material valuation methodologies utilized by Updata Capital in supporting its fairness opinion. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Updata Capital or a complete description of its presentation. Updata Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all the factors and analyses, could create an incomplete view of the process underlying its analyses and opinions. Updata Capital did not attempt to assign specific weights to particular analyses.

      Updata Capital’s opinion to Elevon’s board of directors addresses only the fairness of the merger, from a financial point of view, to the holders of Elevon common stock, and does not constitute a recommendation to the stockholders as to how they should vote. Updata Capital’s opinion does not address Elevon’s underlying business decision to effect the transaction. In connection with the preparation of its opinion, Updata Capital made certain reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Updata Capital:

1. reviewed the most recent draft of the merger agreement and based its opinion on its understanding that the terms and conditions of the agreement will not materially change;

2. reviewed Elevon’s historical financial statements and 2003 budget;

3. reviewed certain internal financial and operating information of Elevon;

4. participated in discussions with Elevon’s management concerning the operations, business strategy, financial performance and prospects for Elevon;

5. reviewed the recent reported closing prices and trading activity for Elevon common stock on the Nasdaq and the Over-the-Counter Bulletin Board;

6. compared certain aspects of the financial and market performance of Elevon with public companies that Updata Capital deemed comparable in whole or in part;

7. analyzed available information, both public and private, concerning other mergers and acquisitions that Updata Capital believes to be comparable in whole or in part to the transaction;

8. reviewed Elevon’s annual reports for the fiscal years ended December 31, 2001, and December 31, 2002, including the audited financial statements included therein, and recent quarterly financial statements;

9. conducted other financial studies, analyses and investigations as Updata Capital deemed appropriate for purposes of this opinion.

      In rendering its opinion Updata Capital relied upon, without independent verification, and assumed the accuracy and completeness of, all the financial and other information, including without limitation the representations and warranties contained in the merger agreement, that was publicly available or furnished to it by Elevon. With respect to Elevon’s 2003 budget, Updata Capital assumed that it was reasonably prepared and reflected the best available estimates and good faith judgments of Elevon’s management as to the future performance of Elevon. Analyses based upon estimates of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Elevon, Updata Capital or any other person assumes responsibility if future results are materially different from those estimated. Updata Capital has neither made nor obtained an independent appraisal or valuation of any of Elevon’s assets. Updata Capital’s opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Updata Capital at the date of its opinion and presentation to the board of directors.

      The following is a summary of the material financial analyses performed by Updata Capital in connection with rendering its opinion. Financial analyses performed by Updata Capital exclude the historical results of Elevon’s United Kingdom operations and Elevon 5, which were disposed of during 2002.

Analysis of Selected Publicly Traded Companies

      Updata Capital developed an estimated range of theoretical public trading values for Elevon by aggregating implied public trading values for software vendors deemed comparable by Updata Capital. These values were based upon calculation and review of multiples of net enterprise value over the last twelve months (LTM) and calendar year 2003 estimated revenues and EBITA for a group of publicly traded companies with certain operations that may be considered similar to certain operations of Elevon. Net enterprise value represents a company’s current stock price multiplied by its fully diluted common shares, plus debt and preferred stock, minus cash and cash equivalents on the most recent publicly available balance sheet. EBITA means a company’s earnings before interest, one-time non-recurring charges, amortization charges and taxes. Updata Capital used closing per share prices as of May 5, 2003 in its calculations. Financial projections for the selected public companies were obtained through published equity research and analyst reports. Low, median and high multiples for the selected publicly traded software companies were multiplied by actual and estimated financial results for the Elevon business to obtain an estimated implied enterprise valuation.

      The selected publicly traded companies consisted of: Click Commerce, Inc., Comshare, Inc., EXE Technologies, Inc., GEAC Computer Corporation Ltd., Made2Manage Systems, Inc., Scala Business Solutions, and Viewlocity, Inc. Updata Capital chose the selected companies because they were publicly traded companies that, for the purposes of the analysis, Updata Capital considered similar to Elevon with respect to operating performance or were software vendors deemed comparable. This universe of comparable companies differs from the set of companies previously used during the November 13, 2002 meeting with Elevon’s board of directors because of deterioration in Elevon’s first quarter 2003 performance.

      The following table lists low, median, and high data (excluding not meaningful or not available data), for the public comparables selected. The bottom row lists implied transaction multiples based upon an offer for Elevon’s outstanding stock of $1.30 per share.

	Enterprise Value to		Enterprise Value to
	Revenue Multiple		EBITA Multiple

		CY 2003		CY 2003
Selected Companies	LTM(1)	(Estimated)(2)	LTM(2)	(Estimated)(2)

Publicly Traded Software Companies Low Multiple	0.1x	0.3x	2.2x	2.0x
Publicly Traded Software Companies Median Multiple	0.2x	0.4x	2.8x	2.5x
Publicly Traded Software Companies High Multiple	0.5x	0.6x	3.3x	3.0x
Elevon Implied Multiple at $1.30 per Share	0.2x	0.2x	NM	NM

(1)	Data for publicly traded software companies consists of Comshare, GEAC, Made2Manage, and Scala.

(2)	Data for publicly traded software companies consists of GEAC and Scala.

Analysis of Selected Acquisitions

      Updata Capital reviewed selected acquisitions consummated since April 2002 in the enterprise software sector that were deemed comparable. For each selected transaction, Updata Capital calculated multiples based on transaction value one day prior to announcement over revenues for the last twelve months (LTM) of the acquired company. Updata Capital analyzed the following transactions: Primavera Systems, Inc.’s acquisition of Evolve Software, Inc. (announced in March 2003; deal still pending); Geac Computer Corp.’s acquisition of Extensity, Inc. in March 2003; Indus International, Inc.’s acquisition of SCT’s Global Energy and Utilities Solutions Unit in March 2003; Symphony Technology Group’s acquisition of Industri-Matematik International Corp. in February 2003; Agilisys Inc.’s acquisition of Brain International in November 2002; QAD, Inc’s acquisition of TRW’s Integrated Supply Chain Solutions in November 2002, Golden Gate Capital and Parallax Capital Partners’ acquisition of Computer Associates’ Banking Solution Group in November 2002; ASA International Ltd.’s acquisition of PowerCerv Corp. in October 2002; DataMirror Corp.’s acquisition of Idion Technology Holdings Ltd. in July 2002; Golden Gate Capital and Parallax Capital Partners’ acquisition of SCT’s Process Manufacturing Business; and SSA Global Technologies, Inc.’s acquisition of Interbiz Product Lines in April 2002. This universe of comparable acquisition differs from the set previously used during the November 13, 2002 meeting with Elevon’s board of directors because of deterioration in Elevon’s first quarter 2003 performance.

      It should be noted that none of the precedent transactions are identical to the merger and that, therefore, there are numerous factors that may have impacted the resulting transaction multiples that would affect the implied valuation of Elevon. The following table lists low, median and high data (excluding not meaningful, not available and not disclosed data) for the acquisitions selected. The bottom row lists the implied transaction multiple based upon an offer for Elevon’s outstanding common stock of $1.30 per share, using last twelve month revenues.

Enterprise Value as a
Selected Transactions	Multiple of Revenue

Comparable Acquisitions LTM Low Multiple	0.1x
Comparable Acquisitions LTM Median Multiple	0.3x
Comparable Acquisitions LTM High Multiple	0.6x
Elevon LTM Implied Multiple at $1.30 per share	0.2x

Analysis of Selected Precedent Transactions Involving Cash Rich Targets

      Updata Capital compared the equity value as a percentage of cash for selected precedent transactions where targets were acquired with a significant cash balance on their balance sheet. Based on the analyses of 12 such transactions, the low equity value as a percent of cash was 44%, the median equity value as a percent of cash was 83%, and the high equity value as a percent of cash was 124%. As of May 6, 2003, the $1.30 merger consideration offered to Elevon’s stockholders represented an equity value as percent of cash of 122% based on an estimated cash balance at closing of approximately $17 million.

Analysis of Premiums Paid in Selected Public Software Acquisitions

      Updata Capital reviewed premiums paid in 19 acquisitions of publicly traded U.S software companies since January 2002. The low premiums paid over target’s stock price one day and 20 days prior to announcement were -11% and -40%, respectively. The median premiums paid over target’s stock price one day and 20 days prior to announcement were 21% and 36%, respectively. The high premiums paid over target’s stock price one day and 20 days prior to announcement were 75% and 84%, respectively. The $1.30 per share merger consideration offered to Elevon’s stockholders represents premiums of approximately 20% and 23% with respect to Elevon’s stock price one day and 20 days prior to announcement, respectively.

Discounted Cash Flow Analysis

      Updata Capital calculated a range of theoretical firm values for Elevon based upon projected discounted cash flows and a terminal value multiple of both revenue and EBITA. Results were based on financial estimates, prepared by Updata Capital, of Elevon’s business through 2008, and analysis of after-tax, unlevered free cash flows. Updata Capital’s analysis used a discount range between 25% and 31%. Terminal values were based on both multiple of revenue and multiple of EBITA. Revenue multiples utilized for this terminal multiple methodology ranged between 0.4x and 0.7x. EBITA multiples utilized for the terminal multiple method ranged between 4.0x and 7.0x. Changes in these estimated ranges, or in estimates of Elevon’s business performance, would change the implied theoretical firm values.

      The discounted cash flow analysis produced a range of theoretical firm values depending on the assumptions utilized. Using a 25% discount rate and terminal value based on EBITA multiple of 5.0x, the discounted cash flow analysis resulted in a value of $1.15 per share of Elevon’s common stock. Similarly, using a 25% discount rate and terminal value based on revenue multiple of 0.5x, the discounted cash flow analysis resulted in a value of $1.21 per share of Elevon’s common stock.

Liquidation Analysis

      In its fairness opinion, Updata Capital also considered a per share liquidation value analysis prepared by Elevon’s management assuming that Elevon ceases to be a going concern in which Elevon’s operations would be terminated, assets liquidated for cash, adequate provision made for liabilities, with remaining cash distributed to Elevon’s stockholders. Management’s analysis of the value to stockholders in liquidation suggested that a reasonable value to be distributed to stockholders would be $0.03 per share at the low end of its estimated range and $0.53 at the high end of its estimated range.

      Updata Capital relied upon and assumed, without independent verification, that the liquidation analysis provided to it was reasonably prepared and reflected the best currently available information concerning the assets, liabilities and other aspects of Elevon, and that there was no material change in the assets, financial condition, business or prospects of Elevon since the date of the most recent information made available to it. Updata Capital did not independently verify the accuracy or completeness of the liquidation analysis supplied to it with respect to Elevon, and did not and does not assume responsibility for the accuracy or completeness of such information.

      A COPY OF THE UPDATA CAPITAL OPINION IS ATTACHED HERETO AS APPENDIX B. OUR STOCKHOLDERS ARE URGED TO READ THE UPDATA CAPITAL OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY UPDATA CAPITAL IN CONNECTION WITH SUCH OPINION.

Interests of Certain Persons in the Merger and Asset Sale

      In considering the recommendation of our board of directors with respect to the merger and asset sale, stockholders should be aware that certain of our officers and directors have interests in connection with the merger and asset sale which may present them with actual or potential conflicts of interest.

Severance Arrangements

      We previously entered into the following employment agreements with our executives: (i) an executive employment agreement with Frank M. Richardson effective September 1999, (ii) an executive severance benefits agreement with Paul A. Lord effective December 1999, and (iii) an executive employment agreement with Mr. Vogler effective February 2000. The employment agreements for Mr. Richardson and Mr. Vogler were amended and restated effective as of November 2002.

      Each of these agreements provides that if such executive’s employment is terminated by us without cause or by such executive as a result of a constructive termination following a change in control, such as consummation of the merger contemplated by the merger agreement, such executive will be entitled to receive the following benefits, as severance upon execution of a release agreement: (i) continued payment of such executive’s base salary for 12 months following the date of termination; (ii) an amount equal to the average of such executive’s bonuses for the 2 fiscal years prior to the date of termination; (iii) continued health benefits for 12 months (or less if such executive becomes eligible to participate in another employer’s plans); and (iv) in the case of Mr. Richardson and Mr. Vogler, all of such executive’s stock options will immediately become vested and exercisable and will remain exercisable for 12 months following such executive’s date of termination; or in the case of Mr. Lord, all of Mr. Lord’s stock options will immediately become vested and exercisable.

      For purposes of the foregoing agreements, “cause” means any of the following, as determined in good faith by our board of directors: (i) an intentional act which materially injures Elevon; (ii) an intentional refusal or failure to follow lawful and reasonable directions of our board of directors or an individual to whom the executive reports (as appropriate); (iii) a willful and habitual neglect of duties; or (iv) a conviction of a felony involving moral turpitude which is reasonably likely to inflict or has inflicted material injury on Elevon.

      For purposes of the foregoing agreements, “constructive termination” means that the executive voluntarily terminates employment after any of the following are undertaken without the executive’s express written consent: (i) the assignment to the executive of any duties or responsibilities which result in a diminution or adverse change of the executive’s position, status or circumstances of employment (a mere change in the executive’s title or reporting relationship will not constitute a constructive termination); (ii) a reduction by Elevon in the executive’s base salary; (iii) a relocation of the executive’s business office by more than 30 miles; (iv) any breach by Elevon of any provision of the employment or severance agreement or any other material agreement between the executive and Elevon concerning the executive’s employment; (v) any failure by Elevon to obtain the assumption of the employment or severance agreement by any successor or assign of Elevon; or (vi) any change in control.

Stock Options

      Certain of our board members and executive officers hold options to acquire Elevon stock. Immediately prior to the merger, each outstanding stock option shall become immediately vested and exercisable in full. If the merger is completed, all options to purchase our common stock under our stock option plans remaining outstanding and unexercised will be canceled and converted into the right to receive a per share cash payment (net of applicable taxes) equal to an amount, if any, that the $1.30 per share cash merger consideration exceeds the per share exercise price of the options. In the event that the exercise price of such option is equal to or greater than the $1.30 per share cash merger consideration, such option shall be cancelled and no cash compensation shall be paid. Fallen Angel Equity Fund, L.P. will receive the benefit of any gains payable on stock options granted to Mr. Wetmore since the date Fallen Angel Equity Fund, L.P. invested in Elevon.

      See “The Merger Agreement — Outstanding Options; Employee Stock Purchase Plan” on page 32. For information concerning management’s ownership of our common stock or holdings of stock options, see “Security Ownership of Beneficial Owners and Management” on page 44.

Indemnification

      The merger agreement provides that SSA and the surviving corporation agree to extend the indemnification obligations currently set forth in our existing certificate of incorporation and by-laws for a period of six years after the date of the merger and not to modify such obligations in any adverse manner, unless required by law. For six years from the date of the merger, the surviving corporation shall provide to our current directors and officers a prepaid directors and officers insurance policy with respect to matters occurring on or before the date of the merger no less favorable than our existing policy or the best available coverage, subject to certain premium limitations. SSA shall, and shall cause the surviving corporation to, maintain such policies in full force and effect and continue to honor the obligations under such policies.

Payment for Shares

      At least five business days prior to the effective time of the merger, SSA shall designate a paying agent. Immediately after the effective time of the merger, SSA will deposit the payment fund in trust with the paying agent. The payment fund shall not be used for any purpose other than for payment of the cash merger consideration described above.

      Within two business days after the effective time of the merger, SSA shall cause the paying agent to mail a letter of transmittal and instructions for use in effecting the surrender of share certificates in exchange for cash merger consideration, to each holder of record of a certificate representing a share that was converted to a right to receive a cash payment as described above. Upon surrender of a certificate for cancellation to the paying agent, together with such letter of transmittal, duly executed and completed in accordance with the accompanying instructions, the holder of such certificate shall be entitled to receive in exchange the cash merger consideration for each share represented by such certificate and such certificate shall then be cancelled. Until such certificates are cancelled, each certificate shall be deemed to evidence only the right to receive upon such surrender the cash merger consideration and no interest will be paid or will accrue with respect to any cash payable upon surrender of any certificate.

      In the event any certificate or certificates representing common stock are lost, stolen or destroyed, then the person claiming such fact must provide an affidavit to that effect and as may be required by SSA in its discretion, a suitable bond or indemnity. Upon receipt and processing of such documents, the cash merger consideration owing to such person will be paid to such person.

      If payment of cash merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, then prior to payment, the certificate must be properly endorsed or be otherwise in proper form for transfer, and the person requesting such payment must have paid any transfer and other taxes required by reason of payment of the cash merger consideration to a person other than the registered holder of the certificate or the person must have established to the surviving corporation’s satisfaction that such tax has either been paid or is not applicable. SSA, the paying agent, and the surviving corporation will be entitled to deduct and withhold such amounts as may be required under the Internal Revenue Code or any other applicable law. To the extent that such amounts are deducted or withheld, such amounts shall be treated as having been paid to the person to whom such amounts would otherwise have been paid and shall be paid to the appropriate government entity on that person’s behalf.

      Under the merger agreement, the surviving corporation agrees to pay all charges and expenses of the paying agent in connection with the exchange of the cash merger consideration for our common stock.

      DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME OF THE MERGER AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF OUR COMMON STOCK FOR THE MERGER CONSIDERATION. STOCKHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES OF OUR COMMON STOCK TO THE PAYING AGENT OR ELEVON PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

Material U.S. Federal Income Tax Consequences

      The following is a summary of the material United States federal income tax consequences of the merger to United States Holders (as defined below) of our common stock who receive cash on account of their shares surrendered in the merger. This summary is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, and administrative and judicial interpretations of such Treasury Regulations, each as in effect as of the date of this proxy statement, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	expatriates;

•	tax-exempt organizations;

•	Non-United States Holders (as defined below);

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle”, “hedging” or “conversion” transaction or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Internal Revenue Code of 1986;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

      In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

      We urge each holder of our common stock to consult his or her own tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

      For purposes of this discussion, a “United States Holder” means a holder that is:

•	a citizen or resident of the United States;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.

      A “Non-United States Holder” is a holder other than a United States Holder.

      If a partnership holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our common stock, and partners in such partnerships, should consult their tax advisor regarding the tax consequences of the merger to them.

Consequences of the Merger

      The receipt of cash in connection with the surrender of shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash on account of shares of our common stock surrendered in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock surrendered pursuant to the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. Capital gains of corporate stockholders are generally taxable at the regular tax rates applicable to corporations.

      If a United States Holder of our common stock exercises appraisal rights and receives cash in connection with the surrender of its shares of our common stock, the holder will generally recognize capital gain or loss equal to the difference between the cash received and the holder’s tax basis in our common stock surrendered.

Backup Withholding

      Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to completion of the merger, (2) provides a certification of foreign status on Form W-8BEN or successor form, or (3) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

      THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Compliance

      There are no federal or state regulatory requirements to be complied with in order to complete the merger and asset sale, other than the filing of the certificate of merger with the Secretary of State of the State of Delaware.

Appraisal Rights

      The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Appendix C. Stockholders intending to exercise appraisal rights should carefully review Appendix C. Failure to follow precisely any of the statutory procedures set forth in Appendix C may result in a termination or waiver of these rights.

      If the merger is consummated, holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

      The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder wishing to assert appraisal rights must be a record holder of the shares on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares of record through the effective time of the merger.

      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on                     , 2003. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote in favor of the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein and in a timely manner to perfect appraisal rights in respect of such stock.

      A stockholder of Elevon who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 303 Second Street, Three North, San Francisco, California, 94107, Attention: corporate secretary. Such written demand must be received by us prior to the special meeting on                     , 2003. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is demanding appraisal of his or her common stock of Elevon by such demand. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

      Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholders’ request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

      Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of Elevon shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition.

      Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, following which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by us. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

      If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

      Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger and Asset Sale — Material U.S. Federal Income Tax Consequences” on page 26.

      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, subject to the last sentence of this paragraph, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with the consent of Elevon. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, our stockholders’ rights to appraisal will cease. Since we have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      Failure by any company stockholder to comply fully with the procedures set forth in Appendix C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Certain Effects of the Merger and Asset Sale

      We will sell to Seneca Acquisition Subsidiary all of our owned intellectual property for a purchase price of $1,754,000 in cash, and immediately thereafter, Seneca Merger Subsidiary will be merged with and into Elevon, after which we will be the surviving corporation, as a privately held, indirect wholly-owned subsidiary of SSA, whereby the outstanding shares of Elevon’s common stock shall be converted into the right to receive an amount equal to $1.30 in cash per share. After the effective time of the merger, the present holders of our common stock will no longer have an equity interest in Elevon, will not share in any of our potential future earnings or growth and will no longer have rights to vote on corporate matters. In addition, if the merger is completed, our common stock will be delisted from the Over-the-Counter Bulletin Board and will be deregistered under the Securities Exchange Act of 1934, as amended. On May 8, 2003, we amended our stockholder rights agreement to except SSA to the extent SSA becomes a beneficial owner of Elevon’s common stock pursuant to the terms of the merger agreement which includes the voting agreement, merger and asset sale.

      SSA required the asset sale as a condition to the merger transaction for SSA’s tax planning purposes. The asset sale will not affect our stockholders or their rights as stockholders pursuant to the merger agreement, and our stockholders will not receive any cash from the $1,754,000 purchase price of the asset sale. If our stockholders do not approve of the merger, then the proposal to approve the asset sale will be ineffective, and if our stockholders do not approve of the asset sale, then the proposal to approve the merger will be ineffective. The closing of the merger and the asset sale are effectively conditioned on each other, so if one does not close, neither will close.

      Even if our stockholders approve the merger and asset sale, there can be no assurance that the merger and asset sale will be consummated. Also, there are certain risks relating to the merger in that the cash merger consideration per share will not be adjusted for changes in stock prices, which may result from a number of factors, including market perception of the merger; changes in the business, operations or prospects of Elevon; market assessments of the likelihood that the merger will be completed; and the timing of the merger and general market and economic conditions. In addition, certain of our officers and directors have interests in connection with the merger and asset sale which may present them with actual or potential conflicts of interest. See “The Merger and Asset Sale — Interests of Certain Persons in the Merger and Asset Sale” on page 24. Also, if the merger is delayed or not consummated for any reason, we may be subject to a number of additional risks, including the following:

•	we may be required to pay to SSA a termination fee;

•	we may be required to reimburse certain expenses incurred by SSA in connection with the merger and asset sale;

•	the price of our common stock may decline to the extent that our current market price reflects a market assumption that the merger is likely to be completed; and

•	certain costs related to the merger and asset sale, such as legal and accounting advisor fees, must be paid even if the merger is not completed.

      In addition, current and prospective employees of Elevon may experience uncertainty about their future roles with the surviving company until after the merger is completed or if the merger is not completed. This may adversely affect the ability of Elevon to attract and retain key management, sales, marketing and technical personnel. Also, Elevon’s business and relationships with its customers may be impaired or disrupted by any uncertainty that may be caused by the merger. Further, if the merger is terminated or is not consummated for any reason and our board of directors determines to seek another merger or business combination, we cannot assure you that it will be able to find a transaction providing as much stockholder value as this merger.

      While the merger agreement is in effect, subject to certain exceptions, we are prohibited from soliciting, initiating or encouraging or entering into certain alternative transactions.

THE MERGER AGREEMENT

      The following is a summary of the material terms and conditions of the merger agreement and is qualified in its entirety by the actual merger agreement attached as Appendix A. The following description may not contain all the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Structure of the Merger and Asset Sale; Effectiveness

      The merger agreement provides that, after all of the conditions to the merger agreement have been satisfied or waived or at such other time as may be agreed upon by the parties:

•	We will sell to Seneca Acquisition Subsidiary all of our owned intellectual property for a purchase price of $1,754,000 in cash; and

•	Immediately thereafter, Seneca Merger Subsidiary will be merged with and into Elevon, after which we will be the surviving corporation, as a privately held, indirect wholly-owned subsidiary of SSA, whereby the outstanding shares of Elevon’s common stock shall be converted into the right to receive an amount equal to $1.30 in cash per share.

      The merger will become effective at the time the applicable certificate of merger is filed with the Secretary of State of the State of Delaware.

      SSA required the asset sale as a condition to the merger transaction for SSA’s tax planning purposes. The asset sale will not affect our stockholders or their rights as stockholders pursuant to the merger agreement, and our stockholders will not receive any cash from the $1,754,000 purchase price of the asset sale. If our stockholders do not approve of the merger, then the proposal to approve the asset sale will be ineffective, and if our stockholders do not approve of the asset sale, then the proposal to approve the merger will be ineffective. The closing of the merger and the asset sale are effectively conditioned on each other, so if one does not close, neither will close.

Merger Consideration

      At the closing of the merger, each issued and outstanding share of our common stock, other than treasury shares, shares owned by us or by any of our subsidiaries and shares held by stockholders who are entitled to demand and have properly exercised appraisal rights, will be converted into the right to receive a cash payment of $1.30 upon the surrender of the certificate representing that share. No interest will be paid on the merger consideration of $1.30. Our stockholders will cease to have an equity interest in, or possess any rights as stockholders of Elevon.

Appraisal Rights

      Any record holder of our common stock who, in writing and prior to the vote on the merger, properly demands appraisal of such common stock and who does not vote in favor of the merger shall have the right, subject to compliance with statutory procedures, to receive payment of the appraised value of such shares. See “The Merger and Asset Sale — Appraisal Rights” on page 28.

Outstanding Options; Employee Stock Purchase Plan

      Immediately prior to the merger, each outstanding stock option under stock incentive plans and the employee stock purchase plan shall become immediately vested and exercisable in full. If the merger is completed, all options to purchase our common stock under our stock option plans remaining outstanding and unexercised will be canceled and converted into the right to receive a per share cash payment (net of applicable taxes) equal to an amount, if any, that the $1.30 per share cash merger consideration exceeds the per share exercise price of the options.

      In addition, on the earlier of (1) the completion of the merger or (2) June 30, 2003, the current offering period will terminate and all accumulated payroll deductions under the employee stock purchase plan will be used to purchase shares of our common stock at a price determined under the terms of the plan. Any shares so purchased will be treated the same as other shares of our common stock under the merger agreement. If the merger is not completed by June 30, 2003, we will not start a new offering period.

Representations and Warranties

      The merger agreement contains representations and warranties of Elevon made to SSA and Seneca Merger Subsidiary, including the following items:

•	corporate organization and qualification;

•	capitalization of Elevon and ownership of subsidiaries;

•	corporate authority to enter into the merger agreement;

•	absence of conflicts and required consents and approvals;

•	filing of and disclosure in required Securities and Exchange Commission filings (including financial statements’ compliance with generally accepted accounting principles);

•	absence of undisclosed liabilities;

•	absence of certain changes;

•	filing of tax returns and payment of taxes;

•	title to properties and owned and leased real property;

•	intellectual property;

•	products;

•	contracts;

•	pending or threatened litigation;

•	environmental matters;

•	employee benefit plans;

•	compliance with applicable laws;

•	permits and licenses;

•	labor matters;

•	insurance;

•	information in proxy statement;

•	opinion of financial advisor;

•	brokers;

•	voting requirements;

•	rights agreement; and

•	inapplicability of state takeover statutes.

      Some of our representations and warranties will not be considered breached unless the breach of the representation or warranty constitutes a material breach or if such breach has a material adverse effect on us. For purposes of the merger agreement, a “material adverse effect” means any event, change, occurrence, effect, fact, violation, development or circumstances having or resulting in, individually or in the aggregate, a material adverse effect on (a) our ability to duly perform our obligations under the merger agreement or to consummate the transactions contemplated hereby on a timely basis or (b) our business, properties, assets (both tangible and intangible), liabilities, condition (financial or otherwise), results of operations or prospects, taken as a whole; provided, however, that none of the following will be deemed to constitute, or will be taken into account in determining whether there has been or will be a material adverse effect:

•	any change in the market price or trading volume of our stock after the date of the merger agreement but not the underlying event that gave rise thereto;

•	any failure by us to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement but not the underlying event that gave rise thereto;

•	any adverse event resulting primarily from the announcement or pendency of the merger;

•	any adverse event resulting primarily from any action or inaction by SSA or Seneca Merger Subsidiary;

•	any adverse event attributable to conditions affecting the industries in which we participate, the U.S. economy as a whole or foreign economies in any locations where we or any of our subsidiaries have material operations or sales, including any such conditions arising out of acts of terrorism or war or any armed hostilities to the extent such acts of terrorism or war or armed hostilities do not directly affect our company or our employees or assets;

•	any adverse event resulting primarily from out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by the merger agreement, or the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under benefit plans or other arrangements in existence as of the date of the merger agreement or entered into after the date of this proxy statement as permitted by the merger agreement; or

•	any adverse event resulting primarily from or relating primarily to compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, the merger agreement.

      The merger agreement contains representations and warranties of SSA, Seneca Merger Subsidiary and Seneca Acquisition Subsidiary made to us, including the following items:

•	corporate organization and qualification;

•	corporate authority to enter into the merger agreement;

•	absence of conflicts and required consents and approvals;

•	sufficiency of funds to consummate the merger;

•	information in proxy statement;

•	pending or threatened litigation;

•	ownership of subsidiaries; and

•	brokers.

      The representations and warranties of the parties in the merger agreement do not survive the completion of the merger.

Conduct of Elevon Business

      We have agreed with SSA, for the period between signing of the merger agreement and the closing of the merger, to conduct our operations according to our regular and ordinary course of business, consistent with past practice. We have also agreed with SSA to use our reasonable best efforts to preserve our and our subsidiaries’ business organization, assets and properties and relationships with employees, customers, clients, suppliers and others having material business dealings with us.

      Subject to certain exceptions, we have agreed with SSA not to and to cause our subsidiaries not to, without the consent of SSA (which consent may not be unreasonably withheld):

•	amend our articles of organization or by-laws;

•	sell, transfer or pledge, or agree to sell, transfer or pledge any shares of capital stock we own in any other person;

•	declare, set aside or pay any dividend or other distribution payable in cash, securities, or other property with respect to, or effect a split, combination, redemption or reclassification, or purchase or otherwise acquire any shares of our capital stock;

•	issue or sell, or authorize to issue or sell, any shares of our capital stock or any securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights to purchase or subscribe for, any shares of our capital stock, or change our capital structure;

•	acquire, authorize or make any investment in, or make any capital contribution to another entity;

•	make or enter into any contracts relating to the making of capital expenditures in excess of $25,000 in any calendar year, or $100,000 in the aggregate;

•	acquire, by merging or consolidating with, by purchasing an equity interest in, or by purchasing the assets of any other business or entity;

•	transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any material assets or assets with a value individually in excess of $10,000;

•	increase the compensation or fringe benefits of our directors, officers or employees, grant any new severance or termination pay or materially modify the terms of any employment, benefit or severance agreement, or adopt new compensation and benefit plans, or amend or modify any compensation and benefit plans;

•	change accounting methods, practices, policies or procedures;

•	liquidate, dissolve, merge, consolidate or effect a recapitalization, reorganization or restructuring;

•	incur, assume, modify or prepay indebtedness for borrowed money or make loans, or enter into new commitments with respect to capital leases in an amount in excess of $10,000 or advance travel expenses in excess of $10,000 on any individual date of determination or $50,000 in the aggregate;

•	accelerate payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, restricted stock, insurance or other compensation;

•	pay, settle or discharge any claims, litigation, liabilities or obligations in excess of $25,000 in the aggregate, other than those reserved for in the December 31, 2002 balance sheet or those incurred, other than in the ordinary course of business;

•	plan, announce, implement or effectuate any reduction in force or other program concerning the termination of employees, except in the ordinary course of business;

•	take or omit to take actions that would, directly or indirectly, restrict or impair the ability of SSA or Seneca Merger Subsidiary to vote or otherwise exercise the rights and receive the benefits of a stockholder with respect to our capital stock that may be acquired or controlled by SSA or Seneca Merger Subsidiary;

•	take or omit to take any actions which would violate any of our material permits and result in the modification, suspension, cancellation or termination of any material permit, or would impede, delay, hinder or make it burdensome for the surviving corporation or SSA to obtain or maintain all authorizations required to maintain any material permits;

•	enter into a new material line of business, or enter into agreements that restrict our or any of our subsidiaries’ ability to compete with any other person or conduct any line of business;

•	amend previously filed tax returns, make any material tax elections or settle any tax liabilities or refunds;

•	fail to maintain insurance on our assets and business in amounts that are consistent with past practice and standard industry practice; or

•	authorize or enter into an agreement to do any of the above.

Acquisition Proposals

      Under the merger agreement, we have agreed to cease all existing discussions or negotiations as of May 8, 2003 with any parties with respect to any alternative acquisition proposal. Additionally, we have agreed not to:

•	encourage, solicit, initiate or facilitate any alternative acquisition proposal;

•	enter into any agreement or understanding with respect to any alternative acquisition proposal, other than in connection with a superior acquisition proposal as described below;

•	agree to approve or endorse any alternative acquisition proposal;

•	enter into any agreement that would require us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement;

•	initiate or participate in discussions or negotiations with, or furnish or disclose any information to, any other person in furtherance of any proposal that constitutes or could reasonably be expected to lead to an alternative acquisition proposal; or

•	grant any waiver or release under any standstill, confidentiality or similar agreement, except to the extent that the board of directors determines in good faith, after consultation with outside counsel, that failure to grant such waiver or release would be inconsistent with the board of directors’ fiduciary duties under applicable law.

      The merger agreement defines “acquisition proposal” as, other than the transactions contemplated by the merger agreement:

•	any inquiry, proposal or offer relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of Elevon and Elevon’s subsidiaries or 15% or more of any class of equity securities of Elevon or any of our subsidiaries in a single transaction or series of related transactions;

•	any tender offer or exchange offer that would result in any person beneficially owning 15% or more of any class of equity securities of Elevon or any of our subsidiaries;

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transactions involving us or any of our subsidiaries;

•	any other transaction the consummation of which could reasonably be expected to materially impede, prevent, or materially delay consummation of the transactions contemplated by the merger agreement; or

•	any public announcement by or on behalf of us or any of our subsidiaries, affiliates or representatives by any third party of a proposal, plan or intention to do any of the above.

      We may, in response to an unsolicited acquisition proposal, subject to certain conditions, request clarifications from or furnish information to an individual or entity making an alternative acquisition proposal to determine if the alternative acquisition proposal is or would be reasonably likely to lead to, a superior proposal, if our board of directors determines in good faith, after consultation with its outside counsel, that the failure to do so would be inconsistent with its fiduciary duties. We must notify SSA as promptly as practicable (and in any event within 24 hours) of any acquisition proposal.

      Under the merger agreement, an alternative acquisition proposal qualifies as a “superior proposal” when it is a bona fide written offer not solicited by us or on our behalf or on behalf of any of our subsidiaries, affiliates or representatives, made by a third party to acquire, directly or indirectly:

•	more than 50% of our common stock pursuant to a tender offer followed by a merger;

•	all the shares of our common stock pursuant to a merger; or

•	all or substantially all of our assets and the assets of our subsidiaries;

on terms that our board of directors determines in good faith, after consultation with our outside counsel and our outside financial advisor: (i) would, if consummated, be more favorable from a financial point of view to us and our stockholders than the transactions contemplated by the merger agreement; and (ii) is reasonably capable of being consummated, taking into account such factors that our board of directors deems relevant, including all legal, financial, regulatory and other aspects of such proposal and the identity of the person making such proposal.

      We may, after our board of directors has determined that an alternative acquisition proposal is a superior proposal, participate in discussions or negotiations with, request clarifications from, or furnish information to, any individual or entity making such an alternative acquisition proposal, if our board of directors determines in good faith, after consultation with its outside counsel, that the failure to do so would be inconsistent with its fiduciary duties.

      We have agreed that our board of directors, and any committee of our board of directors, will not change or withdraw its recommendation of the transactions contemplated by the merger agreement, in a manner adverse to SSA, Seneca Merger Subsidiary, or Seneca Acquisition Subsidiary, or recommend, approve, or cause us to accept an alternative acquisition proposal, or resolve to do any of the foregoing, unless:

•	we have complied with our obligations set forth above;

•	our board of directors has reasonably determined in good faith after consultation with outside counsel that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; and

•	prior to taking such actions, our board of directors has given SSA at least 48 hours notice of its intention to take such action and the opportunity to meet with us and our outside counsel and financial advisors.

      During the term of the merger agreement, the nonsolicitation provisions of the merger agreement shall not limit our obligation to hold and convene the meeting of our stockholders and to submit the merger and asset sale for approval by our stockholders (including, without limitation, regardless of whether the recommendation of our board of directors of the merger agreement or the transactions contemplated by the merger agreement shall have been withdrawn or modified). However, our obligation to submit the merger agreement for adoption and approval by our stockholders terminates upon any termination of the merger agreement. See “The Merger Agreement — Termination” on page 39.

Cooperation

      We have agreed with SSA, Seneca Merger Subsidiary, and Seneca Acquisition Subsidiary collectively to use reasonable efforts to take all necessary action to make effective the transactions contemplated by the merger agreement, to obtain any and all consents, approvals and licenses, and to make all necessary filings. However, we agreed that we shall not, without the prior written consent of SSA, make or commit to make any expenditure of money or provide any benefit to a third party in exchange for any such consent. We have also agreed with SSA, Seneca Merger Subsidiary, and Seneca Acquisition Subsidiary to defend any legal proceedings challenging the merger agreement or the consummation of any of the transactions contemplated by the merger agreement.

Rights Agreement

      We have agreed that prior to the effective time of the merger, we will not, without the prior written consent of SSA, unless required to do so by a court of competent jurisdiction:

•	redeem or exchange the rights under the rights agreement;

•	amend or terminate the rights agreement (other than to defer the distribution date in the case of commencement of a tender or exchange offer that would otherwise trigger a distribution date pursuant to Section 3(a)(ii) of the rights agreement); or

•	take any action which would allow any person other than SSA, Seneca Merger Subsidiary or Seneca Acquisition Subsidiary (or their affiliates) to be the beneficial owner of fifteen percent or more of our common stock without causing a distribution date or a share acquisition date under the rights agreement to occur.

Indemnification; Directors’ and Officers’ Insurance

      All rights to indemnification, as provided in our by-laws and corporate charter, for individuals who were our directors and officers, will survive for a period of six years after the closing with respect to any claims against such directors or officers arising out of acts and omissions occurring prior to the closing of the merger. SSA will cause the surviving corporation to purchase a prepaid insurance and indemnification policy covering our current directors and officers for a period of six years from the effective time of the merger that provides coverage no less favorable than our existing policy or, if such coverage is unavailable, the best available coverage, so long as the cost of such policy does not exceed $1 million. SSA shall, and shall cause the surviving corporation to, maintain such policy in full force and effect and continue to honor the obligations under such policy.

Employee Benefits

      After the merger, SSA will provide or will cause us, as the surviving corporation, to provide compensation, vacation, leave and employee benefit plans to our employees that are substantially the same as those made available to similarly situated employees of SSA, provided, however, that any employee terminated during the 90-day period following the merger will receive severance benefits equal to our current severance benefits. Our employees will be provided credit for all service with us for purposes of eligibility, vesting and benefit accrual under SSA’s benefit plans and severance plans. SSA will credit to each employee earned but unused vacation and accrued vacation. SSA will also (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any SSA group health plan to be waived with respect to employees and their dependents and (ii) give each employee credit for the plan year in which the merger occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses.

Principal Conditions to the Completion of the Merger Agreement

      Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	the merger agreement, the merger and the asset sale will have been approved by the affirmative vote of the holders of not less than a majority of the outstanding shares of our common stock entitled to vote thereon in accordance with the general corporation laws of the State of Delaware and our certificate of incorporation and by-laws;

•	all authorizations, consents, approvals and filings in connection with any governmental entity will have been obtained or filed;

•	absence of legal restraint or prohibition preventing the completion of the merger or the asset sale; and

•	the consummation of the merger and the asset sale is not prohibited or illegal.

      SSA’s obligation to complete the merger is also subject to satisfaction of the following additional conditions:

•	we must have performed in all material respects our covenants and agreements required under the merger agreement, and certain of our representations and warranties must be true and correct and other of our representations and warranties must be true and correct such that the aggregate effect of any inaccuracies in such representations and warranties (without regard for materiality qualifiers) do not comprise a material adverse effect on such party;

•	each ancillary agreement to which we are or will be a party will be valid, in full force and effect, and we will have materially complied with each such ancillary agreement;

•	no requirement of law will have been issued, enacted or enforced by any governmental entity which would materially reduce the benefits of the transactions contemplated to SSA or the surviving corporation;

•	there will not have occurred a material adverse effect to us, as defined in the merger agreement;

•	we will have obtained certain specified consents or approvals; and

•	all of our directors and all of the directors of our subsidiaries shall have submitted their resignations.

      Our obligation to complete the merger is also subject to satisfaction of the following additional conditions:

•	SSA, Seneca Acquisition Subsidiary, and Seneca Merger Subsidiary must have performed in all material respects their covenants and agreements required under the merger agreement, and each representation and warranty of SSA, Seneca Acquisition Subsidiary, and Seneca Merger Subsidiary must be true and correct such that the aggregate effect of any inaccuracies in such representations and warranties (without regard for materiality qualifiers) does not have a material adverse effect on the ability of SSA, Seneca Acquisition Subsidiary, and Seneca Merger Subsidiary to perform their duties under the merger agreement or to consummate the merger and asset sale;

•	each ancillary agreement to which SSA, Service Merger Subsidiary or Seneca Acquisition Subsidiary is or will be a party will be valid, in full force and effect, and SSA and Seneca Merger Subsidiary will have materially complied with each such ancillary agreement; and

•	the completion of the asset sale.

Termination

      Either we or SSA, by action of our respective boards of directors, may terminate the merger agreement and abandon the merger and the asset sale at any time prior to the closing of the merger:

•	by mutual written consent of the parties;

•	if the merger has not been completed on or before November 4, 2003;

•	if the completion of the merger is legally prohibited by a final and non-appealable order or by law;

•	if our stockholders fail to approve either the merger or the asset sale

      In addition, SSA has the right to terminate the merger agreement and abandon the merger and the asset sale if:

•	we withdraw, modify or amend, or approve the withdrawal, modification or amendment, in a manner adverse to SSA or Seneca Merger Subsidiary, of our approval or recommendation of the merger agreement or any transactions contemplated by the merger agreement;

•	we approve, recommend, or enter into any agreement concerning an alternative acquisition proposal;

•	after an alternative acquisition proposal for Elevon is made, our board of directors fails to affirm its recommendation and approval of the merger and asset sale within five business days of a request to do so by SSA;

•	a tender offer or exchange offer constituting an alternative acquisition proposal is commenced and our board of directors does not recommend against acceptance of such offer by our stockholders;

•	there has been a breach by us of the non-solicitation/no-shop covenant of the merger agreement; or

•	we have breached or failed to perform any other covenant, agreement, representation or warranty, and such breach or misrepresentation either cannot be cured or is not cured prior to the earlier of the fifteenth calendar day following receipt by us of written notice of such breach from SSA and the date upon which the merger agreement is terminated.

      We have the right to terminate the merger agreement and the transactions contemplated by the merger agreement if:

•	our board of directors receives an unsolicited superior acquisition proposal for us and determines, in good faith, that failure to terminate the merger agreement and enter into a definitive agreement with respect to that superior proposal would be inconsistent with its fiduciary duties (provided that (i) we have given notice to SSA of our decision to terminate the merger agreement and two business days have elapsed following delivery of that notice to SSA and, during that two business day period, we have cooperated with SSA with the intent of enabling SSA to modify the terms of the merger agreement, (ii) after that two-day period, the proposal continues to constitute a superior proposal, and (iii) we pay SSA a fee of $500,000 plus reimbursement of SSA’s out-of-pocket expenses in an amount not to exceed $250,000) and we enter into a definitive agreement to effect the superior proposal substantially simultaneously with the termination; or

•	SSA has breached or failed to perform any other covenant, agreement, representation or warranty, and such breach or misrepresentation either cannot be cured or is not cured prior to the earlier of the fifteenth calendar day following receipt by SSA of written notice of such breach from us and the date upon which the merger agreement is terminated.

      If the merger agreement is terminated and abandoned, the merger agreement will be void and we, SSA, Seneca Merger Subsidiary and Seneca Acquisition Subsidiary will not have any liability other than obligations to pay any termination fee and expense, if applicable, as described below, provided, however, no such termination will relieve any party of any liability or damages resulting from any willful breach of the merger agreement prior to such termination.

Termination Fees and Expenses

      Except as set forth below, the parties have agreed that all expenses shall be borne solely by the party incurring such fees and expenses, whether or not the transactions are consummated.

      We must pay SSA a fee of $500,000 plus reimbursement of SSA’s out-of-pocket expenses in an amount not to exceed $250,000, if the merger agreement is terminated under any of the following conditions:

•	SSA terminates the merger agreement because we withdraw, modify or amend (or resolve or vote to withdraw, modify or amend) in a manner adverse to SSA or Seneca Merger Subsidiary, our approval or recommendation of the merger agreement or any of the transactions contemplated by the merger agreement;

•	SSA terminates the merger agreement because we approve, recommend (or resolve or vote to approve or recommend), or enter into any agreement concerning an alternative acquisition proposal;

•	SSA terminates the merger agreement because, after an alternative acquisition proposal for Elevon is made, our board of directors fails to affirm its recommendation and approval of the merger agreement and the transactions contemplated by the merger agreement within 5 days of a request to do so by SSA;

•	SSA terminates the merger agreement because a tender offer or exchange offer constituting an alternative acquisition proposal is commenced and our board of directors does not recommend against acceptance of such offer by our stockholders; or

•	SSA terminates the merger agreement because we have breached or failed to perform any other covenant, agreement, representation or warranty, and such breach or misrepresentation either cannot be cured or is not cured prior to the earlier of the fifteenth calendar day following our receipt of written notice of such breach from SSA and the date upon which the merger agreement is terminated;

•	we, subject to certain conditions, terminate the merger agreement because our board of directors receives a superior proposal for us and determines, in good faith, that failure to terminate the merger agreement and enter in definitive agreement with respect to such superior proposal would be inconsistent with its fiduciary duties; or

•	SSA terminates the merger agreement because our stockholders fail to approve the merger and asset sale provided that an alternative acquisition proposal has been made and not expressly withdrawn prior to the stockholders meeting.

      We must pay SSA a fee of $500,000 (but not reimbursement of SSA’s out-of-pocket expenses,) if the merger agreement is terminated under any of the following conditions:

•	SSA terminates the merger agreement because there has been a breach by Elevon of the non-solicitation/no-shop covenant of the merger agreement;

•	SSA terminates the merger agreement because the merger has not been completed by November 4, 2003 provided that an alternative acquisition proposal has been made and not expressly withdrawn prior to termination and we enter into an agreement with respect to or consummate any alternative acquisition proposal.

      SSA must reimburse us for up to $250,000 of our out-of-pocket expenses if the merger agreement is terminated for SSA’s breach or failure to perform any covenant, agreement, representation or warranty, and such breach or misrepresentation either cannot be cured or is not cured prior to the earlier of the fifteenth calendar day following receipt by SSA of written notice of such breach from us and the date upon which the merger agreement is terminated.

      SSA must reimburse us for 50% of the filing fee associated with the proxy statement filed with the Securities and Exchange Commission in connection with the merger if the merger is terminated under any of the following conditions:

•	by mutual written consent of the parties;

•	SSA terminates the merger agreement because the merger has not been completed by November 4, 2003; or

•	we terminate the merger agreement because SSA has breached or failed to perform any covenant, agreement, representation or warranty, and such breach or misrepresentation either cannot be cured or is not cured prior to the earlier of the fifteenth calendar day following receipt by SSA of written notice of such breach from us and the date upon which the merger agreement is terminated.

Amendment; Waiver of Conditions

      The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time prior to the effective time of the merger. After our stockholders approve the merger agreement, however, no amendment may be made that requires further stockholder approval under any applicable law without obtaining such further stockholder approval. The merger agreement may not be amended except in writing and signed on behalf of each of the parties.

      At any time prior to the effective time of the merger the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other parties set forth in the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

      Any agreement on the part of a party to any such extension or waiver must be in writing and signed by the party providing the extension or waiver. The failure of any party to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of such rights.

THE VOTING AGREEMENT

      The following is a summary of the material terms of the voting agreement between Elevon, SSA, Richard C. Alberding, Tania Amochaev, William A. Hasler, Frank M. Richardson, Stanley V. Vogler, and David C. Wetmore, each of whom is an officer and/or director of Elevon, and Fallen Angel Equity Fund, L.P. The following summary is qualified in its entirety by the actual voting agreement which is attached as Appendix D to this proxy statement. The following description may not contain all the information about the voting agreement that is important to you. We encourage you to read the voting agreement, which is attached as Appendix D.

      Elevon stockholders listed above currently collectively hold approximately 10% of the voting power of the outstanding company common stock. As a condition and inducement to SSA’s willingness to enter into the merger agreement and close the merger, the above stockholders have agreed to the following.

      Voting of the Common Stock. Each stockholder that is a party to the voting agreement has agreed, during the period prior to the earlier of the effective time of the merger or the termination of the voting agreement, to appear at any meeting of our stockholders to be counted as present for purposes of establishing a quorum, and to vote or consent to vote all of its shares in favor of (i) the adoption of the merger agreement, (ii) the approval of the merger, (iii) the approval of the asset sale; and (iv) the other actions contemplated by the merger agreement and the voting agreement and any actions required in furtherance of such agreements.

      Except as otherwise agreed to in writing in advance by SSA in its sole discretion, each such stockholder has agreed to vote or consent to vote all of its shares against (i) any alternative acquisition proposal, (ii) any change in a majority of the persons who constitute the board of directors of Elevon; (iii) any action or agreement that would result in a material breach of any covenant, representation or warranty or any obligation or agreement of Elevon under the merger agreement or the voting agreement; and (iv) any action intended, or reasonably expected to impede or materially adversely affect the transactions contemplated by the merger agreement.

      Transfer and Other Restrictions. Each stockholder listed above has agreed, and has agreed to cause any of their affiliates, to immediately cease any discussions, activities, or negotiations with respect to any alternative acquisition proposal. Each such stockholder has agreed not to take any action to encourage, solicit, initiate, or facilitate the making, submission or approval of any alternative acquisition proposal or enter into any agreement or understanding with any potential third party acquiror that would require Elevon to abandon, terminate, or fail to consummate the merger.

      Each stockholder that is a party to the voting agreement has agreed it will as promptly as practicable (and in any event within 24 hours) advise SSA of any alternative acquisition proposal, including its material terms and conditions, or any request, inquiry or negotiation with respect to any such proposal.

      Each stockholder that is a party to the voting agreement has also agreed not to offer or enter into any arrangement for the sale, pledge or other disposal of any of their shares of common stock of Elevon, except pursuant to the terms of the merger agreement. In addition, each stockholder has agreed not to grant any proxy or power of attorney, deposit any of their shares of common stock of Elevon into a voting trust or enter into a voting agreement or arrangement with respect to their shares of common stock of Elevon.

      Termination. The voting agreement terminates on the earlier of (a) termination of the merger agreement in accordance with its terms (see “The Merger Agreement — Termination” on page 39), (b) mutual agreement of the parties to terminate the voting agreement, or (c) the effective time of the merger.

INFORMATION REGARDING ELEVON

      Elevon was incorporated in California in 1973 as Walker Interactive Systems, Inc. and reincorporated in Delaware in March 1992. In February 2002, Walker Interactive Systems, Inc. announced that it would do business as Elevon, Inc., and our name was formally changed in May 2002. We design, develop, market and support, on a worldwide basis, a family of enterprise financial, operational and analytical software products that we believe enables large and medium-sized organizations, higher education institutions, and federal, state and government agencies to optimize their business processes, reduce business costs, and improve management information needed to run their business. We derive our revenue from software licenses, software maintenance and professional consulting services. Our collaborative commerce solutions and analytical applications are licensed to large and mid-size companies and similarly sized governmental organizations worldwide. Our principal executive offices are located at 303 Second Street, Three North, San Francisco, California 94107, telephone (415) 495-8811.

INFORMATION REGARDING SSA

      SSA, a privately held Delaware corporation, is a provider of enterprise solutions for manufacturing, consumer and services companies worldwide.

      Seneca Merger Subsidiary, a Delaware corporation, is a newly-formed indirect wholly-owned subsidiary of SSA and was formed for the purpose of being merged with and into us pursuant to the terms and conditions of the merger agreement.

      Seneca Acquisition Subsidiary, a Delaware corporation, is a newly-formed indirect wholly-owned subsidiary of SSA and was formed for the purpose of purchasing all of our owned intellectual property pursuant to the terms and conditions of the merger agreement.

      The principal executive office of SSA, Seneca Merger Subsidiary and Seneca Acquisition Subsidiary is located at 500 West Madison, Suite 1600 Chicago, Illinois 60661, telephone (312) 258-6000.

MARKET PRICES FOR COMMON STOCK AND DIVIDEND INFORMATION

      Prior to March 6, 2001, our common stock was traded on the Nasdaq National Market, under the symbol “WALK.” From March 6, 2001 to July 14, 2002, our common stock was traded on the Over-the-Counter Bulletin Board under the symbol “WALK.” Since July 15, 2002, our common stock has been traded on the Over-the-Counter Bulletin Board under the symbol “ELVN.” As of                     , 2003, there were approximately       stockholders of record of our common stock. We have not paid any cash dividends and do not anticipate paying any cash dividends in the foreseeable future. The high and low sale prices per share of our common stock, for the periods set forth below, are as reported by the Nasdaq National Stock Market System and the range of high and low sales prices per share for our common stock for the periods set forth below are as quoted on the Over-the-Counter Bulletin Board. As of May 8, 2003, the date prior to the announcement of the merger agreement, the closing price was $1.08. As of                     , 2003, the latest practicable date prior to mailing, the closing price was $          .

	For the Period or Quarter Ending

						April 1, 2003
	March 31,	June 30,	September 30,	December 31,	March 31,	through
	2002	2002	2002	2002	2003	May 23, 2003

Over-the-Counter Bulletin Board
Price range per common share
High	$2.39	2.00	1.32	1.39	1.52	1.30
Low	$0.81	1.21	0.73	1.02	1.06	1.00

	For the Period or Quarter Ending

	January 1, 2001	March 6, 2001
	through	through	June 30,	September 30,	December 31,
	March 5, 2001	March 31, 2001	2001	2001	2001

Over-the-Counter Bulletin Board
Price range per common share
High		$1.25	1.06	0.97	1.02
Low		$0.69	0.51	0.45	0.44
Nasdaq National Stock Market
Price range per common share
High	$2.59
Low	$0.97

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of Elevon’s common stock as of May 22, 2003 by (i) all those known by Elevon, based on publicly available records, to be beneficial owners of more than 5% of its common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all executive officers and directors of Elevon, as a group. The following table does not show the common stock beneficially owned by SSA pursuant to the voting agreement. See “The Voting Agreement” on page 41.

      The address for all executive officers and directors is c/o Elevon, Inc., 303 Second Street, Three North, and San Francisco, California 94107.

	Beneficial Ownership(1)

	Number of		Percent of
Beneficial Owner	Shares		Total (%)

Fallen Angel Equity Fund, L.P.	1,569,570	(2)	10.0%
960 Holmdel Road Holmdel, NJ 07733
Merrill Lynch & Co., Inc.	1,500,000	(3)	9.6%
800 Scudders Mill Road Plainsboro, NJ 08536
MG Capital Management LLC	1,389,207	(4)	8.9%
1725 Kearney St., No. 1 San Francisco, CA 94133
Norman H. Pessin	847,000	(5)	5.4%
605 Third Avenue, 19th Floor New York, NY 10158
Lloyd I. Miller, III	783,608	(6)	5.0%
4550 Gordon Drive Naples, FL 34102
Dimensional Fund Advisor	780,500	(7)	5.0%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Frank M. Richardson	637,500	(8)	3.9%
Paul A. Lord	504,376	(8, 9)	3.1%
Stanley V. Vogler	416,771	(8)	2.6%
Richard C. Alberding	79,127	(8)	*
Tania Amochaev	82,127	(8)	*
William A. Hasler	78,627	(8)	*
David C. Wetmore	1,739,820	(8, 10)	11.0%
All directors and executive officers as a group (7 persons)	3,538,348	(8)	20.1%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Elevon believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,635,243 shares outstanding on May 22, 2003, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(2)	Fallen Angel Equity Fund, L.P. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Fallen Angel Equity Fund, L.P. will receive the benefit of any gains payable on stock options granted to Mr. Wetmore since the date Fallen Angel Equity Fund, L.P. invested in Elevon.

(3)	Consists of 1,500,000 shares held by Merrill Lynch Focus Value Fund, Inc. Merrill Lynch Investment Managers shares voting power with respect to all 1,500,000 shares. Merrill Lynch Investment Managers, L.P. and Fund Asset Management, L.P. d/b/a Fund Asset Management are investment advisors registered under Section 203 of the Investment Advisers Act of 1940 and are wholly owned subsidiaries of Merrill Lynch & Co. Merrill Lynch Investment Managers, L.P. and Fund Asset Management act as investment advisers for certain investment companies registered under Section 8 of the Investment Company Act of 1940, including Merrill Lynch Focus Value Fund, Inc.

(4)	Includes 1,299,900 shares beneficially owned by MG Capital Management, LLC, with respect to which MG Capital Management, LLC shares voting power. MG Capital Management, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(5)	The SEP IRA Account F/B/O Norman H. Pessin has sole investment power with respect to all 847,000 shares.

(6)	Lloyd I. Miller shares dispositive and voting power with respect to 519,600 shares of the reported securities as an advisor to the trustee of certain family trusts. Mr. Miller has sole dispositive and voting power with respect to 264,008 shares of the reported securities as the manager of a limited liability company that is the general partner of certain limited partnerships.

(7)	Dimensional Fund Advisor Inc., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manger, Dimensional has both voting and investment power over 780,500 shares of Elevon’s common stock as of March 31, 2003. The investment companies to which Dimensional furnishes investment advice and investment vehicles to which Dimensional serves as investment manager own such securities, and Dimensional disclaims beneficial ownership of such securities.

(8)	Includes shares which certain directors and executive officers of Elevon have the right to acquire within 60 days after May 22, 2003 pursuant to outstanding options as follows: Frank Richardson, 637,500 shares; Paul A. Lord, 504,376 shares; Stanley V. Vogler, 416,771 shares; Richard C. Alberding, 73,127 shares; Tania Amochaev, 82,127 shares; William A. Hasler, 67,627 shares; David C. Wetmore, 163,250 shares; and all directors and executive officers as a group, 1,944,778 shares.

(9)	Does not include 1,100 shares held by Mr. Lord’s spouse, as to which shares Mr. Lord disclaims beneficial ownership.

(10)	Includes 1,569,570 shares held by Fallen Angel Equity Fund, L.P. Mr. Wetmore, a member of Fallen Angel Capital, LLC, the general partner of Fallen Angel Equity Fund, L.P., may be deemed to have shared investment power over the shares held by Fallen Angel Equity Fund, L.P. Mr. Wetmore disclaims beneficial interest in such shares, except to the extent of his interest in Fallen Angel Equity Fund, L.P.

INDEPENDENT PUBLIC ACCOUNTANTS

      Representatives of Deloitte & Touche LLP, our independent public accountants, are expected to be present at the special meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.

ADDITIONAL INFORMATION

      As required by law, we file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information contain additional information about our company. You can inspect and copy these materials at the Securities and Exchange Commission public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on public reference rooms. Some of this information may also be accessed on the World Wide Web through the Securities and Exchange Commission’s Internet address at “http://www.sec.gov.”

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THE DATE OF THIS PROXY STATEMENT IS                     , 2003. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE THAN THE DATE OF THE PROXY STATEMENT, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

OTHER BUSINESS

      We know of no other matter to be presented at the special meeting. However, if other matters should properly come before the special meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy with respect to such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

      Due to contemplated consummation of the merger and asset sale, we do not currently expect to hold an annual meeting in 2004. However, if the merger and asset sale are not consummated for any reason, we will convene an annual meeting in 2004. Proposals of stockholders that are intended to be presented at our annual meeting of stockholders to be held in 2004 must be received by us not later than December 26, 2003 in order to be included in the proxy statement and proxy relating to that annual meeting. Pursuant to our bylaws, stockholders who wish to bring matters before, or propose nominees for director at, our 2004 annual meeting of stockholders that are not to be included in such proxy statement and proxy must provide specified information to us not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the 2003 annual meeting. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

By Order of the Board of Directors,

STANLEY V. VOGLER
Senior Vice President and Chief Financial Officer

                    , 2003

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

SSA GLOBAL TECHNOLOGIES, INC.,

SENECA MERGER SUBSIDIARY INC.,

SENECA ACQUISITION SUBSIDIARY INC.

and

ELEVON, INC.

Dated as of May 8, 2003

A-i

A-ii

Page

Section 9.8.	Severability	A-51
Section 9.9.	Governing Law	A-51
Section 9.10.	Submission to Jurisdiction	A-51
Section 9.11.	Remedies; Specific Performance	A-51
Section 9.12.	Waiver of Jury Trial	A-52

Exhibit A — Form of Voting Agreement

Exhibit B — Form of Certificate of Incorporation of Surviving Corporation
Exhibit C — Form of Bill of Sale
Exhibit C-1 — Form of Assignment of Trademarks

A-iii

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 8, 2003, is made by and among SSA Global Technologies, Inc., a Delaware corporation (“Parent”), Seneca Merger Subsidiary Inc. a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”), Seneca Acquisition Subsidiary Inc. a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Acquisition Subsidiary”), and Elevon, Inc., a Delaware corporation (the “Company”). Parent, Merger Subsidiary, Acquisition Subsidiary and the Company are each individually referred to herein as a “Party” and together collectively referred to herein as the “Parties”.

WITNESSETH:

      WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have declared this Agreement advisable and approved the merger of Merger Subsidiary with and into the Company, with the Company surviving (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law, as such law is in effect from time to time (the “DGCL”);

      WHEREAS, the respective Boards of Directors of Parent, the Merger Subsidiary and the Company have determined that the Merger is in the interest of their respective stockholders;

      WHEREAS, the respective Boards of Directors of the Parent, Acquisition Subsidiary and the Company have approved the Asset Purchase (as hereinafter defined), upon the terms and subject to the conditions set forth herein and in the DGCL;

      WHEREAS, as inducement and a condition to Parent’s and Acquisition Subsidiary’s willingness to enter into this Agreement, the respective Boards of Directors of Parent , Acquisition Subsidiary and the Company have determined that the Asset Purchase is in the interest of their respective stockholders; and

      WHEREAS, as inducement and a condition to Parent’s willingness to enter into this Agreement, Parent, the Company and certain of the Company Stockholders are entering into a voting agreement and irrevocable proxy, dated as of the date hereof, substantially in the form as that attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which the Company Stockholders party thereto have agreed, among other things, to vote the shares of Company Common Stock held by them in favor of the adoption of this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

ARTICLE I

DEFINITIONS

      For purposes of this Agreement the following terms shall have the meanings set forth below:

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, acquisition agreement, voting agreement, stock purchase agreement or other similar agreement relating to an Acquisition Proposal.

“Acquisition Proposal” shall mean (a) any inquiry, proposal or offer (including any proposal to stockholders of the Company) from any Person or group relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries in a single transaction or a series of related transactions, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries or the filing with the SEC of a registration statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (d) any other transaction the consummation of which could reasonably be expected to materially impede, prevent or materially delay consummation of the Transactions or (e) any public announcement by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Action or Proceeding” shall mean actions, suits, proceedings, pleadings, claims, arbitrations, investigations, charges, allegations, complaints or demands.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Ancillary Agreements” shall mean all agreements entered into by and between the Company, on the one hand, and Parent and/or Merger Subsidiary, on the other hand, in connection with the Transactions, including, without limitation, the Voting Agreement.

“Ancillary Product Materials” shall mean all Documentation currently used or distributed by the Company concerning the Products, including customer support materials such as support training materials, support bulletins, and any and all data contained in the customer support organization computer system of the Company; and marketing materials relating to the Products, including sale and marketing collateral, white papers, Product data sheets known as “Software Product Descriptions,” performance benchmark reports, customer training materials, sales training materials and sales presentation materials.

“Appraisal Shares” shall mean Company Common Stock outstanding immediately prior to the Effective Time that are held by any Person that shall not have voted such Company Common Stock in favor of, or consented in writing to, the Merger and shall have timely and properly demanded in writing appraisal of such Company Common Stock in accordance with Section 262 of the DGCL.

“Benefit Plans” shall mean each retirement, pension, savings, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation, incentive or other compensation plan or arrangement or other employee benefit that the Company and its Subsidiaries currently maintain or to which the Company and its Subsidiaries currently contribute or are required to contribute or had an obligation to contribute for the last 6 years with respect to any Pension Plan (as defined below) for the benefit of any of its employees or former employees (or dependents or beneficiaries thereof) (or as to which the Company and its Subsidiaries may otherwise have any liability, including, but not limited to, any pension plan (“Pension Plan”) as defined in Section 3(2) of ERISA, any welfare plan (“Welfare Plan”) as defined in Section 3(1) of ERISA or any program administered by a government, including, but not limited to, a Foreign Pension Plan, whether funded, insured or self-funded or whether written or oral.

“Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks are required or authorized to be closed in New York, New York.

“CAA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“CERCLA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Material Adverse Effect” shall mean any event, change, occurrence, effect, fact, violation, development or circumstances having or resulting in, individually or in the aggregate, a material adverse effect on (a) the ability of the Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (b) the business, properties, assets (both tangible and intangible), liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the market price or trading volume of the Company’s stock after the date hereof, provided that any underlying event, change, occurrence, effect, development or circumstance that gave rise to such change in market price or trading volume shall be taken into account in determining whether there has been or would be a Company Material Adverse Effect, except as otherwise provided in this paragraph; (B) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided that any underlying event, change, occurrence, effect, development or circumstance that gave rise to such failure shall be taken into account in determining whether there has been or would be a Company Material Adverse Effect, except as otherwise provided in this paragraph; (C) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (D) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from any action or inaction by Parent or Merger Subsidiary (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (E) any adverse event, change, occurrence, effect, development or circumstance attributable to conditions affecting the industries in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where the Company or any of its Subsidiaries has material operations or sales, including any such conditions arising out of acts of terrorism or war or any armed hostilities to the extent such acts of terrorism or war or armed hostilities do not directly affect the Company or its employees or assets; (F) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from (i) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (ii) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under, employment contracts, noncompetition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement or entered into after the date hereof as permitted by this Agreement; or (G) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from or relating primarily to compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement.

“Company Permits” shall mean permits, approvals, licenses, authorizations, certificates, rights, exemptions, orders and franchises from Governmental Entities necessary for the ownership of assets and the lawful conduct of the business of the Company and its Subsidiaries as now conducted and as currently contemplated.

“Company Real Property” shall mean, collectively, the Leased Real Property.

“Company SEC Documents” shall mean all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed with the SEC by the Company since January 1, 2000 under the Exchange Act or the Securities Act (as such documents have been amended or supplemented between the time of their respective filing and the date of this Agreement).

“Company Stockholders” shall mean the record holders of the Company Common Stock.

“Computer Software” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of February 21, 2003, by and between the Company and Parent, as in effect from time to time.

“Contract(s)” shall mean any contract, agreement, instrument, arrangement, guarantee, license, executory commitment or understanding that is binding on the Company or any of its Subsidiaries.

“Copyrights” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Customer Agreement” shall mean a written agreement currently in effect between the Company and a customer of the Company with respect to a Product, under which the Company (i) is currently receiving revenue, or (ii) has received revenue within the last two years.

“CWA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“Disabling Devices” shall mean Computer Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

“Documentation” shall mean all documentation (including data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, algorithms, edit controls, methodologies, flow charts and file layouts and written narratives of all procedures used in the coding, operation or maintenance of and customer support with respect to a Product.

“Environmental Law” includes the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended, the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended, the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended, the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

“Environmental Permits” shall mean, collectively, all permits, licenses and/or approvals required under Environmental Laws to operate the business of the Company and its Subsidiaries as currently operated and as contemplated in material compliances with all Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” shall mean any entity which, together with Parent, Merger Subsidiary and the Company, as the case may be, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained by the Company, any Subsidiary of the Company or any of the Company’s Affiliates outside the United States of America primarily for the benefit of employees of the Company or any of the Subsidiaries of the Company residing outside the United States of America, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis during the periods involved.

“Governmental Approval” shall mean any required filing, recordation, declaration or registration with, or permit, order, authorization, consent or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity.

“Governmental Directive” shall mean any judgment, order, decree or directive by or at the request of any Governmental Entity.

“Governmental Entity” shall mean any federal, state, local or foreign government, court, arbitral tribunal, administrative agency, body or commission or other governmental or other regulatory authority, commission, agency or body or any non-governmental, self-regulatory authority, commission, agency or body.

“Intellectual Property” shall mean all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, “Trademarks”); (ii) patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) confidential and proprietary information, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (iv) published works of authorship (including computer software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) proprietary computer software used by the Company in connection with its business (including all computer programs, object code, source code, user interface, and data bases) (collectively, “Computer Software”); and (vi) all claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof (collectively, “Other Proprietary Rights”).

“Knowledge”, with respect to any individual (and with respect to any other Person, the executive officers of such Person and its subsidiaries) shall mean the actual knowledge of such individual (and with respect to any other Person, the executive officers of such Person and its subsidiaries) after reasonable inquiry.

“Laws” shall mean (i) any provisions of any federal, state, local or foreign statute, law, rule, regulation or ordinance applicable to a Person and (ii) any order, judgment, writ, injunction or decree entered by a Governmental Entity naming a Person or binding on such Person or its business or assets.

“Leased Real Property” shall mean, collectively, all real property leased, subleased or licensed by the Company or any of its Subsidiaries (as lessor or lessee or under which the Company or any of its Subsidiaries has any liability).

“Licensed Intellectual Property” shall mean all third party Intellectual Property that the Company is licensed or otherwise permitted by other Persons to use, distribute, resell, sublicense or otherwise commercially exploit.

“Licensed Intellectual Property Agreement” shall mean all agreements concerning the Licensed Intellectual Property.

“Liens” shall mean any pledges, claims, equities, options, liens, charges, mortgages, easements, rights-of-way, call rights, rights of first refusal, “tag-” or “drag-” along rights, encumbrances, security interests or other similar restrictions of any kind or nature whatsoever.

“Merger Subsidiary Common Stock” shall mean the common stock, par value $0.01 per share, of Merger Subsidiary.

“Options” shall mean any options to purchase Company Common Stock outstanding as of the Closing Date in accordance with the Company’s Stock Plans.

“OSHA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“Other Proprietary Rights” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Owned Intellectual Property” shall mean Intellectual Property owned by the Company or the Subsidiaries.

“Owned Real Property” shall mean all real property owned in whole or in part by the Company or any of its Subsidiaries.

“Patents” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Paying Agent” shall mean the bank or trust company, which shall be located in the United States of America, designated by Parent (with the consent of the Company, not to be unreasonably withheld or delayed) to act as paying agent for the holders of Certificates in connection with the Merger and to receive the funds to which holders of Certificates shall become entitled pursuant to Section 3.1(c).

“Payment Fund” shall mean cash in an aggregate amount which (i) is equal to (a) the aggregate Cash Merger Consideration payable in accordance with Section 3.1(c) and (ii) is sufficient to enable the Paying Agent to make payments pursuant to Sections 3.1(c) and 3.2, which funds prior to disbursement in accordance with the terms of this Agreement shall be invested by the Paying Agent as directed by the Parent.

“Pension Plan” shall have the meaning ascribed to such term within the definition of Benefit Plans.

“Permitted Lien(s)” shall mean (a) Liens reflected in the Company’s consolidated balance sheet as of December 31, 2002 contained in the Company SEC Documents (including the notes thereto), (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its Subsidiaries in the operation of their respective business, (c) Liens of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business which are not material in amount or which are set forth on Schedule 1.1(c) or (d) Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent or being contested in good faith by appropriate proceedings which are not material in amount or which are set forth on Schedule 1.1(d), to the extent that all of such Liens referred to in preceding clauses (a) through (d), inclusive, do not have a Company Material Adverse Effect.

“Person(s)” shall mean and include an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Entity, government or other department or agency thereof.

“Products” shall mean the Computer Software products marketed, sold, licensed, supported, serviced or maintained by the Company or its Subsidiaries, together with the inventory of the Products, the Ancillary Product Materials and any and all such Computer Software related to, comprising or constituting such products, and all supplements, modifications, updates, corrections and enhancements to past and current versions of such products and shipping versions of such products, in existence as of the date hereof, and versions of such products currently under development; and any and all English and foreign language versions of current and past versions of such products, shipping versions of such products and versions of such products currently under development, in each case, to the extent applicable, including the source code and object code versions of such Computer Software; and all Documentation relating thereto; and any and all back-up tapes and archival tapes relating to the foregoing; provided, however, that the term “Products” shall not include any of the foregoing to the extent (i) related to the discontinued product commonly known as “Rarevision” or (ii) the Company has previously sold, assigned, or otherwise transferred its rights to any product or product line to any Person, including without limitation, those products commonly known as E5, IMMPOWER and Aptos.

“Proxy Statement” shall mean the definitive proxy statement of the Company mailed to its stockholders relating to the Transactions and this Agreement, as amended or supplemented.

“Registered” shall mean issued, registered, renewed or the subject of a pending application.

“Representative(s)” shall mean with respect to any Person, such Person’s Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents.

“Required Asset Purchase Consents” shall mean, collectively, all approvals, consents or waivers under each of the Company Material Contracts that may be required under the terms thereof with respect to the Asset Purchase.

“Required Merger Consents” shall mean, collectively, all approvals, consents or waivers under each of the Company Material Contracts that may be required under the terms thereof with respect to the Merger and the other transactions contemplated hereby (other than the Asset Purchase).

“Rights Agreement” shall mean that certain Rights Agreement, dated as of June 1, 2000, between the Company and Fleet National Bank, a National Banking Association, as rights agent thereunder, as amended on August 7, 2001 and in effect on the date of this Agreement and without giving effect to any amendments, modifications or supplements after the date of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Special Meeting” shall mean a special meeting of the stockholders of the Company for the purpose of considering and taking action upon the adoption of this Agreement and the approval of the Merger and the Asset Purchase.

“Stock Plans” shall mean the Company’s: (a) 1989 Employee Stock Option Plan and related forms of Incentive Stock Option Grant and Supplemental Stock Option Grant; (b) 1993 Non-Employee Directors’ Stock Option Plan, as amended; (c) 2002 Equity Incentive Plan (formerly the 1994 Equity Incentive Plan); (d) 1995 Non-Statutory Stock Option Plan for Non-Officer Employees, as amended; and (e) any other stock option or restricted stock plan or agreement of the Company including but not limited to the 1982 Incentive Stock Option Plan and the 1986 Supplemental Stock Option Plan.

“Subsequent Filings” means, collectively, all subsequent filings made after the date of this Agreement amending or superseding any Company SEC Documents (including any statements or schedules therein) and any forms, reports, schedules, statements, registration statements, proxy statements, or other documents (including in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) filed with the SEC after the date of this Agreement.

“Subsidiary” shall mean, with respect to any Person at any time, any partnership (general or limited), joint venture, corporation, trust, estate, limited liability company, association, joint-stock company, unincorporated organization or other entity of which (or in which) more than 50% of (a) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, association, joint stock company, unincorporated organization, limited liability company or other entity, or (c) the beneficial interest in such trust or estate, is, at such time, directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Superior Proposal” shall mean a bona fide written offer which is not solicited after the date hereof in violation of this Agreement by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) made by any Person to acquire, directly or indirectly, (i) more than 50% of the shares of Company Common Stock pursuant to a tender offer followed by a merger, (ii) all of the shares of Company Common Stock pursuant to a merger or (iii) all or substantially all of the assets of the Company and its Subsidiaries, (x) on terms (taken as a whole) which the Board of Directors of the Company determines in good faith, after consultation with its outside nationally recognized legal counsel (which may be its current outside legal counsel) and a financial advisor of nationally recognized reputation (which may be its current financial advisor), would, if consummated, be more favorable from a financial point of view to the Company and its stockholders (in their capacity as such) than the transactions contemplated hereby and (y) which the Board of Directors determines in good faith (after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) and a financial advisor of nationally recognized reputation (which may be its current financial advisor)) is reasonably capable of being consummated (taking into account such factors as the Board of Directors of the Company in good faith deems relevant, including all legal, financial, regulatory and other aspects of such proposal (including the terms of any financing, the likelihood of obtaining any necessary financing in a timely manner and the likelihood that the proposed transaction would be consummated) and the identity of the Person making such proposal).

“Tax Return” shall mean any tax return, statement, form or report (including any election, declaration, disclosure, schedule, estimate and information Tax return and other information required to be supplied to a taxing authority in connection with any Tax) relating to any Tax.

“Tax” shall mean any tax, charge, duty, fee, levy or other similar assessment or liability (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll, franchise, profits, capital gains, capital stock, occupation, severance, windfall profits, stamp, license, social security and other taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fine, penalty, assessment or addition to tax resulting from, attributable to or incurred in connection with any of the foregoing.

“Trade Secrets” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Trademarks” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Transactions” shall mean the transactions contemplated by this Agreement, and the Ancillary Agreements including, without limitation, the Merger and the Asset Purchase.

“Transfer Regulations” shall means the Transfer of Undertakings (Protection of Employment) Regulations 1981 or such legislation enacted in an relevant jurisdictions pursuant to the EC Directive 77/187/ EEC (the “Acquired Rights Directive”).

“U.S. Benefit Plan” shall mean each Benefit Plan covering, or providing benefits to, employees of the Company and its Subsidiaries based in the United States or to which ERISA or the Code is applicable.

“Voting Debt” shall mean, collectively, bonds, debentures, notes or other indebtedness or obligations which entitle the holders thereof to vote (or which are convertible into or exercisable or exchangeable for securities which entitle the holders thereof to vote) with the stockholders of the Company or a Subsidiary of the Company, as the case may be, on any matter.

“Voting Stockholders” shall mean the Company Stockholders who are party to the Voting Agreement.

“WARN Act” shall mean the Workers Adjustment Retraining Notification Act, 29 U.S.C. Sections 2101, et seq.

“Welfare Plans” shall have the meaning ascribed to such term within the definition of Benefit Plans.

      In addition to the foregoing definitions, the following terms shall have the definitions specified in the section of the Agreement listed below:

Defined Terms	Section

Agreement	Preamble
Asset Purchase Documents	2.5(d)(ii)
Cash Merger Consideration	3.1(c)
Cash Merger Shares	3.1(c)
Certificate of Merger	2.2
Certificates	3.2(b)(i)
Closing	2.5
Closing Date	2.5
COBRA	4.15(b)
Company	Preamble
Company Disclosure Letter	Article IV
D&O Insurance	6.13(b)
DGCL	Recitals
Effective Time	2.2
Environmental Claim	4.14
Expense Reimbursement	8.3(b)(ii)
Insurance Policies	4.19
Merger	Recitals
Merger Subsidiary	Preamble
Option Consideration	3.4
Parent	Preamble
Parties	Preamble
Party	Preamble
Preferred Stock	4.2
Purchase Plan	3.5
Purchase Plan Termination Date	3.5
Purchased Assets	2.4
SEC Contracts	4.12
Stock Incentive Plans	3.4
Surviving Corporation	2.1
Termination Date	8.1(b)
Termination Fee	8.3(b)(ii)
Voting Agreement	Recitals

ARTICLE II

MERGER AND ASSET PURCHASE

      SECTION 2.1.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Parent, Merger Subsidiary and the Company shall consummate the Merger pursuant to which (a) Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of Merger Subsidiary shall cease, (b) the Company shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the DGCL, (c) the separate corporate existence of the Company with all of its rights, powers and franchises shall continue unaffected by the Merger, (d) the Amended and Restated Certificate of Incorporation, as amended, of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form attached hereto as Exhibit B, and as so amended shall be the Restated Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL, and (e) the Company shall take all requisite actions so that the By-laws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL. The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary, and the Surviving Corporation shall by operation of law become liable for all of the debts, liabilities and duties of the Company and Merger Subsidiary. The purpose of the Surviving Corporation shall be as set forth in Article 2 of the Certificate of Incorporation of the Surviving Corporation. The Merger shall have the effects set forth in Sections 259 through 261 of the DGCL.

      SECTION 2.2.     Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, Merger Subsidiary and the Company shall prepare, execute, and on the Closing Date shall cause to be filed with the Secretary of State of the State of Delaware, the Certificate of Merger in such form as is required by the relevant provisions of the DGCL (the “Certificate of Merger”) and all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware or at such later time as is established by the Parties and set forth in the Certificate of Merger (the “Effective Time”).

      SECTION 2.3.     Officers. Immediately following the Effective Time the Board of Directors of the Surviving Corporation shall take all requisite actions so that the officers of Merger Subsidiary immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office in accordance with the Restated Certificate of Incorporation and By-laws of the Surviving Corporation, until such officer’s successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Restated Certificate of Incorporation and the By-laws of the Surviving Corporation.

      SECTION 2.4.     Asset Purchase. Immediately prior to the Effective Time the Company will sell, assign, transfer, convey and deliver to Acquisition Subsidiary, free and clear of all Liens (other than Permitted Liens), and Acquisition Subsidiary will purchase, acquire and accept from the Company, certain assets of the Company set forth on Schedule 2.4 (the “Purchased Assets”). The purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount equal to $1,754,000 and shall be payable in immediately available same day funds at Closing to an account designated by the Company at least two Business Days prior to the Closing Date.

      SECTION 2.5.     Closing. (a) Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in Article VII, the closing of the Merger and the Asset Purchase (the “Closing”), shall take place at 10:00 a.m. on a date to be specified by the Parties, which shall be no later than two Business Days following the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in Article VII other than such conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable law) of those conditions (the “Closing Date”), at the offices of Schulte Roth & Zabel

LLP, 919 Third Avenue, New York, New York 10022, unless another date, place or time is agreed to in writing by the Parties.

      (b) Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, Parent shall deliver to the Company all of the following:

(i) each Ancillary Agreement to which Parent is a party duly executed on behalf of Parent;

(ii) a certificate executed on behalf of Parent by an officer thereof, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company certifying as to the incumbency and signatures of the officers of Parent executing this Agreement and any Ancillary Agreement;

(iii) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware; and

(iv) the certificate contemplated by Section 7.3(a).

      (c) Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, each of Merger Subsidiary and Acquisition Subsidiary shall deliver to the Company all of the following:

(i) each Ancillary Agreement to which Merger Subsidiary or Acquisition Subsidiary is a party duly executed on behalf of Merger Subsidiary or Acquisition Subsidiary, as the case may be;

(ii) a copy of the Certificate of Incorporation of each of Merger Subsidiary and Acquisition Subsidiary with all amendments thereto certified as of a recent date by the Secretary of State of the State of Delaware;

(iii) a certificate of good standing of each of Merger Subsidiary and Acquisition Subsidiary, issued as of a recent date by the Secretary of State of the State of Delaware;

(iv) a certificate of the Secretary or an Assistant Secretary of each of Merger Subsidiary and Acquisition Subsidiary, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (A) the Certificate of Incorporation and the Bylaws of Merger Subsidiary or Acquisition Subsidiary, as the case may be, and (B) the incumbency and signatures of the officers of Merger Subsidiary or Acquisition Subsidiary, as the case may be, executing this Agreement and the Ancillary Agreements to which it is a party; and

(v) the certificate contemplated by Section 7.3(a).

      (d) Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, the Company shall deliver to Parent and Merger Subsidiary all of the following:

(i) each Ancillary Agreement to which the Company is a party duly executed on behalf of the Company;

(ii) a bill of sale, duly executed on behalf of the Company, in the form attached hereto as Exhibit C, and short form assignments of trademarks in the form attached hereto as Exhibit C-1 (collectively, the “Asset Purchase Documents”);

(iii) a copy of the Amended and Restated Certificate of Incorporation of the Company with all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

(iv) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

(v) a certificate of the Secretary or an Assistant Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent certifying as to (A) the Company’s Amended Restated Certificate of Incorporation, as amended, and Bylaws, and (C) the incumbency and signatures of the officers of the Company executing this Agreement and the Ancillary Agreements;

(vi) all consents, waivers or approvals obtained by the Company described in Section 7.2(e) of the Company Disclosure Letter; and

(vii) the certificates contemplated by Section 7.2(a);

(viii) a certificate executed on behalf of the Company’s transfer agent certifying as to the number of issued and outstanding shares of Company Common Stock.

ARTICLE III

CONVERSION OF SECURITIES

      SECTION 3.1.     Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Stockholders or Merger Subsidiary Stockholders:

(a) Capital Stock of Merger Subsidiary. Each issued and outstanding share of Merger Subsidiary Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall be the only issued and outstanding capital stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership and to represent the same number of shares of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Subsidiary-Owned Stock. All Company Common Stock that is owned by the Company or by any of its Subsidiaries or held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Exchange of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) shares of Company Common Stock to be cancelled in accordance with Section 3.1(b) and (ii) any Appraisal Shares ) shall be converted into the right to receive an amount in cash equal to $1.30 per share of Company Common Stock (the “Cash Merger Consideration”), payable to the holder thereof. Such Cash Merger Consideration shall be paid upon surrender of the certificate formerly representing such share of Company Common Stock pursuant to Section 3.2. The shares of Company Common Stock converted into the right to receive the Cash Merger Consideration are hereinafter referred to collectively as the “Cash Merger Shares”. All such Cash Merger Shares, from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any Cash Merger Shares shall cease to have any rights with respect thereto, except the right to receive the Cash Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest.

      SECTION 3.2.     Payment of Cash Merger Consideration.

      (a) Paying Agent. At least five Business Days prior to the Effective Time, Parent shall designate the Paying Agent. Immediately after the Effective Time, Parent shall deposit the Payment Fund in trust with the Paying Agent. The Payment Fund shall be invested by the Paying Agent as directed by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 3.1(c) and this Section 3.2 out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. If the Payment Fund is insufficient to pay all of the amounts required to be paid pursuant to Section 3.1(c) and this Section 3.2, Parent from time to time after the Effective Time shall promptly deposit in trust additional cash with the Paying Agent sufficient to make all such payments, or shall cause the Surviving Corporation to do so.

      (b) Exchange Procedures.

(i) Within two Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Cash Merger Shares (collectively, the “Certificates”), whose shares of Company Common Stock were converted pursuant to Section 3.1(c) into the right to receive the Cash

Merger Consideration, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form), and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Cash Merger Consideration.

(ii) Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereon, together with any other items specified by the letter of transmittal or otherwise reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Merger Consideration for each Cash Merger Share represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall be deemed, for all purposes, to evidence only the right to receive upon such surrender the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 3.1(c) and this Section 3.2. No interest will be paid or will accrue in respect of any cash payable upon the surrender of any Certificate.

(iii) If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 3.1(c) and this Section 3.2; provided, that Parent may require the Person to whom any such Cash Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to Parent against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(iv) If payment of Cash Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of Cash Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Cash Merger Shares such amounts as may be required to be deducted and withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be paid to the appropriate Governmental Entity on behalf of such Person.

(v) The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of the Cash Merger Consideration for the Cash Merger Shares.

      (c) No Further Transfer or Ownership Rights in the Shares of Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to Company Common Stock and there shall be no further registration of transfers of the Company Common Stock on the records of the Surviving Corporation or its transfer agent, and if any Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged as provided in this Article III, subject to applicable law in the case of Appraisal Shares. All Cash Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock exchanged for Cash Merger Consideration theretofore represented by such Certificates.

      (d) Termination of Fund; No Liability. At any time following the date which is the six month anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any and all interest and other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter, such holders shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) with respect to the Cash Merger Consideration payable upon due surrender of their Certificates, without any interest thereon; provided, that such holders shall have no greater rights against Parent than may be accorded to general creditors of Parent under applicable Laws. Any portion of the Payment Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Parent nor the Paying Agent shall be liable to any Person for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws.

      SECTION 3.3.     Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Appraisal Shares shall not be converted into or represent the right to receive Cash Merger Consideration in accordance with Sections 3.1(c) and 3.2, but rather each of the Appraisal Shares shall represent only the right to receive payment of the appraised value of such Appraisal Shares in accordance with the DGCL; provided, however, that if any holder of Appraisal Shares shall (i) fail to establish his entitlement to appraisal rights as provided in the DGCL or (ii) otherwise shall waive, withdraw or lose the right to appraisal under the DGCL, then such Appraisal Shares shall thereupon be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive Cash Merger Consideration otherwise payable in accordance with Sections 3.1(c) and 3.2, without any interest thereon. The Company shall give Parent (a) prompt written notice of any demand for appraisal received by the Company, the withdrawal of any such demand, and any other notice or instrument delivered or served relating to Appraisal pursuant to the DGCL and (b) the opportunity to direct all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any demand for appraisal, (ii) offer to settle or settle any such demand for appraisal, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (iv) agree to do any of the foregoing.

      SECTION 3.4.     Stock Options and Restricted Stock. The Company shall take such action as shall be required so that (i) immediately prior to the Effective Time, each outstanding Option shall become immediately vested and exercisable in full, (ii) with respect to any Options that remain outstanding and unexercised as of the Effective Time, all such Options (whether or not then vested or exercisable and without regard to the exercise price, if applicable, of such Options) granted under any Stock Plan or otherwise, shall be cancelled as of the Effective Time, and, pursuant to the Stock Plans, all such outstanding Options (whether or not vested or exercisable) shall represent solely the right to receive, in accordance with this Section 3.4, a cash payment in the amount of the Option Consideration (as defined below), if any, with respect to any such Option and shall no longer represent or represent the right to purchase Company Common Stock or any other equity securities of the Company, Parent, the Surviving Corporation or any other Person or any other consideration, and (iii) as of the Effective Time, the Stock Plans shall be terminated. The forgoing actions shall take effect immediately prior to the Effective Time. Each holder of an option to purchase Company Common Stock shall receive from Parent, in respect and in consideration of each Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount (net of applicable taxes) equal to the excess, if any, of the Cash Merger Consideration over the exercise price of such Option, multiplied by the total number of shares of Common Stock subject to such Option, without any interest thereon (the “Option Consideration”). In the event that the exercise price of such option is equal to or greater than the Cash Merger Consideration, such option shall be cancelled and have no further force or effect. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of any such Options a letter describing the treatment of and payments for such Options pursuant to this Section 3.4 and providing instructions for use in obtaining payment for such Options. The Company shall take all steps to ensure that neither it nor any of its Subsidiaries or Affiliates shall be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its Affiliates, to own any capital stock or equity of the Company of the Surviving Corporation or any of their

Subsidiaries or to receive any payment in respect thereof, except as expressly contemplated by this Section 3.4.

      SECTION 3.5.     Employee Stock Purchase Plan. The Company shall take all necessary action under the Company’s Employee Stock Purchase Plan (the “Purchase Plan”) to provide that on the earlier of the close of business on June 30, 2003 or the Effective Time (the “Purchase Plan Termination Date”), (i) all participants’ rights under the ongoing Offering (as defined in the Purchase Plan) shall terminate, (ii) all accumulated payroll deductions allocated to each participant’s account under the Purchase Plan shall thereupon be used to purchase from the Company whole Common Shares at a price determined under the terms of the Purchase Plan for the Offering using the Purchase Plan Termination Date as the final Exercise Date (as defined in the Purchase Plan), and (iii) the Purchase Plan will terminate. At the Effective Time, any Common Shares so purchased will be treated as provided in Section 3.1 of this Agreement.

      SECTION 3.6.     Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any agreements, documents, deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations in the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees are hereby authorized to execute and deliver, in the name and on behalf of either of the constituent corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement, to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporations and otherwise to carry out the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company has delivered to Parent a Disclosure Letter, dated the date hereof (the “Company Disclosure Letter”), receipt of which has been acknowledged in writing thereon by Parent. The Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections of this Article IV, but all of the disclosures are intended to modify all of the Company’s representations and warranties only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other representation or warranty. The Company hereby represents and warrants to Parent and Merger Subsidiary, except as expressly set forth in the corresponding sections and subsections of the Company Disclosure Letter, as follows:

      SECTION 4.1.     Organization. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in corporate good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as contemplated. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in corporate good standing as a foreign entity, in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company has, prior to the date of this Agreement, delivered to Parent true, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended, and the By-laws of the Company and the comparable governing documents of each of the Company’s Subsidiaries, in each case as amended and in full force and effect as of the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of such Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries.

      SECTION 4.2.     Capitalization. (a) The authorized capital stock of the Company consists of (x) 50,000,000 shares of Company Common Stock and (y) 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of the close of business on the date hereof, (i) with respect to Company Common Stock, 15,600,035 shares of Company Common Stock are issued and outstanding, no shares of Company Common Stock are issued and held in the treasury of the Company and 3,677,117 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Options to purchase Company Common Stock, and (ii) with respect to Preferred Stock, no shares are issued and outstanding, or held in the treasury of the Company, and 500,000 shares are designated Series A Junior Participating Preferred Stock and are reserved for issuance in connection with the Company’s stockholder rights plan pursuant to the Rights Agreement. Section 4.2(a) of the Company Disclosure Letter sets forth the exercise price, grant date, expiration date for and number of shares subject to all outstanding options to purchase Company Common Stock and the vesting date and grant date for all shares of Restricted Stock. All outstanding shares of capital stock or other equity interests, as the case may be, of the Company and each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and were issued in compliance with applicable federal and state securities laws and regulations. All shares of capital stock of the Company subject to issuance on the terms and conditions set forth in the instruments pursuant to which they are issuable, will, when issued in accordance with the terms of such instruments, be duly authorized, validly issued, fully paid and non-assessable, and will not be subject upon issuance to, nor issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and will be issued in compliance with applicable federal and state securities laws and regulations. Except as set forth above and in Section 4.2(d) of the Company Disclosure Letter, (A) there are no shares of capital stock or other equity securities (voting or nonvoting) of the Company or any of its Subsidiaries authorized, issued or outstanding, (B) there are no outstanding or authorized options or restricted stock (other than the Options to purchase Company Common Stock and Restricted Stock described in Section 4.2(a) of the Company Disclosure Letter) or warrants, calls, preemptive rights, subscriptions or other similar rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, limited stock appreciation rights, stock-based performance units, agreements, arrangements, commitments or claims of any character, contingent or otherwise, (1) relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or (2) obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, restricted stock, warrant, call, preemptive right, subscription or other right, convertible or exchangeable security, agreement, arrangement, commitment or claim, and (C) neither the Company nor any of its Subsidiaries has authorized or outstanding Voting Debt.

      (b) Section 4.2 of the Company Disclosure Letter sets forth a complete and accurate list of the Subsidiaries of the Company. Except for the Company’s interest in its Subsidiaries and investments in marketable securities and mutual funds, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt securities) in, nor is the Company or any of the Subsidiaries subject to any obligation or requirement to provide for or to make any investment (whether equity or debt securities) to or in, any Person.

      (c) Except as set forth in Section 4.2(c) of the Company Disclosure Letter, all of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are owned, of record and beneficially, by the Company, or directly or indirectly beneficially, by either the Company or one or more of its Subsidiaries, in each case free and clear of all Liens. No shares of capital stock of, or ownership interests in, any of the Company’s Subsidiaries are reserved for issuance.

      (d) Other than the Voting Agreement and the Rights Agreement, there are no voting trusts, proxies, registration rights agreements, or other agreements, commitments, arrangements or understandings of any character by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries under the Securities Act.

      (e) None of the Company or its Subsidiaries are required to redeem, repurchase or otherwise acquire shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

      (f) Except as set forth in Section 4.2(f) of the Company Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of its Subsidiaries other than those imposed by the corporate laws of general applicability of their respective jurisdictions of organization.

      SECTION 4.3.     Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement, the Asset Purchase Documents, the Voting Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time, and, subject to obtaining Company Stockholder approval thereof to the extent required by the DGCL and the Company’s Amended and Restated Certificate of Incorporation, as amended, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, the Voting Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by its Board of Directors, and, except for obtaining the approval of the Company Stockholders as contemplated by Section 6.5, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement, the Voting Agreement and the consummation by it of the Transactions. This Agreement, the Voting Agreement and each instrument required hereby to be executed and delivered by the Company prior to the Effective Time have been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Subsidiary and any other parties thereto, is each a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

      SECTION 4.4.     Consents and Approvals; No Violations. The execution and delivery of this Agreement and the Ancillary Agreements by the Company does not, and the consummation by the Company of the Transactions and the compliance by the Company with the applicable provisions of this Agreement and the Ancillary Agreements will not:

(a) assuming the stockholder approval described in Section 4.23 is obtained, violate or conflict with or result in any breach of any provision of the Amended and Restated Certificate of Incorporation, as amended, or the By-laws of the Company or the comparable governing documents of any of its Subsidiaries;

(b) require any Governmental Approval, except for (i) the filing with the SEC of (A) the Proxy Statement, and (B) such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (ii) the Governmental Approvals set forth in Section 4.4(b) of the Company Disclosure Letter; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all other filings and recordings required under the DGCL and appropriate documents with the relevant authorities of other states and countries in which the Company and its Subsidiaries are qualified to do business and (iv) Government Approvals which, if not obtained, would not reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets.

(c) except as set forth in Section 4.4(c) of the Company Disclosure Letter, result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a material default under, give rise to any material penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration or any right or obligation or loss of any material benefit or right under, or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage or indenture, or under the terms, conditions or provisions of any Customer Agreement, Material Contract, SEC Contract, lease for Leased Real Property, license for Licensed Intellectual Property or material Company Permit; or

(d) assuming that all Governmental Approvals set forth in clause (b) have been obtained and all filings and notifications described in clause (b) have been made, violate or conflict with any Law applicable to the Company or any of the Subsidiaries or by which any of their properties or assets may be bound except such violations or conflicts that would not reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets.

      SECTION 4.5.     SEC Reports and Financial Statements. (a) The Company has timely filed with the SEC all Company SEC Documents, all of which are publicly available by EDGAR (other than the certification required under section 906 of the Sarbanes-Oxley Act of 2002 which have been furnished as correspondence to the SEC, a true and complete copy of which has been delivered to Parent). Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such filing prior to the date hereof), the Company SEC Documents (including any financial statements or schedules included therein) and any forms, reports, schedules, statements, registration statements, proxy statements and other documents (including in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) (i) did not, and in the case of Subsequent Filings will not, contain any untrue statement of a material fact or omit, or in the case of Subsequent Filings will not omit, to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied, and in the case of Subsequent Filings will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be except as set forth in Section 4.5(a) of the Company Disclosure Letter. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Subsidiary in writing relating to Parent, Merger Subsidiary or any affiliate thereof (other than the Company or any of its Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b) Except as set forth in Section 4.5(b), each of the financial statements contained or to be contained in the Company SEC Documents (including, in each case, any related notes and schedules) has (i) been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) been prepared in accordance with GAAP (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly presents the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

      SECTION 4.6.     No Undisclosed Liabilities. The Company and its Subsidiaries do not have any claims, liabilities, indebtedness or payment obligations of any nature (whether known or unknown, accrued, absolute, contingent, asserted, liquidated or otherwise), except (a) as disclosed in Section 4.6 of the Company Disclosure Letter; (b) as reflected and reserved against on the December 31, 2002 balance sheet or disclosed in the notes thereto included in the Company SEC Documents; (c) to the extent specifically identified as a claim, liability, indebtedness or payment obligation of the Company or its Subsidiaries of any nature in any section of the Company Disclosure Letter; (d) such claims, liabilities, indebtedness or payment obligations of any nature that would have been required to be disclosed as such in any section of the Company Disclosure Letter but for the existence of a materiality or Company Material Adverse Effect qualification or a specific dollar threshold limiting such disclosure or (e) that would not individually or in the aggregate result in a Company Material Adverse Effect.

      SECTION 4.7.     Absence of Certain Changes. Since December 31, 2002, the Company has conducted, and has caused its Subsidiaries to conduct, their respective businesses only in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as disclosed in Section 4.7 of the Company Disclosure Letter:

(a) there has not occurred any event, change, occurrence, effect, fact, violation, development or circumstance that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect;

(b) there has been no declaration, setting aside or payment by the Company or any Subsidiary of any dividend or other distribution payable in cash, securities or other property with respect to, or split, combination, redemption, reclassification, purchase or other acquisition of, any shares of capital stock (or other equity interests) or other securities of the Company or any of its Subsidiaries, other than those payable by a wholly-owned Subsidiary of the Company solely to the Company or to another wholly-owned Subsidiary of the Company, or any other change in the capital structure of the Company or any of its Subsidiaries;

(c) other than issuances of Common Stock pursuant to the exercise of Options outstanding prior to the date of this Agreement, there has been no issuance or sale, or authorization therefor, by the Company or any Subsidiary of any shares of capital stock or any other securities (equity or debt) of the Company or any of its Subsidiaries or issuance, sale or authorization by the Company or any Subsidiary for any securities (equity or debt) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or the entering into by the Company or any Subsidiary of any arrangement or contract with respect to the issuance or sale of, any shares of capital stock of any class of the Company or Voting Debt or other securities (equity or debt), or any other changes to the capital structure of the Company or any of its Subsidiaries;

(d) there have been no Contracts (or amendments, modifications, supplements or replacements to existing Contracts) made or committed to be made or entered into to be performed by the Company or any of its Subsidiaries relating to, and none of them have made any, capital expenditures by the Company or any of its Subsidiaries with a value in excess of $20,000 in the current year or any future calendar year, or in the aggregate for such capital expenditures with a value in excess of $200,000;

(e) neither the Company nor any of its Subsidiaries has acquired, by merging or consolidating with, by purchasing an equity interest in, by purchasing all or a portion of the assets of, or by any other manner, any business or any Person, or other acquisition of any assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

(f) there have been no transfers, leases, licenses, guarantees, sales, mortgages, pledges, disposals of, subjecting to Liens (other than Permitted Liens) or other encumbrances on, any assets of the Company or any of its Subsidiaries that are material to their business or that have a value individually in excess of $50,000 other than with respect to (i) transactions between wholly-owned Subsidiaries of the Company and the Company or between wholly-owned Subsidiaries of the Company, (ii) dispositions of excess or obsolete assets of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and (iii) leases, licenses or sales in the ordinary course of business consistent with past practice;

(g) except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect on December 31, 2002, as set forth in Section 4.2 of the Company Disclosure Schedule or required by applicable law or contemplated by Section 3.4, and other than the grant of awards in the ordinary course of business pursuant to the Company’s stock option plans or the Purchase Plan prior to the date of this Agreement and set forth in Section 4.2(a) of the Company Disclosure Schedule, there have been no increases in the compensation or fringe benefits of any of the Company’s or its Subsidiaries’ directors, officers or employees (except for immaterial increases to employees who are not officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), no grants of any severance or termination pay not required to be paid under then existing severance plans, no employment, benefit (including with respect to life or disability insurance or with respect to premiums therefor), consulting or severance agreements, policies or arrangements with any present or former directors, officers or other employees of the Company or any of the Company’s Subsidiaries, no establishment or adoption of or amendments, modifications, supplements, replacements or terminations of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, benefit (including with respect to life or disability insurance or with respect to premiums therefor), pension, retirement, deferred compensation, employment, termination, severance or other plans, agreements, trusts, funds, policies or arrangements for the collective benefit of any directors, officers or employees;

(h) there have been no plans of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganizations of the Company or any of its Subsidiaries or any agreements relating to any Acquisition Proposals adopted or entered into;

(i) there has been no (i) incurrence, assumption, modification or prepayment of any indebtedness for borrowed money, issuance of any debt securities or warrants or other rights for the acquisition of debt securities, or guarantees, endorsements or liabilities or responsibilities for the obligations or indebtedness of another Person by the Company or any of its Subsidiaries, other than indebtedness owing to or guarantees of indebtedness owing to, the Company or any direct or indirect wholly-owned Subsidiary of the Company, or capital leases entered into, or (ii) loans, extensions of credit or advances by the Company or any of its Subsidiaries to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company, except, in the case of preceding clauses (i) and (ii), for loans, extensions of credit or advances constituting trade payables or receivables arising in the ordinary course of business and in the case of preceding clause (ii), for advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $10,000 or less to any individual on any date of determination and $50,000 in the aggregate outstanding on any date of determination;

(j) there have been no accelerations of the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, restricted stock, insurance (including arrangements or agreements for premiums therefor) or other compensation or benefits of the Company or any of its Subsidiaries;

(k) neither the Company nor any of its Subsidiaries has made any payments, discharges, settlements or satisfactions of any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of (A) liabilities reflected or reserved against in the December 31, 2002 balance sheet included in the Company SEC Documents or (B) liabilities (other than litigation) subsequently incurred in the ordinary course of business consistent with past practice and (ii) other claims, litigation, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $100,000;

(l) there have been no plans, announcements, implementations or effectuations of any reductions in force, lay-offs, early retirement programs, severance programs or other programs or efforts concerning the termination of employment of employees of the Company or its Subsidiaries, other than routine employee terminations in the ordinary course of business and consistent with past practice;

(m) there have been no actions or omissions which (i) constitute a violation of any material Company Permit, which violations would result in or would reasonably be likely to result in, individually or in the aggregate, the modification, suspension, cancellation, termination of any one or more material Company Permit or otherwise have or would reasonably be likely to have a material adverse impact on any customer or client contract or relationship or the nature or level of discipline imposed on account of future violations of the Laws applicable to the Company and the Surviving Corporation or (ii) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for the Surviving Corporation or Parent to obtain and maintain any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Company

Permits in effect at all times following the Merger on the same terms as in effect on the date of this Agreement;

(n) there have been no entries into any new material lines of business;

(o) there has been no failure to maintain with current or other financially responsible insurance companies insurance on the Company’s or its Subsidiaries’ assets, tangible and intangible, and their respective businesses in such amounts and against such risks and losses as are consistent with past practice and standard practice in the Company’s industry;

(p) there has been (i) no materially amended Tax Returns or claims for refund filed, (ii) no making or rescission of any material Tax election or other failure to prepare all Tax Returns in a manner which is consistent with the past practices of the Company and each Subsidiary of the Company, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (A) did not, would not, or may not materially increase Parent’s, the Company’s or any of the Company’s Subsidiaries’ liability for Taxes for any period or (B) is or was required by Law, (iii) no incurrence of any material liability for Taxes other than in the ordinary course of business, apart from any Tax liability that may result from the Asset Purchase, or (iv) no settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the Tax liability of the Company or any of its Subsidiaries for any period entered into; and

      (q) there has been no material change by the Company or any of its Subsidiaries in any accounting practices, policies or procedures or any methods of reporting income, deductions or other items for income tax purposes (except insofar as may have been required by applicable law, GAAP or SEC rule or which are, or will be in the event of a requirement of law, GAAP or SEC rule adopted after the date hereof, disclosed in the Company SEC Documents and described in Section 4.7(g) of the Company Disclosure Schedule).

      SECTION 4.8.     Taxes. (a) Tax Returns. Each of the Company and its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authorities all material Tax Returns that are required to be filed by, or with respect to, each of the Company and its Subsidiaries.

      (b) Payment of Taxes. As of the date of the most recently filed Company SEC Documents, any unpaid material Taxes of the Company and its Subsidiaries imposed with respect to the income, assets or operations of the Company and its Subsidiaries have been accrued and adequately disclosed and provided for in such Company SEC Documents in accordance with GAAP. Since the date of the most recently filed Company SEC Documents, neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business, other than any Tax liability that may be incurred as a result of the Asset Purchase.

      (c) Other Tax Matters.

      (1) Except as set forth in Section 4.8(c)(1) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality, (ii) no such audit or other examination is pending, or to the Company’s Knowledge, threatened and (iii) neither the Company nor any of its Subsidiaries has received any written notice from any taxing authority relating to any issue which could have a material adverse effect on the Tax liability of the Company or any of its Subsidiaries.

      (2) Neither the Company nor any of its Subsidiaries (i) has entered into an agreement or waiver that will be in effect as of the Closing Date or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, or (ii) is presently contesting the Tax liability of the Company or any of its Subsidiaries in any administrative or judicial proceeding.

      (3) Neither the Company nor any of its Subsidiaries has been included in any affiliated group (within the meaning of Section 1504(a) of the Code) or any consolidated, combined or unitary group (under state or local law) of which the Company or any such Subsidiary is or has been a member (each, an “Affiliated

Group”) with any Person (other than the Company or any current Subsidiary thereof) for any taxable period for which, to the Company’s Knowledge, the statute of limitations has not expired.

      (4) Except as set forth in Section 4.8(c)(4), all material Taxes which the Company and each or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

      (5) No claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

      (6) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate thereof (other than Parent and its affiliates) and any other party under which Parent, Merger Subsidiary, the Company or any of the Company’s Subsidiaries could be liable for any Taxes or other claims of, or could otherwise have any liability or obligation to, any party after the Closing Date.

      (7) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

      (8) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

      (9) Neither the Company nor any of its Subsidiaries is a party to any agreement that would require (including as a result of the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement) the Company or any of its Subsidiaries or any affiliate thereof to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code or that would not be deductible pursuant to Section 162(m) of the Code.

      (10) The Company and each of its Subsidiaries have delivered or made available to Parent and Merger Subsidiary true, complete and correct copies of each of the Tax Returns for income Taxes filed on behalf of the Company and each of its Subsidiaries for the 1999, 2000 and 2001 tax years.

      SECTION 4.9.     Title to Properties; Owned and Leased Real Properties; No Liens. (a) The Company and each of its Subsidiaries has, in the case of Leased Real Property and leased assets, valid leasehold interests in, (i) all of its material tangible properties and assets (real and personal), including all such properties and assets reflected in the Company’s consolidated balance sheet as of December 31, 2002 contained in the Company SEC Documents, except as indicated in the notes thereto or as sold or otherwise disposed of in the ordinary course of business after such date, and (ii) all the material tangible properties and assets that have been purchased by the Company or any of the Subsidiaries since December 31, 2002, except for such properties and assets that have been sold or otherwise disposed of in the ordinary course of business, in each case subject to no Liens, except for Permitted Liens.

      (b) The Company has no Owned Real Property.

      (c) Section 4.9(c)(i) of the Company Disclosure Letter sets forth a complete and correct list of all Leased Real Property. The Company or one of its Subsidiaries has a valid leasehold interest in all Leased Real Property, free and clear of any and all Liens except for Permitted Liens. Except as set forth in Section 4.9(c)(ii), each lease with respect to the Leased Real Property is in full force and effect in accordance with its terms in all material respects; in each case, the Company or its Subsidiary, as applicable, has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder in any material respect, and, to the Knowledge of the Company, there exists no default or event, occurrence, condition or act (including the Transactions) which, with the giving of notice, the lapse of time or the happening of any further event or condition (including the Transactions), would become a default in any material respect under such lease. Except as set forth in Section 4.9(c)(iii), neither the Company nor any of its Subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the Company’s Knowledge, all of the covenants to be performed by any other party under any such lease have been fully performed in all material respects. The Company has, prior to the date of this Agreement, made available to Parent true, complete and correct copies of each lease or other agreement (including, in each case, any and all amendments, modifications and supplements thereto) with respect to each Leased Real Property as set forth in Section 4.9(c) of the Company Disclosure Letter.

      (d) All of the Company’s and its Subsidiaries’ material personal property, including computers, electronics, leasehold improvements, furnishings, machinery and equipment, is in good repair (ordinary wear and tear excepted), has been well maintained, is in good working order and, to the knowledge of the Company, materially complies with all applicable Laws.

      (e) Except as set forth in Section 4.9(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is contractually obligated to undertake or pay for the restoration or removal of any alterations or improvements or the repair of any damages (including any such damages arising from lapses of maintenance) with respect to any Leased Real Property which is reasonably likely to cost in excess of $100,000 in the aggregate except to the extent that such restoration, removal, alteration, improvement or repair is specifically provided for on the Balance Sheet.

      SECTION 4.10.     Intellectual Property. (a) Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of all of the (i) Registered and material unregistered Owned Intellectual Property and (ii) Licensed Intellectual Property (other than Computer Software that is readily commercially available for $100,000 or less) used by the Company, separated into the following categories: (A) Licensed Intellectual Property that is separate from the Products (i.e., an add-on Product) that is sold or licensed (bundled) together with one or more products and (B) Licensed Intellectual Property not licensed by the Company and its Subsidiaries to customers but used internally by the Company or its Subsidiaries.

      (b) Except as set forth in Section 4.10(b) of the Company Disclosure Letter, to the Company’s Knowledge, all Owned Intellectual Property is valid, subsisting and enforceable. Except as set forth in Section 4.10(b) of the Company Disclosure Letter, no Owned Intellectual Property (i) has been adjudicated invalid or unenforceable, (ii) has been abandoned or cancelled (excepting any expirations in the ordinary course), or (iii) is subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Company’s or its Subsidiaries’ rights thereto. To the Company’s Knowledge, no Licensed Intellectual Property has been abandoned, cancelled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company’s or the Subsidiaries’ rights thereto. The Company has taken commercially reasonable steps to ensure that the Owned Intellectual Property has been marked where appropriate with notices and legends as permitted by Federal and State laws or otherwise permitted to indicate the Company’s or its Subsidiaries’ patent, trademark, copyright, confidential, proprietary, and other Intellectual Property rights in such Owned Intellectual Property.

      (c) Except as set forth in Section 4.10(c) of the Company Disclosure Letter, the Company and its Subsidiaries own or have the right to use all Intellectual Property currently used in their business. All rights in and to the Owned Intellectual Property are free of all Liens and are fully assignable by the Company and the Subsidiaries to any Person, without payment, consent of any Person or other condition or restriction and, after giving effect to the Asset Purchase, good and valid title to the Purchased Assets will vest in Acquisition Subsidiary. The Owned Intellectual Property and Licensed Intellectual Property is sufficient to operate the business of the Company as currently conducted. Except as set forth in Section 4.10(c) of the Company Disclosure Letter, no Person other than the Company has any ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Owned Intellectual Property.

      (d) Except as set forth in Section 4.10(d) of the Company Disclosure Letter, the Company has no Knowledge of any (i) suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding (collectively, “Suit”) that is pending alleging that the Company or the Subsidiaries have violated any Intellectual Property rights of any Person, (ii) claim that has been threatened or asserted against the Company or the Subsidiaries or any of their indemnitees (as indemnities under a Customer Agreement) alleging a violation of any Intellectual Property rights of any Person, (iii) violation by the Company or the Subsidiaries of any Person’s Intellectual Property rights, or (iv) information that would constitute a reasonable basis for any of the foregoing.

      (e) Except as set forth in Section 4.10(e) of the Company Disclosure Letter, no Suit is pending relating to any Customer Agreement or Licensed Intellectual Property Agreement, including any Suit alleging that the Company or the Subsidiaries or another person has breached any Customer Agreement or Licensed Intellectual Property Agreement or that any such agreement is invalid or unenforceable. No such Suit has been threatened or asserted in writing and, to the Knowledge of the Company, none has been threatened or asserted orally or electronically. To the Company’s Knowledge (but without inquiry) there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company or the Subsidiaries or the other signatory under any Customer Agreement or Licensed Intellectual Property Agreement. No party to any Customer Agreement or Licensed Intellectual Property Agreement has given the Company or the Subsidiaries (i) notice of its intention to cancel or terminate any Customer Agreement or Licensed Intellectual Property Agreement or (ii) written notice that it will not renew any Customer Agreement or Licensed Intellectual Property Agreement.

      (f) No Suit is pending concerning the Owned Intellectual Property, including any Suit alleging that the Owned Intellectual Property is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company or its Subsidiaries. No such Suit has been threatened or asserted in writing and, to the Knowledge of the Company, none has been threatened or asserted orally or electronically. To the Company’s Knowledge (but without inquiry), no valid basis for any such Suits or claims exists.

      (g) Except as set forth in Section 4.10(g) of the Company Disclosure Letter, the Company has no Knowledge that any Person is violating any Owned Intellectual Property or any material Licensed Intellectual Property.

      (h) Except as set forth in Section 4.10(h) of the Company Disclosure Letter, the Company and the Subsidiaries have timely made all filings, recordations, and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Registered Owned Intellectual Property and reflecting the Company or a Subsidiary as the owner thereof. Except as set forth in Section 4.10(h) of the Company Disclosure Letter, no due dates for filings or payments concerning the Registered Trademarks (including office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) falling due within ninety (90) days of the Closing Date, whether or not such due dates are extendable.

      (i) Except as set forth in a Customer Agreement or other agreement with a customer of the Company, in each case with respect to source code comprising the Company’s Products, the Company and the Subsidiaries have taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in their businesses (including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons who are authorized to use Company Trade Secrets). To the Company’s Knowledge except as set forth in a Customer Agreement or other agreement with a customer of the Company, in each case with respect to source code comprising the Company’s Products, none of the Company Trade Secrets have been disclosed to any Person unless such Person executed appropriate confidentiality agreements prohibiting the unauthorized use or disclosure of such Company Trade Secrets and containing other terms as reasonably necessary or appropriate for the protection and maintenance of such Company Trade Secrets.

      (j) To the Company’s Knowledge, no current or former Company or Subsidiary employee is or was a party to any confidentiality agreement and/or agreement not to compete that forbids or forbade at any time during such employee’s employment by the Company or a Subsidiary the activity that such employee was hired to perform or otherwise performed on behalf of or in connection with such employee’s employment by the Company or a Subsidiary.

      SECTION 4.11.     Products. (a) Except as set forth in Section 4.11(a) of the Company Disclosure Letter, the Company is the sole and exclusive owner of the Products and all constituent parts thereof (excluding Licensed Intellectual Property).

      (b) Except as set forth in Section 4.11(b) of the Company Disclosure Letter, to the Company’s Knowledge, the Products perform in all material respects in accordance with the Ancillary Product Materials and applicable Customer Agreement. No Disabling Devices were embedded in the Products by the Company or any Subsidiary and, to the Company’s Knowledge, the Products do not contain any Disabling Devices.

      (c) The source code for the Products will compile into executable object code. To the Company’s Knowledge, the source code, Ancillary Product Materials and other Documentation, to the extent pertaining to the Products are accurate and sufficiently documented to enable a Computer Software developer of reasonable skill to understand, modify, repair, maintain, compile and otherwise use the material aspects of the Products.

      (d) Section 4.11(d) of the Company Disclosure Letter contains (i) true and complete copies of the Company’s current versions of its standard Customer Agreements, (ii) true and complete list of the names of the top 25 revenue generating customers under the Customer Agreements and copies of the foregoing Customer Agreements have been made available to Merger Subsidiary, and (iii) a list of any Customer Agreement which contains any provision that allows the customer to acquire ownership interest in or to the Product.

      (e) Except as set forth in Section 4.11(e) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has granted to any Person, and no Person, other than the Company (including any independent contractors who have performed services for the Company or the Subsidiaries), is authorized to produce, support, maintain, distribute, sublicense, or resell any of the Products. Except as set forth in Section 4.11(e) of the Company Disclosure Letter, there are no exclusive arrangements between the Company or any of the Subsidiaries and any other Person to license, sublicense, sell, use or distribute any of the Products. Section 4.11(e) of the Company Disclosure Schedule sets forth a true and complete list of all agreements by the Company or the Subsidiaries with resellers of the Products and all agreements pursuant to which the Company or the Subsidiaries are resellers of products.

      (f) All third party rights to use any future version of the Products is governed by a Customer Agreement.

      (g) Section 4.11(g) of the Company Disclosure Letter sets forth a true and complete list of customer names for all Customer Agreements.

      (h) Except with respect to the Company’s or a Subsidiaries’ obligation to provide general maintenance services pursuant to a Customer Agreement and except as set forth in Section 4.11(h) of the Company Disclosure Letter, no Customer Agreement or other agreement obligates the Company or any of the Subsidiaries to develop or provide any specific improvement, enhancement, change in functionality or other alteration in the performance of the Products.

      SECTION 4.12.     Agreements, Contracts and Commitments. Except for Contracts filed as exhibits to Company SEC Documents pursuant to Item 601 of Regulation S-K and listed on the exhibit index to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2002 (“SEC Contracts”), or as disclosed in Section 4.12 of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract currently in effect and of the following nature (collectively, the “Company Material Contracts”):

(a) Contracts (other than Benefit Plans, which are covered under Section 4.15) with any current or former employee, director or officer of, or consultant of or to, the Company or any of its Subsidiaries under which the Company or its Subsidiaries may have ongoing or future payment obligations for services rendered or to be rendered;

(b) Contracts that (x) involve the performance by the Company or any of its Subsidiaries of services of an amount or value (as measured by the revenue derived therefrom during the fiscal year ended December 31, 2002) in excess of $100,000 annually or (y) involve payments by the Company or any of its Subsidiaries in excess of $50,000 annually, unless terminable by the Company on not more than 30 days notice without material penalty;

(c) Contracts (i) for the sale of assets of the Company or any of its Subsidiaries involving aggregate consideration of $50,000 or more (other than licenses of Products in the ordinary course of business), or (ii) for the grant to any Person of any preferential rights to purchase any material amount of assets or any material asset of the Company or any of its Subsidiaries;

(d) Contracts for the acquisition, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner having the same or similar effect, any business or any Person or assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

(e) Contracts (including loan agreements, credit agreements, notes, bonds, mortgages or other agreements, indentures or instruments) relating to indebtedness for borrowed money, letters of credit, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by a Lien, or interest rate or currency hedging activities (including guarantees or other contingent liabilities in respect of any of the foregoing but in any event excluding trade payables arising in the ordinary course of business consistent with past practice, intercompany indebtedness shown on the Company’s balance sheet as of December 31, 2002 included in the Company SEC Documents and immaterial leases for telephones, copy machines, facsimile machines and other office equipment);

(f) Loans or advances to (other than advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $10,000 or less to any individual on any date of determination, and $50,000 in the aggregate on any date of determination), or investments in, any Person, other than the Company or a Subsidiary, or any Contracts relating to the making of any such loans, advances or investments or any Contracts involving a sharing of profits (except for bonus arrangements with employees entered into in the ordinary course of business consistent with past practice);

(g) Contracts relating to any joint venture, partnership, strategic alliance or similar arrangement (including any franchising agreement);

(h) Contracts to be performed relating to capital expenditures of the Company and/or its Subsidiaries with a value in excess of $20,000 in any fiscal year, or in the aggregate capital expenditures of the Company and/or its Subsidiaries with a value in excess of $200,000;

(i) Contracts relating to any material Company Permits;

(j) Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(k) Contracts containing covenants purporting to restrict the Company or any of its Subsidiaries or its or their affiliates from competing with or otherwise materially restraining, limiting or impeding the Company’s or any of its Subsidiaries’ ability to compete with any Person or conduct any business or line of business or which materially restrict any other Person from competing with the Company, any of its Subsidiaries or any of its or their affiliates;

(l) Contracts which are material to the Company or any of its Subsidiaries and which restrict the Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other Person (other than Contracts entered into in the ordinary course of business);

(m) Contracts required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(n) Contracts required to be filed under Item 601(b)(10) of Regulation S-K under the Securities Act; and

(o) Contracts that contain minimum annual purchase obligations (take-or-pay) or that contain penalties or repricing provisions (e.g., “retroactive discounts”) if certain minimum quantities are not purchased in excess of $10,000 individually and $50,000 in the aggregate.

Each Company Material Contract and SEC Contract is in full force and effect, is a valid and binding obligation of the Company or the Subsidiary of the Company party thereto and, to the Company’s Knowledge, each other party thereto, except as would not reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets. There exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) on the part of the Company or any Subsidiary or, to the Company’s Knowledge, on the part of any other party to any Company Material Contract that, with the giving of notice or the lapse of time or both, would become a default or event of default under any Company Material Contract or SEC Contract that could reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets.

      SECTION 4.13.     Litigation. (a) Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 4.13 of the Company Disclosure Letter, there are no Actions or Proceedings pending against or, to the Company’s Knowledge, threatened against or binding upon the Company or any of its Subsidiaries, or any of their respective properties or rights that could reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries, (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or (z) prevent the transactions contemplated by this Agreement.

      (b) Neither the Company nor any of its Subsidiaries is a party to any Governmental Directive mandating any conduct material to the business or operations of the Company and its Subsidiaries or prohibiting any conduct material to the business or operations of the Company and its Subsidiaries by any of them or subject to any commitment letter or similar undertaking material to the business or operations of the Company and its Subsidiaries executed in connection with any such Governmental Directive or has adopted any board resolution with respect to any such Governmental Directive.

      SECTION 4.14.     Environmental Matters. (a) The operations of the Company and its Subsidiaries are in compliance with Environmental Laws, except for such noncompliance that would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect.

      (b) Each of the Company and its Subsidiaries has obtained and is in compliance with all necessary permits or authorizations required under Environmental Laws, except for such failure to have, or noncompliance with, such permits or authorizations that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect with respect to the Company and its Subsidiaries.

      (c) There has been no release to the environment of any substances defined as hazardous under any Environmental Law associated with any Company operations at any of the properties operated by the Company and its Subsidiaries while such properties were operated by the Company or any of its Subsidiaries that could reasonably be expected to result in a material liability to the Company.

      (d) No claims have been asserted against the Company or any of its Subsidiaries under any Environmental Law (“Environmental Claims”), nor has the Company or any of its Subsidiaries received written notice of any threatened or pending Environmental Claims against the Company or any of its Subsidiaries and, to the Company’s knowledge, there is no valid basis for any such Environmental Claim that could reasonably be expected to result in material liability to the Company.

      SECTION 4.15.     Employee Benefit Plans. (a) Section 4.15(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all Benefit Plans. The Benefit Plans are in substantial compliance with the requirements of all applicable Laws and each Benefit Plan has been operated, maintained and administered in substantial compliance with its terms. There are no pending, nor, to the Company’s Knowledge, has the Company or any of its Subsidiaries received notice of any threatened, Actions or Proceedings, against or otherwise involving any of the Benefit Plans and their assets. All contributions required to be made as of the date of this Agreement to the Benefit Plans have been made or provided for.

      (b) (i) Any U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and no Benefit Plan has been amended since the effective date of its most recent determination letter prior to the end of its remedial amendment period, in any material respect that would result in its disqualification; (ii) each of the Company, its Subsidiaries and each of their Affiliates has submitted each U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code for a determination letter in accordance with Revenue Procedure 2001-55; (iii) neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (contingent or otherwise) under Title IV of ERISA (other than for the payment of premiums, none of which are overdue) or has incurred or expects to incur any liability in connection with an “accumulated funding deficiency” within the meaning of Section 412 of the Code, whether or not waived; (iv) neither the Company nor any of its Subsidiaries has incurred or expects to incur any material liability (including additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Benefit Plan that is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”); (v) except as set forth in Section 4.15(b)(v) of the Company Disclosure Letter, any U.S. Benefit Plan providing for health and welfare benefits is fully insured; (vi) no reportable event (as defined in Section 4043(c) of ERISA) has occurred or is expected to occur with respect to any Pension Plan; (vii) neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has incurred any withdrawal liability with respect to a “multiemployer plan” under Title IV of ERISA and no event or condition has occurred which would be expected to cause the Company, any Subsidiary of the Company, or any ERISA Affiliate to incur such withdrawal liability; or (viii) neither the Company, any Subsidiary of the Company nor any of their ERISA Affiliates has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any U.S. Benefit Plan, or has engaged in a “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA). Except as set forth in Section 4.15 of the Company Disclosure Letter, the execution of this Agreement and consummation of the Merger as set forth therein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness or indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employees of the Company or any of its Subsidiaries (whether or not any such payment would constitute a “parachute payment” or “express parachute payment” within the meaning of Section 280G of the Code).

      (c) Except as set forth in Section 4.15(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any Affiliate of the Company maintains or is required to contribute to any Foreign Pension Plan to which the Company would have any liability.

      (d) Except as set forth in Section 4.15(d) of the Company Disclosure Letter, and as required under Section 4980B of the Code or other applicable Law, neither the Company nor any of its Subsidiaries has any obligation to provide post-retirement or post-termination of employment, health or life benefits to current or former employees. Except as set forth in Section 4.15(d) of the Company Disclosure Letter, any continuation coverage provided under any welfare benefits plan complies with Section 4980B of the Code and is at the expense of the participant or beneficiary.

      (e) Any terminated Benefit Plan has been terminated in accordance with applicable Laws and all benefits under any such terminated Benefit Plan have been made in accordance with the terms of such Benefit Plan.

      (f) Each Benefit Plan may be amended or terminated at any time after the Closing Date without liability to the Company.

      (g) The Company has made available to Parent and Merger Subsidiary true and complete copies of the Benefit Plans, together with all amendments thereto, and to the extent applicable (i) all current summary plan descriptions; (ii) the annual report on Internal Revenue Service Form 5500-series, including any attachments thereto, for each of the last three plan years; (iii) the most recent accountant’s report, if any; and (iv) the most recent Internal Revenue Service determination letter.

      SECTION 4.16.     Compliance with Laws. Neither the Company nor any of the Subsidiaries are in violation of, nor have any of them received any notice alleging any such violation with respect to, any applicable provisions of any Laws the violation of which could reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct the same that could reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets.

      SECTION 4.17.     Permits and Licenses. The Company and each of the Subsidiaries have obtained and have complied with, and are in compliance with, all Company Permits and there has not occurred any default under any such Company Permit and no Action or Proceeding has been filed or commenced against any of them alleging any failure to so comply, except such failure to obtain, noncompliance, default, Action or Proceeding as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. There are no material oral or written understandings or waivers between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other, with respect to any material Company Permit.

      SECTION 4.18.     Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

      (b) Except as set forth in Section 4.18(b) of the Company Disclosure Letter, (i) there is no material pending or to the Company’s Knowledge threatened labor strike, or dispute, walkout, work stoppage, slow-down, lockout or organizational effort involving employees of the Company or any of its Subsidiaries, (ii) (x) as of the date hereof, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries, either pending or, to the Company’s Knowledge, threatened and (y) as of the Effective Time there will be no material unfair labor practice charge or complaint against the Company or any of its Subsidiaries, either pending or, to the Company’s Knowledge, threatened; (iii) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. Section 151 et seq.) exists or, to the Company’s Knowledge, is threatened with respect to the Company’s or any of its Subsidiaries’ operations, (iv) there are no material occupational health and safety claims against the Company or any of its Subsidiaries, and (v) except as set forth in Section 4.18(b) of the Company Disclosure Letter, (x) as of the date hereof there are no complaints, charges, or claims against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge threatened in writing to be brought or filed, and (y) as of the Effective time there will be no material complaints, charges, or claims against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge threatened in writing to be brought or filed with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company.

      (c) Neither the Company nor any of its Subsidiaries has effectuated (i) a “Plant Closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any Subsidiary; or (ii) a “Mass Layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company and/or any Subsidiary been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; and none of the affected employees has suffered an “Employment Loss” (as defined in the WARN Act) since ninety days prior to the date hereof. Neither the Company nor any of its Subsidiaries has incurred any material liability under the WARN Act or similar state laws which remains unpaid of unsatisfied.

      (d) Except as set forth in Section 4.18(d) of the Disclosure Letter, (i) the Company and its Subsidiaries are in material compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder, (ii) the Company and its Subsidiaries are in material compliance with all laws governing the employment of its employees, including, but not limited to, all such federal, state, and local laws relating to wages, hours, collective bargaining, discrimination, retaliation, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes, (iii) no employee or independent contractor has filed a complaint for which the Company has received notice and the Company has not conducted any internal investigation regarding conduct that may constitute a violation of any federal, state or local law governing employment, (iv) since December 31, 2002, no officer or employee of the Company or any of its Subsidiaries has received, and no officer has given, notice to terminate his employment, (v) there are no officers or employees of the Company or any of its Subsidiaries who are on secondment, maternity leave or absent on grounds of disability, military or other leave of absence (other than normal holidays or absence due to illness), (vi) the Sellers and the Company and its Subsidiaries have complied with their material obligations to inform and consult with trade unions and other representatives of workers and to send notices to relevant governmental officials, (vii) the Company and its Subsidiaries have maintained adequate and suitable records regarding the service of their directors, officers and employees and such records comply with requirements of data protection legislation regarding the processing and storage of personal data on individuals except as would not reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets and (viii) the Company and its Subsidiaries have not entered into any agreement and no event has occurred which may involve the Company and its Subsidiaries in the future acquiring any undertaking or part of one such that the Transfer Regulations may apply thereto except as would not reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets.

      (e) All salaries and wages and other benefits, bonuses and commissions of all directors, officers or employees of the Company and its Subsidiaries have, to the extent due, been paid or discharged in full, including but not limited all payments due under the 2002 Results Incentive Plan and the 2002 Utilization Bonus Plan and the 2002 Sales/ Business Solutions Plan.

      (f) Neither the Company nor its Subsidiaries have entered into any agreement or arrangement for the management or operation of its business or any part thereof other than with their respective employees.

      (g) Except as set forth in Section 4.18(g) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has extended a loan to any employee for which amounts are outstanding, except for advances in respect of travel and entertainment expenses in the ordinary course of business. Since December 31, 2002, no such loans have been forgiven.

      (h) Except as set forth in Section 4.18(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written: (i) agreement with any executive officer or employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the payment or terms of which are accelerated or materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciate right plan, restricted stock plan, stock purchase plan, severance benefit plan, insurance plan or arrangement (including with respect to life, health, or disability insurance) or with respect to the premium therefore, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (such agreements and plans referred to in clause (i) or (ii), collectively, the “Executive Agreements”).

      (i) All current employees of the Company and its Subsidiaries have signed the Employee Proprietary Information and Inventions Agreement.

      SECTION 4.19.     Insurance. Section 4.19 of the Company Disclosure Letter sets forth the material insurance coverages maintained by the Company and its Subsidiaries. The Company has made available to

Parent and Merger Subsidiary copies of all material insurance policies which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured, additional insured or loss payee (including those pertaining to the Company’s or any of its Subsidiaries’ assets, employees or operations) (collectively, the “Insurance Policies”) and (a) each of the Insurance Policies is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full and cover against the risks of the nature normally insured against by entities in the same or similar lines of business as the Company and its Subsidiaries in coverage amounts typically and reasonably carried by such entities, (b) none of the Insurance Policies shall terminate or lapse (or be affected in any other material adverse manner) by reason of the Merger, (c) each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party, (d) to the Knowledge of the Company, no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such Insurance Policy or indicated any intent to do so or not to renew any such Insurance Policy and (e) to the Knowledge of the Company, all material claims under the Insurance Policies have been filed in a timely fashion.

      SECTION 4.20.     Information in Proxy Statement. The Proxy Statement when distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with all applicable requirements of the Exchange Act and other applicable Laws. If at any time prior to the date of the Special Meeting any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Company will file and disseminate, as required, an amendment or supplement which complies as to form in all material respects with the Exchange Act and any other applicable Laws.

      SECTION 4.21.     Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Updata Capital, Inc., dated May 8, 2003, a true, complete and correct signed copy of which shall be delivered to Parent promptly after receipt of a written copy thereof by the Company, to the effect that, as of the date of such written opinion and on the basis of and subject to the assumptions set forth therein, the Cash Merger Consideration to be received in the Merger by the holders of Company Common Stock, is fair to such holders from a financial point of view, and such opinion has not been withdrawn or modified as of the date of this Agreement. The Company has been authorized by Updata Capital, Inc. to permit the inclusion of such fairness opinion in the Proxy Statement.

      SECTION 4.22.     Brokers. No agent, broker, Person or firm acting on behalf of the Company or any of its Subsidiaries other than Updata Capital, Inc. is or will be entitled to any advisory commission or broker’s or finder’s fee from any of the Parties (or their respective Affiliates) in connection with this Agreement or any of the transactions contemplated hereby. All amounts paid, or which are or will be payable, to Updata Capital, Inc. arising out of or in connection with this transaction are set forth on Section 4.22 of the Company Disclosure Letter.

      SECTION 4.23.     Voting Requirements. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock held by Company Stockholders is the only vote of the holders of any class or series of the Company’s capital stock or other securities of the Company necessary under applicable law or stock exchange (or similar self-regulatory organization) regulations to adopt this Agreement and approve the Transactions contemplated hereby and for consummation by the Company of the Transactions contemplated hereby.

      SECTION 4.24.     Rights Agreement. The Company has amended the Rights Agreement (without redeeming the Rights (as such term is defined in the Rights Agreement) identified therein), (a) to render the Rights Agreement inapplicable with respect to this Agreement, the Voting Agreement and Transactions (b) so that (i) neither the Parent nor the Merger Subsidiary nor any of their “Affiliates” or “Associates” (as such terms are defined in the Rights Agreement) is considered to be an “Acquiring Person”, “Interested Stockholder” or “Transaction Person” (as such terms are defined in the Rights Agreement) as a result of the announcement or execution of this Agreement or the Voting Agreement or the consummation of the Transactions and (ii) the provisions of the Rights Agreement, including the occurrence of a “Distribution Date”, a “Shares Acquisition Date” or a “Transaction” (as such terms are defined in the Rights Agreement) and Sections 11(a)(ii) and 13(a) of the Rights Agreement, are not and shall not be triggered by reason of the announcement or execution of this Agreement or the Voting Agreement or the consummation of the Transactions and (c) to cause the Rights to expire immediately prior to the Effective Time.

      SECTION 4.25.     State Takeover Statutes. The Board of Directors of the Company has taken any and all requisite action so that neither the restrictions on “business combinations” set forth in Section 203 of the DGCL, nor any other “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws of any state other than the State of Delaware, will apply to this Agreement or the Voting Agreement or to the Merger or any of the other Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT,

ACQUISITION SUBSIDIARY AND MERGER SUBSIDIARY

      Each of Parent, Acquisition Subsidiary and Merger Subsidiary hereby represents and warrants to the Company that:

SECTION 5.1. Organization. Each of Parent, Merger Subsidiary and Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is currently being conducted. Each of Parent, Merger Subsidiary and Acquisition Subsidiary is duly qualified or licensed to do business, and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either Parent, Merger Subsidiary or Acquisition Subsidiary or materially impair the ability of either Parent, Merger Subsidiary or Acquisition Subsidiary to consummate the transactions contemplated hereby. Each of Parent, Merger Sub and Acquisition Subsidiary has, prior to the date of this Agreement, delivered to the Company true, complete and correct copies of their respective Certificate of Incorporation and the By-laws (or other comparable governing documents), in each case as amended and in full force and effect as of the date of this Agreement.

SECTION 5.2. Authorization; Validity of Agreement; Necessary Action. Each of Parent, Merger Subsidiary and Acquisition Subsidiary has full corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent, Merger Subsidiary and Acquisition Subsidiary of this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by the Board of Directors of each of Parent, Merger Subsidiary and Acquisition Subsidiary, and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Subsidiary, no other corporate action on the part of Parent, Merger Subsidiary or Acquisition Subsidiary is necessary to authorize the execution, delivery and performance by Parent, Merger Subsidiary and Acquisition Subsidiary of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement and each instrument required hereby to be executed and delivered prior to the Effective Time has been duly executed and delivered by each of Parent, Merger Subsidiary and/or Acquisition Subsidiary, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent, Merger Subsidiary and/or Acquisition Subsidiary, as the case maybe, enforceable against each of them in accordance with its terms.

SECTION 5.3. Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent, Merger Subsidiary and Acquisition Subsidiary does not, and the consummation by

Parent, Merger Subsidiary and Acquisition Subsidiary of the Transactions and the compliance by Parent, Merger Subsidiary and Acquisition Subsidiary with the applicable provisions of this Agreement will not:

(a) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-laws of Parent or the Certificate of Incorporation or the By-laws of Merger Subsidiary or Acquisition Subsidiary;

(b) require any filing, recordation, declaration or registration with, or permit, order, authorization, consent or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity, except for (i) the Governmental Approvals with respect to the Merger and the transactions contemplated hereby and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all other filings or recordings required under the DGCL and appropriate documents with the relevant authorities of other states in which Parent, Merger Subsidiary or Acquisition Subsidiary qualified to do business;

(c) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, give rise to any penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration or any right or obligation or loss of any material benefit or right under, or result in the creation of any Liens upon any of the properties or assets of Parent, Merger Subsidiary or Acquisition Subsidiary under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublicense, franchise, permit, concession, agreement, contract, obligation, commitment, understanding, arrangement, franchise agreement or other instrument, obligation or authorization applicable to Parent, Merger Subsidiary or Acquisition Subsidiary, or by which any such Person or any of its properties or assets may be bound; or

(d) violate or conflict with any Laws applicable to Parent, Merger Subsidiary or Acquisition Subsidiary or by which any of their properties or assets may be bound;

excluding from preceding clauses (b), (c) and (d) such matters that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either Parent, Merger Subsidiary or Acquisition Subsidiary and would not materially impair the ability of either Parent, Merger Subsidiary or Acquisition Subsidiary to consummate the Transactions.

SECTION 5.4. Sufficiency of Funds. At the Closing of the Asset Purchase and at the Effective Time, as applicable, (x) Parent shall have funds on hand or available financing in an amount sufficient to pay (i) all of the Cash Merger Consideration, (ii) all of the Option Consideration, and (iii) all fees and expenses payable by Parent, Merger Subsidiary and/or Acquisition Subsidiary related to the transactions contemplated by this Agreement and the Ancillary Agreements and (y) Acquisition Subsidiary shall have funds on hand or available financing in an amount sufficient to pay the Purchase Price. Upon completion of the Transactions (including, without limitation, the deposit of the Payment Fund), the Parent intends that the Surviving Corporation will have cash and cash equivalents of at least $5 million and Parent will not cause Surviving Corporation to incur any indebtedness in connection with the consummation of the Transaction. At the Effective Time, Acquisition Subsidiary shall enter into a license with the Surviving Corporation to provide the Surviving Corporation with such rights in the Owned Intellectual Property as are necessary to conduct the business of the Surviving Corporation with respect to its currently existing properties and assets in substantially the same manner that it was conducted prior to the sale of the Owned Intellectual Property.

SECTION 5.5. Information in Proxy Statement. None of the information supplied or to be supplied by Parent, Merger Subsidiary and/or Acquisition Subsidiary in writing relating to Parent, Merger Subsidiary, Acquisition Subsidiary or any Affiliate thereof (other than the Company or any of its Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement, any amendment or supplement thereto or any other documents filed with the SEC by the Company in connection with the Transactions, when supplied to the Company, when filed with the SEC and, in case of the Proxy Statement, when mailed to the stockholders of the Company and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent, Merger Subsidiary and Acquisition Subsidiary make no representation or warranty with respect to any information supplied by the Company in writing relating to the Company or any Affiliate thereof (other than Parent, Merger Subsidiary or Acquisition Subsidiary) expressly for inclusion or incorporation by reference in the Proxy Statement.

SECTION 5.6. Litigation. (a) There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent, Merger Subsidiary or Acquisition Subsidiary and (b) neither Parent, Merger Subsidiary nor Acquisition Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, reasonably be expected to prevent or materially delay Parent’s, Merger Subsidiary’s or Acquisition Subsidiary’s ability to consummate the Merger.

SECTION 5.7. Ownership of Merger Subsidiary; No Prior Activities.

(a) Each of Merger Subsidiary and Acquisition Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and each Ancillary Agreement, neither Merger Subsidiary nor Acquisition Subsidiary has, and neither Merger Subsidiary nor Acquisition Subsidiary will have, incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 5.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, Merger Subsidiary or Acquisition Subsidiary.

ARTICLE VI

COVENANTS

      SECTION 6.1.     Interim Operations of the Company. Except as (i) set forth on Section 6.1 of the Company Disclosure Letter, (ii) expressly provided herein or (iii) consented to in writing by Parent (such consent not to be unreasonably withheld), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and use reasonable best efforts to maintain and preserve its and its Subsidiaries’ business organization, assets and properties, keep available the services of its officers and key employees and maintain and preserve its advantageous business relationships with customers, clients, suppliers and others having material business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld) except as otherwise contemplated by Section 6.1 of the Company Disclosure Letter:

(a) except as contemplated by Section 2.1, amend its Amended and Restated Certificate of Incorporation, as amended, or By-laws or comparable governing documents;

(b) sell, transfer or pledge or agree to sell, transfer or pledge any shares of capital stock or other equity interests owned by it in any other Person;

(c) declare, set aside or pay any dividend or other distribution payable in cash, securities or other property with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock (or other equity interests) or other securities of the Company or any of its Subsidiaries, other than the making of a dividend or other distribution by a wholly-owned Subsidiary to another wholly-owned Subsidiary or to the Company, or any other change in the capital structure of the Company on any of its Subsidiaries;

(d) except as contemplated by Sections 2.1 and 3.1 or as set forth in Section 6.1(d) of the Company Disclosure Letter, issue or sell, or authorize to issue or sell, any shares of its capital stock (whether unrestricted or restricted) or any other securities (equity or debt) of the Company or any of its Subsidiaries, or issue or sell, or authorize to issue or sell, any securities (equity or debt) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock of any class of the Company or Voting Debt or other securities (equity or debt), or make any other change in its capital structure, except for the possible issuance by the Company of shares of Company Common Stock pursuant to the terms of any Options outstanding on the date hereof and disclosed in Section 4.2(a) of the Company Disclosure Letter;

(e) acquire, authorize or make (or commit to make) any investment in, or make any capital contribution to, any Person;

(f) make (or commit to make), or enter into any Contracts (or any amendments, modifications, supplements or replacements to existing Contracts) to be performed relating to the making of capital expenditures in excess of $25,000 in any calendar year, or in the aggregate for capital expenditures with a value in excess of $100,000;

(g) acquire, by merging or consolidating with, by purchasing an equity interest in or by purchasing all or a portion of the assets of, or by any other manner, any business or any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

(h) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any Lien (other than a Permitted Lien) or otherwise encumber any material assets or other assets that have a value individually in excess of $10,000 other than with respect to (i) transactions between a wholly-owned Subsidiary of the Company and the Company or between wholly-owned Subsidiaries of the Company, (ii) dispositions of excess or obsolete assets in the ordinary course of business consistent with past practice and (iii) leases, licenses or sales of the Company’s software or other assets in the ordinary course of business consistent with past practice;

(i) except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect as of the date hereof or required by applicable law or contemplated by Section 3.4 or as set forth in Section 6.1(i) of the Company Disclosure Letter, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except for immaterial increases to employees who are not officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or grant any severance or termination pay not currently required to be paid under existing severance plans, (ii) enter into, amend, modify, supplement or replace any employment, benefit (including with respect to life or disability insurance or with respect to premiums therefor), consulting or severance agreement, policy or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, or (iii) establish, adopt, enter into or amend, modify, supplement, replace or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, benefit (including with respect to life or disability insurance or with respect to premiums therefor), pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the collective benefit of any directors, officers or employees (it being understood and agreed that in no event shall the Company or any of its Subsidiaries amend, modify, supplement, replace or terminate the policy in effect on the date hereof and described in Section 6.1(i) of the Company Disclosure Letter, with respect to suspension of any increases in the compensation or other remuneration of directors, officers and other employees of the Company and its Subsidiaries);

(j) except as may be required by applicable law, GAAP or SEC rule, make any change in any of its accounting practices, policies or procedures or any of its methods of reporting income, deductions or other items for income tax purposes;

(k) except as contemplated by Sections 2.1 and 3.1 or as set forth in Section 6.1(k) of the Company Disclosure Letter, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or any agreement relating to an Acquisition Proposal, except as expressly permitted in Section 6.3;

(l) (i) incur, assume, modify or prepay any indebtedness for borrowed money, issue any debt securities or warrants or other rights to acquire debt securities, or guarantee, endorse or otherwise become liable or responsible for the obligations or indebtedness of another Person, other than indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary of the Company or guarantees of indebtedness of the Company or any direct or indirect wholly-owned Subsidiary of the Company, or enter into any capital lease in each case, in an amount in excess of $10,000, or (ii) make any loans, extensions of credit or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company, except, in the case of preceding clauses (i) and (ii), for loans, extensions of credit or advances constituting trade payables or receivables arising in the ordinary course of business and in the case of preceding clause (ii), for advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $10,000 or less to any individual on any date of determination and $50,000 in the aggregate outstanding on any date of determination;

(m) except as provided by this Agreement or described in the Company Disclosure Letter, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, restricted stock, insurance (including arrangements or agreements for the premiums therefor) or other compensation or benefits;

(n) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of (A) liabilities reflected or reserved against in the December 31, 2002 balance sheet included in the Company SEC Documents or (B) liabilities (other than litigation) subsequently incurred in the ordinary course of business consistent with past practice and (ii) other claims, litigation, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $25,000;

(o) plan, announce, implement or effectuate any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries, other than routine employee terminations in the ordinary course of business and consistent with past practice;

(p) take any action or omit to take any action (including the adoption of any shareholder rights plan or amendments to its Amended and Restated Certificate of Incorporation, as amended, or By-laws (or comparable governing documents)) which would, directly or indirectly, restrict or impair the ability of Parent or Merger Subsidiary, as the case may be, to vote or otherwise to exercise the rights and receive the benefits of a stockholder with respect to securities of the Company that may be acquired or controlled by Parent or Merger Subsidiary, as the case may be, or any action which would permit any Person to acquire securities of the Company or any of its Subsidiaries from the Company or such Subsidiary on a basis not available to Parent or Merger Subsidiary;

(q) take any action or omit to take any action which (i) constitutes a violation of any Company Permit, which violations would result in or would reasonably be likely to result in, individually or in the aggregate, the modification, suspension, cancellation, termination of any one or more Company Permits or otherwise have or would reasonably be likely to have a material adverse impact on any customer or client contract or relationship or the nature or level of discipline imposed on account of future violations of the Laws applicable to the Company and the Surviving Corporation or (ii) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for the Surviving Corporation or Parent to obtain and maintain any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Company Permits in effect as of the date hereof in effect at all times following the Merger on the same terms as in effect on the date of this Agreement;

(r) enter into any new material line of business or enter into any agreement that restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business;

(s) (i) file or cause to be filed any materially amended Tax Returns or claims for refund; (ii) make or rescind any material Tax election or otherwise fail to prepare all Tax Returns in a manner which is consistent with the past practices of the Company and each Subsidiary of the Company, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (A) would not or may not materially increase Parent’s, the Company’s or any of the Company’s Subsidiaries’ liability for Taxes for any period or (B) is required by Law; (iii) incur any material liability for Taxes other than in the ordinary course of business, apart from any Tax Liability that may result from the Asset Purchase; or (iv) enter into any settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the Tax liability of the Company or any of its Subsidiaries for any period;

(t) fail to maintain with current or other financially responsible insurance companies insurance on its assets, tangible and intangible, and its businesses in such amounts and against such risks and losses as are consistent with past practice; or

(u) authorize, agree or announce an intention, in writing or otherwise, to take any of the foregoing actions or fail to take any action that would prevent any of the foregoing from occurring.

      SECTION 6.2.     Confidentiality. The Parties acknowledge the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein or pursuant hereto.

      SECTION 6.3.     No Solicitation of Other Offers. (a) Each of the Company and its Subsidiaries shall, and shall cause its Affiliates and each of its and their respective Representatives to, immediately cease any discussions, activities or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. The Company and its Subsidiaries shall not take, and shall cause their respective Representatives not to take, any action after the date hereof (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, other than a confidentiality agreement referred to below or in connection with the termination of this Agreement pursuant to Section 8.1(f), in accordance with the terms and under the circumstances contemplated below in this Section 6.3(a), or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Transactions, (iii) to initiate or participate in any way in any discussions or negotiations with (other than discussions or negotiations solely related to the execution of a confidentiality agreement referred to below), or furnish or disclose any information to, any Person (other than Parent or Merger Subsidiary) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iv) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or any of their Affiliates or Representatives except to the extent the Board of Directors of the Company determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) that failure to grant such waiver or release would be inconsistent with its fiduciary duties under applicable law; provided, that so long as there has been no breach of this Section 6.3(a), prior to obtaining the approval of the Company Stockholders contemplated by

Section 6.5, in response to a written Acquisition Proposal that was not solicited after the date hereof and otherwise in compliance with its obligations under Section 6.3(c), the Company may (1) request clarifications from, or furnish information to, (but not enter into discussions with) any Person which makes such Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, and (C) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law or (2) participate in discussions or negotiations with, request clarifications from, or furnish information to, any Person which makes such Acquisition Proposal if (x) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (y) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal is a Superior Proposal and (z) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside nationally recognized legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law. Without limiting the foregoing, Parent, Merger Subsidiary and the Company agree that any violation of the restrictions set forth in this Section 6.3(a) by any Representative of the Company or any of its Subsidiaries or their respective Affiliates (other than any such Person who is an Affiliate or employee of Parent or of any of its Affiliates), whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or their respective Affiliates, shall constitute a breach by the Company of this Section 6.3(a). It is understood that no discussions with any Person shall give rise to a violation of this Section 6.3(a) if (i) the Company, its Subsidiaries or its Representatives, as applicable, did not know or have reason to know that such discussion related to an Acquisition Proposal and (ii) such discussion was immediately ceased once the Company, its Subsidiary or Representatives, as applicable, knew or had reason to know it related to an Acquisition Proposal.

      (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, Merger Subsidiary or Acquisition Subsidiary, the approval, adoption or recommendation, as the case may be, of the Transactions, this Agreement or any of the other transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) cause the Company to accept such Acquisition Proposal and/or enter into any Acquisition Agreement, or (iv) resolve to do any of the foregoing; provided, that the Board of Directors of the Company may withdraw, modify or amend such recommendation prior to obtaining the approval of the Company Stockholders contemplated by Section 6.5 if (w) the Company has complied with its obligations under this Section 6.3, (x) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law and (z) prior to taking such actions, the Board of Directors of the Company shall have given Parent at least 48 hours notice of its intention to take such action and the opportunity to meet with the Company and its outside counsel and financial advisor. Any such withdrawal, modification or change shall not change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other similar law to be inapplicable to the Transactions. During the term of this Agreement, nothing contained in this Section 6.3(b) shall limit the Company’s obligation to hold and convene the meeting of the Company’s Stockholders referred to in Section 6.5 and to submit this Agreement and the Transactions for adoption and approval by the Company Stockholders (including, without limitation, regardless of whether the recommendation of the Board of Directors of the Company of this Agreement or the Transactions shall have been withdrawn or modified).

      (c) In addition to the obligations of the Company set forth in Section 6.3(a), the Company shall as promptly as practicable (and in any event within 24 hours) advise Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall, within 24 hours of the receipt thereof, promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. The Company shall keep Parent fully informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Parent fully informed as to the material details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal, and shall provide to Parent within 24 hours of receipt thereof all written materials received by the Company with respect thereto. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal, which was not previously provided to Parent. If an event that is not caused by the Company, its Subsidiaries or any of their Affiliates or Representatives occurs which prevents the Company from complying with the timing of the information delivery requirements set forth in this Section 6.3(c), the Company shall not be deemed to be in violation of this Section 6.3(c) provided that (i) the Company acts reasonably and in good faith to supply the required information as soon as possible and (ii) such delay in the receipt of information does not adversely affect Parent in any material respect.

      (d) Nothing contained in this Section 6.3 shall prohibit the Board of Directors of the Company nor any committee thereof from (i) making and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company Stockholders if the Board of Directors of the Company determines in good faith, after consultation with outside nationally-recognized legal counsel (which may be its current outside legal counsel), that failure to make such disclosure pursuant to this clause (ii) would be inconsistent with its fiduciary duties under applicable law.

      (e) The Company shall promptly (and in any event within three Business Days following the date hereof) request in writing each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use its best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

      SECTION 6.4.     Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives reasonable access, upon reasonable advance notice, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments, personnel and records and accountants of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as

Parent may reasonably request. Parent, Merger Subsidiary, Acquisition Subsidiary and their Affiliates and Representatives will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Transactions.

      SECTION 6.5.     Special Meeting. As promptly as practicable after the execution and delivery of this Agreement, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold the Special Meeting, which meeting shall be held as promptly as practicable following the preparation and mailing of the Proxy Statement, and the Company agrees that this Agreement and the Transactions shall be submitted at such meeting for adoption and approval by the Company Stockholders. The Proxy Statement shall provide for separate votes by Company Stockholders on the Merger and the Asset Purchase, but shall also provide that neither shall be deemed to be approved unless both are approved by the requisite vote of the Company Stockholders. Subject to Section 6.3(b), the Company shall use its reasonable best efforts to solicit and obtain from the Company Stockholders proxies, and shall take all other action necessary and advisable to secure the vote of the Company Stockholders required by applicable law and by the Amended and Restated Certificate of Incorporation, as amended, or the By-laws of the Company to obtain their adoption of this Agreement and approval of the Transactions, and, subject to Section 6.3(b), the Board of Directors of the Company shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Transactions at the Special Meeting and the Company agrees that it shall include in the Proxy Statement such recommendation of the Board of Directors of the Company that the Company Stockholders adopt this Agreement and approve the Transactions. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.5 during the term of this Agreement shall not be affected by (a) the commencement, public proposal, public disclosure or communication to the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) of any Acquisition Proposal or (b) the withdrawal or modification by the Board of Directors of the Company of its recommendation of this Agreement or the Transactions.

      SECTION 6.6.     Proxy Statement. As promptly as practicable after the execution and delivery of this Agreement, the Company shall:

(a) prepare and, after consultation with and review by Parent and its outside counsel, file with the SEC a preliminary proxy statement relating to the Transactions and this Agreement and use its reasonable best efforts (i) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with and review by Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and promptly cause the Proxy Statement to be mailed to its stockholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, that no such amended or supplemental proxy material will be mailed by the Company without consultation with and review by Parent and its outside counsel (which review shall not be unreasonably delayed) and (ii), subject to Section 6.3(b), to obtain the necessary approvals of this Agreement and the Transactions by its stockholders;

(b) promptly notify Parent of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or the Proxy Statement or for additional information, and will promptly supply Parent and its outside counsel with copies of all written correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary proxy statement, the Proxy Statement or the Transactions;

(c) promptly inform Parent and its outside counsel if at any time prior to the Special Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, the Company, with the cooperation and approval of and in consultation with Parent and its outside counsel, will, upon learning of such event, promptly prepare and mail such amendment or supplement; and

(d) it is expressly understood and agreed that (i) Parent, Merger Subsidiary, Acquisition Subsidiary and the Company will cooperate with each other in connection with all aspects of the preparation, filing and clearance by the SEC of the Proxy Statement (including the preliminary proxy statement and any and all amendments or supplements thereto), (ii) the Company shall give Parent and its outside counsel the opportunity to review and comment on the Proxy Statement prior to it being filed with the SEC and shall give Parent and its outside counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC and each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC and (iii) the Company shall promptly inform Parent and its counsel of the content of all communications with the SEC and its staff relating to the Proxy Statement, this Agreement or the transactions contemplated hereby.

      SECTION 6.7.     Cooperation. Subject to the terms and conditions provided herein, each of the Company, Parent, Merger Subsidiary and Acquisition Subsidiary shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions (including the satisfaction of the respective conditions set forth in Article VII), and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent, Merger Subsidiary and Acquisition Subsidiary shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their reasonable best efforts to promptly:

(a) make any and all filings, recordations, declarations or registrations with, obtain any and all actions or non-actions, licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, give any and all notices to, take reasonable steps to avoid an Action or Proceeding by, any and all Governmental Entities and parties to contracts with the Company and its Subsidiaries, in each case prior to the Closing Date, as are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions; it being understood and agreed that:

(i) the Company and its Subsidiaries shall use their reasonable best efforts to cooperate with Parent in any manner reasonably requested by Parent in connection with obtaining at or prior to the Closing all Required Merger Consents (no such Required Merger Consent to be conditioned on any increase in the amount payable under the applicable Company Material Contract or any reduction in the term thereof or any other material changes in the provisions thereof, except as may be required by the express terms of the applicable Company Material Contract, and such Required Merger Consent shall otherwise be on terms and conditions reasonably satisfactory to Parent); in connection with the foregoing, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, make (or commit to make) any payment or otherwise provide (or commit to provide) any value or benefit to any Person in connection with obtaining any Required Merger Consent (except as may be required by the express terms of the respective Company Material Contracts);

(ii) the Company and its Subsidiaries shall use their commercially reasonable efforts to cooperate with Parent in any manner reasonably requested by Parent in connection with obtaining at or prior to the Closing any Required Asset Consents (no such Required Asset Consent to be conditioned on any increase in the amount payable under the applicable Company Material Contract or any reduction in the term thereof or any other material changes in the provisions thereof, except as may be required by the express terms of the applicable Company Material Contract, and such Required Asset Consent shall otherwise be on terms and conditions reasonably satisfactory to

Parent); in connection with the foregoing, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, make (or commit to make) any payment or otherwise provide (or commit to provide) any value or benefit to any Person in connection with obtaining any Required Asset Consent (except as may be required by the express terms of the respective Company Material Contracts); provided, to obligate or require the Company or its Subsidiaries to obtain any consent, approval or waiver in connection with the Asset Purchase;

(iii) each of the Parties shall expeditiously give and make any and all notices and reports required to be made by such Party to the appropriate Persons with respect to Company Permits and each of the Parties shall, prior to the Effective Time, use its reasonable best efforts to cooperate with the other in any manner reasonably requested by the other in connection with obtaining at or prior to the Closing the regulatory approvals or consents as may be required by any Governmental Entities in order to obtain and maintain in effect at all times following the Effective Time all Company Permits and other Governmental Approvals necessary to maintain continuity of its relationships with all customers and clients; without limiting the foregoing, each of the Parties shall, to the extent necessary of such Party, (A) duly and promptly file and process any and all applications necessary to obtain all required regulatory approvals or consents as a result of the consummation of the transactions contemplated by this Agreement, including the amendment of any and all documents required to be amended with respect to the existing licensees under the Company Permits and (B) duly and promptly file with all appropriate Governmental Entities, and thereafter duly process renewal applications for all of the Company’s licensed Subsidiaries whose licenses will expire during the period from the date of this Agreement and until all of the respective applications shall have been approved; and

(iv) the Company and its Board of Directors shall, if any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other state takeover statute or similar statute, rule or regulation becomes applicable to this Agreement or the Transactions, take all action within its power to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute, rule or regulation on the Transactions;

(b) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed); it being understood and agreed that the Company shall promptly notify Parent of any litigation or threatened litigation (including any stockholder litigation), other than where Parent is the adverse party, against the Company and/or its directors relating to any of the transactions contemplated by this Agreement and the Company shall give Parent the opportunity to participate, in the defense or settlement of any such litigation; provided, that no settlement with respect to any such litigation shall be agreed to without Parent’s prior consent (not to be unreasonably withheld or delayed); and

(c) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

      SECTION 6.8.     Public Disclosure. The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and each of the Company and Parent shall consult with, and obtain the consent of, the other Party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other Party (which shall not be unreasonably withheld or delayed); provided, that a Party may, without consulting with or obtaining the prior consent of the other Party, issue such press release or make such public statement as may be required by applicable Law or by any listing agreement with a national securities exchange or automated quotation system to which Parent (or an Affiliate thereof) or the Company, as the case may be, is a party, if such Party has used reasonable best efforts to consult with the other Party and to obtain such other Party’s consent, but has been unable to do so in a timely manner.

      SECTION 6.9.     Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt written notice to the Company, of (a) the occurrence or non-occurrence of any event known to such Party, the occurrence or non-occurrence of which has resulted in, or is reasonably likely to result in, any representation or warranty set forth in this Agreement made by such Party to be untrue or inaccurate (taking into account any materiality qualification, to the extent applicable); (b) any material failure by such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (c) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of such Party, threatened which questions or challenges or relates to this Agreement or the consummation of any of the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and that no such notification shall modify the representations or warranties of any Party or the conditions to the obligations of any Party hereunder. Each of the Company, Parent, Merger Subsidiary or Acquisition Subsidiary shall give prompt notice to the other Parties of any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

      SECTION 6.10.     Rights Agreement. During the term of this Agreement and prior to the Effective Time, the Company shall not, without the prior written consent of the Parent, unless required to do so by a court of competent jurisdiction (i) redeem or exchange the Rights, (ii) amend (other than, subject to the following clause (iii), to defer the “Distribution Date” (as such term is defined in the Rights Agreement) in the case of commencement of a tender or exchange offer (but not in the case of any purchase of Company Common Stock pursuant to such tender or exchange offer) that would otherwise trigger a “Distribution Date” pursuant to Section 3(a)(ii) of the Rights Agreement) or terminate the Rights Agreement or (iii) take any action which would allow any “Person” (as such term is defined in the Rights Agreement) other than Parent, Merger Subsidiary or Acquisition Subsidiary (or their Affiliates) to be the “Beneficial Owner” (as such term is defined in the Rights Agreement) of fifteen percent or more of the Company Common Stock without causing a “Distribution Date” or a “Share Acquisition Date” (as such term is defined in the Rights Agreement) to occur.

      SECTION 6.11.     Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each Subsequent Filing required to be filed by the Company and will promptly deliver to Parent, Merger Subsidiary and Acquisition Subsidiary copies of each such Subsequent Filing filed with the SEC. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Subsequent Filings shall be prepared from, and shall be in accordance with, the books and records of the Company and its consolidated Subsidiaries, shall comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and shall fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby.

      SECTION 6.12.     Communication to Employees. The Company and Parent will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its Subsidiaries with respect to the Transactions.

      SECTION 6.13.     Indemnification of Officers and Directors; Exculpation.

      (a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company Amended and Restated Certificate of Incorporation, as amended, and the Company By-laws shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.

      (b) The Surviving Corporation shall obtain a prepaid insurance and indemnification policy covering the Company’s current directors and officers for a period of six years from the Effective Time that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to expend a premium in excess of $1 million for such D&O Insurance. Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.13 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.13 applies shall be third party beneficiaries of this Section 6.13).

      (c) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.13.

      (d) The provisions of this Section 6.13 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

      SECTION 6.14.     Employee Benefits. Parent shall take all action necessary and appropriate to ensure that, following the Effective Time, Parent or the Surviving Corporation provides, or causes to be provided, compensation, vacation and leave, and employee benefit plans, programs, policies and arrangements (including medical, dental, vision, accident, life, disability and other employee welfare benefits) to those employees of the Company who will be retained by the Surviving Corporation following the Effective Time (the “Retained Employees”) that are substantially the same as those made available to similarly situated employees of Parent; provided, however, that any Retained Employee whose employment is terminated by Parent or the Surviving Corporation during the 90-day period following the Effective Time shall receive severance benefits at least equal to the severance benefits that would have been provided by the Company as of the date hereof under the Company’s severance plans described in Section 4.15(a). Retained Employees shall be provided credit by Parent or the Surviving Corporation for all service with the Company, to the same extent as such service was credited for such purpose by the Company, under (x) all Company Benefit Plans for purposes of eligibility, vesting and benefit accrual under Parent’s Benefit Plans, and (y) severance plans, programs and policies for purposes of calculating the amount of each such employee’s severance benefits under Parent’s Benefit Plans. The Surviving Corporation shall give credit to each Retained Employee for earned but unused vacation and accrued vacation. From and after the Effective Time, Parent or the Surviving Corporation shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable) under any group health plan of the Surviving Corporation to be waived with respect to Retained Employees and their dependents and (ii) give each Retained Employees credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made.

      SECTION 6.15.     Executive Agreements. Parent shall cause the Surviving Corporation to honor and perform the Executive Agreements in accordance with their terms.

ARTICLE VII

CONDITIONS TO EFFECT THE MERGER

      SECTION 7.1.     Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each Party to this Agreement to effect the Transactions shall be subject to the satisfaction or waiver (to the extent permitted by applicable law) on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement, the Merger and the Asset Sale shall have each been duly adopted and approved by the requisite affirmative vote of the Company Stockholders in accordance with applicable law, the Company’s Amended and Restated Certificate of Incorporation, as amended, and By-laws.

(b) Governmental Approvals. Other than the filing of the Certificate of Merger and all other filings or recordings required under the DGCL as contemplated by Section 2.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Transactions, the failure of which to file, obtain or occur, individually or in the aggregate, would make the consummation of the Transactions illegal or result or would reasonably be likely to result in a Company Material Adverse Effect, shall have been filed, been obtained or occurred and shall not have expired or been withdrawn; provided, that the right to assert this condition shall not be available to a Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of this condition to be satisfied.

(c) No Restraints. There shall be no preliminary or permanent order or injunction of a court or other Governmental Entity of competent jurisdiction precluding, restraining, enjoining or prohibiting consummation of the Transactions, and there shall not be instituted, pending or threatened in writing any Action or Proceeding by any Governmental Entity seeking to preclude, restrain, enjoin or prohibit consummation of the Transactions.

(d) Illegality. There shall have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any Governmental Entity that directly or indirectly prohibits or makes illegal the consummation of the Transactions.

      SECTION 7.2.     Conditions to Parent’s, Merger Subsidiary’s and Acquisition Subsidiary’s Obligation to Effect the Transactions. The obligation of Parent, Merger Subsidiary and Acquisition Subsidiary to effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Subsidiary, Acquisition Subsidiary to the extent permitted by applicable law:

(a) Performance of Obligations; Representations and Warranties. (i) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, (ii) (x) each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company identified in subsection (y)) shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respect as of such date and to the extent that the representations and warranties contained in Section 4.8 that are qualified by any reference to materiality shall be true and correct in all respects) and (y) each of the representations and warranties of the Company contained in Section 4.4(b), (c) and (d), the last paragraph of Section 4.12, Section 4.13, Section 4.16 and Section 4.18 shall be true and correct, such that the aggregate effect of any breaches of or inaccuracies in such representations and warranties do not comprise a Company Material Adverse Effect on and as of the Effective Time as if made on and as of such date (it being agreed that for purposes of this subsection (y), such representations and warranties shall be deemed not qualified by any reference to materiality generally or whether or not any breach could result or could reasonably be expected to result in a

Company Material Adverse Effect), and (iii) Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to such effect.

(b) Ancillary Agreements. Each of the Ancillary Agreements to which the Company is or will be a party shall be valid, in full force and effect, and the Company shall have complied with each Ancillary Agreement and all material respects.

(c) No Litigation. No requirement of Law shall have been issued, enacted, enabled, promulgated or enforced by any Government Entity which would have materially reduced the benefits of the transactions contemplated hereby to Parent or the Surviving Corporation in a manner that Parent, in its good faith reasonable judgment, would not have entered into this Agreement had such condition or requirement been known on the date hereof.

(d) Company Material Adverse Effect. There shall not have occurred any event having or resulting in, or which could reasonably be expected to result in, a Company Material Adverse Effect. The Company shall have delivered to Parent and Merger Subsidiary a certificate, signed on behalf of the Company by the Chief Executive Officer of the Company, to such effect.

(e) Consents. The Company shall have obtained each consent or approval described in Section 7.2(e) of the Company Disclosure Letter.

(f) Resignations. All of the directors of the Company and its Subsidiaries in office immediately prior to the Effective Time shall have provided executed, undated forms of resignation, which shall not have been revoked, from their positions as directors of the Company and each of its Subsidiaries as applicable.

      SECTION 7.3.     Conditions to the Company’s Obligation to Effect the Transactions. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable law:

(a) Performance of Obligations; Representations and Warranties. (i) Each of Parent, Acquisition Subsidiary and Merger Subsidiary shall have performed in all material respects each of their respective agreements contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of Parent, Acquisition Subsidiary and Merger Subsidiary contained in this Agreement shall be true and correct, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on the ability of Parent, Acquisition Subsidiary or Merger Subsidiary to duly perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date and except as contemplated or permitted by this Agreement), without regard for purposes of this Section 7.3(a) to any materiality qualifications contained in such representations and warranties and (iii) the Company shall have received a certificate signed on behalf of Parent, Merger Subsidiary and Acquisition Subsidiary by an officer thereof to such effect.

(b) Ancillary Agreements. Each of the Ancillary Agreements to which Parent, Acquisition Subsidiary and/or Merger Subsidiary is or will be a Party shall be valid, in full force and effect, and Parent and/or Merger Subsidiary as the case may be, shall have complied with each Ancillary Agreement in all material respects.

(c) Asset Purchase. The obligation of the Company to effect the Merger shall be subject to, and conditioned upon, the closing of the Asset Purchase pursuant to Section 2.4.

ARTICLE VIII

TERMINATION

      SECTION 8.1.     Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, by written notice by the terminating Party to the other Parties, whether before or after Company Stockholder approval thereof, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company, if the Transactions shall not have been consummated on or prior to 180 days after the signing of this Agreement (or such later date as may be agreed to in writing by Parent and the Company) (as the same may be extended from time to time as contemplated below, the “Termination Date”), unless the Transactions shall not have been consummated because of a material breach of any representation, warranty, obligation, covenant or agreement set forth in this Agreement on the part of the Party seeking to terminate this Agreement;

(c) by either Parent or the Company, if a Governmental Entity or court of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions (provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in such order, decree ruling or action);

(d) by either Parent or the Company, if at the Special Meeting (including any adjournment or postponement thereof permitted by this Agreement), the requisite vote of the stockholders of the Company approving each of this Agreement, the Merger and the Asset Purchase shall not have been obtained upon votes taken thereon;

(e) by Parent, if (i) the Company shall have (A) withdrawn, modified or amended, or proposed to withdraw, modify or amend, in a manner adverse to Parent or Merger Subsidiary, the approval, adoption or recommendation, as the case may be, of this Agreement or any of the Transactions or (B) approved or recommended, or proposed to approve or recommend, or entered into any agreement, arrangement or understanding with respect to, any Acquisition Proposal; (ii) the Company’s Board of Directors or any committee thereof shall have resolved to take any of the actions set forth in preceding subclause (i); (iii) if after an Acquisition Proposal has been made, the Board of Directors of the Company fails to affirm its recommendation and approval of this Agreement and the Transactions within three Business Days of any request by Parent to do so; or (iv) if a tender offer or exchange offer constituting an Acquisition Proposal is commenced and the Board of Directors of the Company does not recommend against acceptance of such offer by the Company Stockholders (including by taking no position or a neutral position with respect thereto);

(f) by the Company, if a Superior Proposal is received by the Company and the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(f) unless the Company has complied with its obligations under Section 6.3 and until (x) two Business Days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company and during such two Business Day period the Company has fully cooperated with Parent (including informing Parent of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) with the intent of enabling the Parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected on such adjusted terms, (y) at the end of such two Business Day period, the Acquisition Proposal continues to constitute a Superior Proposal, and the Board of Directors of the Company continues to reasonably determine in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law and (z) (A) prior to such termination, Parent has received all fees and expense reimbursements set forth in Section 8.3 by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

(g) by Parent, if there shall have been a breach by the Company of any provision of Section 6.3;

(h) by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the earlier of (x) the fifteenth calendar day following receipt by the Company of written notice of such breach from Parent and (y) the Termination Date; or

(i) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the earlier of (x) the fifteenth calendar day following receipt by Parent of written notice of such breach from the Company and (y) the Termination Date.

The right of any Party to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any such Party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

      SECTION 8.2.     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, Merger Subsidiary, Acquisition Subsidiary or their respective officers, directors, stockholders or Affiliates; provided, that (i) any such termination shall not relieve any Party from liability for any willful breach of this Agreement and (ii) the provisions of Section 4.21, the provisos relating to amendment to or waivers of confidentiality agreements set forth in Section 6.3(a), the provisions of Sections 6.2, 6.8, this Section 8.2, Section 8.3 and Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

      SECTION 8.3.     Fees and Expenses. (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent shall pay one-half of the expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement if this Agreement is terminated pursuant to Section 8.1(a), by Parent pursuant to Section 8.1(b) or by the Company pursuant to Section 8.1(i).

      (b) Parent Expenses: If this Agreement is terminated pursuant to Section 8.1(d), 8.1(e), Section 8.1(f) or Section 8.1(h), then Parent shall be entitled to receive from the Company a reimbursement for the reasonable, documented out-of-pocket expenses of Parent and Merger Subsidiary and Acquisition Subsidiary (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to this Agreement and the transactions contemplated hereby and any related financing, in an amount not to exceed $250,000 (“Parent Expense Reimbursement”).

      (c) Company Expenses: If this Agreement is terminated pursuant to Section 8.1(i), then the Company shall be entitled to receive from Parent a reimbursement for the out-of-pocket expenses of the Company (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to this Agreement and the transactions contemplated hereby and any related financing, in an amount not to exceed $250,000 (“Company Expense Reimbursement”).

      (d) Termination Fee. (i) If this Agreement is terminated:

(1) pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(g) or Section 8.1(h);

(2) pursuant Section 8.1(d) provided that an Acquisition Proposal (or an intention to make an Acquisition Proposal) has been made, proposed, communicated or disclosed, after the date of this Agreement, in a manner which is or otherwise becomes public (including being known to unaffiliated stockholders of the Company) and not expressly and publicly withdrawn prior to the Special Meeting; or

(3) by the Company in accordance with Section 8.1(b) provided that an Acquisition Proposal (or an intention to make an Acquisition Proposal) has been made, proposed, communicated or disclosed, after the date of this Agreement, and not expressly withdrawn prior to such termination, and, within twelve months of such termination, the Company enters into an agreement, arrangement or understanding (including a letter of intent) with respect to or consummates any Acquisition Proposal;

(ii) then Parent shall be entitled to receive from the Company, as liquidated damages and not as a penalty, an amount equal to $500,000 (the “Termination Fee”) and shall not be entitled to any other damages at law or any equitable relief hereunder (except with respect to those sections that survive termination of this Agreement). Notwithstanding the foregoing, nothing herein shall relieve any party from liability, or limit its liability, for any willful breach or willful misrepresentation hereunder, or prevent any party from asserting any equitable remedies available to it for such willful breach or willful misrepresentation.

      (e) The Company and Parent acknowledges that the Parent Expense Reimbursement, Company Expense Reimbursement and Termination Fee provided for in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without the Parent Expense Reimbursement, Company Expense Reimbursement and Termination Fee provided for above, neither Parent, Merger Subsidiary nor Company would enter into this Agreement.

      SECTION 8.4.     Amendment. To the extent permitted by applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Transactions by the Company Stockholders; provided, that after any such approval, no amendment shall be made that by law requires further approval by such Company Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

      SECTION 8.5.     Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

      SECTION 9.1.     Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and each of Parent, Merger Subsidiary and Acquisition Subsidiary, on the other hand, contained in this Agreement, any Ancillary Agreement or in any document, certificate or instrument delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, Parent, Merger Subsidiary or Acquisition Subsidiary shall be under any liability whatsoever with respect to any such representation and warranty. This Section 10.1 shall have no effect upon any other obligations of the Parties, whether to be performed before or after the Effective Time.

      SECTION 9.2.     Notices. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a) if to Parent, Merger Subsidiary or Acquisition Subsidiary, to:

SSA Global Technologies, Inc.
110 Sheppard Avenue East
Suite 701
Attention: Shelley R. Isenberg
Telephone: (416) 228-2242
Facsimile: (416) 221-0994

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Robert B. Loper, Esq.
Telephone: (212) 756-2138
Facsimile: (212) 593-5955

(b) if to the Company, to:

Elevon, Inc.
303 Second Street, Three North
San Francisco, CA 94107
Attention: Stanley V. Vogler
Telephone: (415) 243-2737
Facsimile: (415) 281-1558

with a copy to:

Latham & Watkins LLP
505 Montgomery Street
Suite 1900
San Francisco, CA 94111
Attention: John M. Newell, Esq.
Telephone: (415) 391-0600
Facsimile: (415) 395-8095

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

      SECTION 9.3.     Entire Agreement. This Agreement (including the Company Disclosure Letter and the other documents and instruments referred to herein that are to be delivered at the Closing), and the Confidentiality Agreement, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof.

      SECTION 9.4.     No Third Party Beneficiaries. Except for the provisions of Sections 6.13, 6.14 and 6.15, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

      SECTION 9.5.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that, prior to the approval of this Agreement and the Transactions by the Company’s stockholders, Parent may substitute any direct or indirect wholly-owned subsidiary of Parent for Merger Subsidiary or Acquisition Subsidiary without consent of the Company, and Parent may assign its rights and obligations under this Agreement to a newly formed Affiliate of Parent; provided, that Parent, Merger Subsidiary and/or Acquisition Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

      SECTION 9.6.     Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

      SECTION 9.7.     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

      SECTION 9.8.     Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      SECTION 9.9.     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules).

      SECTION 9.10.     Submission to Jurisdiction. Each Party hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the State of Delaware or any state court located in Delaware, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 9.10.

      SECTION 9.11.     Remedies; Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at Law or in equity shall be entitled to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at Law. Except as set forth in Section 8.3, no remedy shall be exclusive of any other remedy and all available remedies shall be cumulative.

      SECTION 9.12.     Waiver of Jury Trial. EACH OF PARENT, MERGER SUBSIDIARY, ACQUISITION SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUBSIDIARY, ACQUISITION SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

      [Remainder of this page intentionally left blank. Signature page follows]

      IN WITNESS WHEREOF, each of the Parent, Merger Subsidiary, Acquisition Subsidiary and the Company has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

SSA GLOBAL TECHNOLOGIES, INC.

By:	/s/ KIRK ISAACSON

Name: Kirk Isaacson
Title: Senior Vice President

SENECA MERGER SUBSIDIARY INC.

By:	/s/ KIRK ISAACSON

Name: Kirk Isaacson
Title: President

SENECA ACQUISITION SUBSIDIARY INC.

By:	/s/ KIRK ISAACSON

Name: Kirk Isaacson
Title: President

ELEVON, INC.

By:	/s/ FRANK M. RICHARDSON

Name: Frank M. Richardson
Title: Chief Executive Officer

Signature page to Merger Agreement

APPENDIX B

FAIRNESS OPINION LETTER

May 8, 2003

CONFIDENTIAL

Board of Directors

Elevon, Inc.
303 Second Street, Three North
San Francisco, CA 94107

      Dear Members of the Board:

      We understand that Elevon, Inc., a Delaware corporation (the “Company”), SSA Global Technologies, Inc., a Delaware corporation (the “Parent”), Seneca Acquisition Subsidiary, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Acquisition Subsidiary”), and Seneca Merger Subsidiary, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Parent (the “Merger Subsidiary”) will enter into an Agreement and Plan of Merger, dated May 8, 2003 (the “Agreement”), pursuant to which the Company will sell certain intellectual property to Acquisition Subsidiary (the “Asset Sale”) and, immediately thereafter, Merger Subsidiary will merge (the “Merger”) with and into the Company, with the Company surviving the merger (collectively, the “Transactions”).

      As more specifically set forth in the Agreement, and subject to the terms and conditions set forth therein, in the Asset Sale, the Company will sell certain intellectual property to Acquisition Subsidiary for $1.754 million in cash (the “Asset Purchase Price”) and immediately thereafter, in consideration of the Merger, each outstanding share of the Company’s common stock shall be converted into the right to receive $1.30 per share and each outstanding vested stock option shall be converted into the right to receive an amount (net of applicable taxes) equal to the excess, if any, of $1.30 per share over the exercise price of such stock option, multiplied by the total number of shares of the Company’s common stock subject to such option (“the Merger Consideration”).

      You have requested our opinion as to whether the Merger Consideration to be received by stockholders of the Company in the Merger is fair, from a financial point of view to such stockholders.

      Updata Capital, Inc. (“Updata”) focuses on providing merger and acquisition advisory services to information technology (“IT”) companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes.

      We are currently acting as financial advisors to you, the Board of Directors of the Company, and will receive a fee from the Company for such services contingent upon the successful consummation of the Transactions. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

      In rendering our opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate. Among other things, we have:

1. reviewed the most recent draft of the Agreement and based our opinion on our understanding that the terms and conditions of the Agreement will not materially change;

2. reviewed the Company’s historical financial statements and 2003 budget;

3. reviewed certain internal financial and operating information of the Company;

Updata Capital, Inc.
125 Half Mile Road, Red Bank, NJ 07701     •     732 945-1000 fax: 732-945-1001
http://www.updata.com

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4. participated in discussions with Company management concerning the operations, business strategy, financial performance and prospects for the Company;

5. reviewed the recent reported closing prices and trading activity for the Company common stock on the Nasdaq and the OTC Bulletin Board;

6. compared certain aspects of the financial and market performance of the Company with public companies we deemed comparable in whole or in part;

7. analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction;

8. reviewed the Company’s annual reports for the fiscal years ended December 31, 2001, and December 31, 2002, including the audited financial statements included therein, and recent quarterly financial statements;

9. conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

      In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by the Company. We have not assumed responsibility to verify such information. We have assumed that the Company’s 2003 budget examined by us was reasonably prepared and reflected the best available estimates and good faith judgments of Company management as to the future performance of the Company and that there has been no material change in the assets, financial condition, business prospects of the Company since the date of the most recent financial statement made available to us. We have neither made nor obtained an independent appraisal or valuation of any of the Company’s assets.

      For purposes of this opinion, we have assumed that the Company is not currently involved in any material transaction other than the Transactions and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion. Any change in such conditions may impact this opinion.

      It is understood that this opinion is for the information of the Board of Directors of the Company in connection with its consideration of the Transactions and we are not expressing a view as to the business merits of the Transactions. Furthermore, this opinion does not constitute a recommendation to any Company stockholder as to how such stockholder should vote on the Transactions. Other than in connection with filings with the Securities and Exchange Commission or other governmental authority, this opinion may not be published or referred to, in whole or part, without our prior written permission.

      Based upon and subject to the foregoing, we are of the opinion that the Merger Consideration to be received by the Company’s stockholders in the Merger is fair, from a financial point of view, to the Company’s stockholders.

Sincerely,

/s/ Updata Capital, Inc.

Updata Capital, Inc.

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APPENDIX C

DELAWARE GENERAL CORPORATION LAW

      §262. APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

VOTING AGREEMENT

      Voting Agreement (this “Agreement”), dated as of May 8, 2003, is made by and among SSA Global Technologies, Inc., a Delaware corporation (“Parent”), the Stockholders Listed on Schedule 1 attached hereto (each individually a “Stockholder” and collectively the “Stockholders”) and, solely for purposes of Section 7(c) of this Agreement, Elevon, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

      WHEREAS, immediately prior to the execution of this Agreement, Parent, Seneca Merger Subsidiary Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to consummate the Asset Purchase (as defined in the Merger Agreement) and to merge Sub with and into the Company (the “Merger”); and

      WHEREAS, each Stockholder owns the number of shares of common stock, $0.001 par value, of Company (the “Company Common Stock”) set forth opposite such Stockholder’s name on Schedule 1 hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, including any shares issued upon the exercise of any warrants or options, the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Subject Shares”); and

      WHEREAS, as inducement and a condition to entering into the Merger Agreement, Parent has required Stockholders to agree, and Stockholders have agreed, to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

      SECTION 1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

      SECTION 2. Representations and Warranties of Stockholder. Each Stockholder represents and warrants severally, but not jointly, to Parent as follows:

(a) Ownership of Shares. Each Stockholder is the sole record owner and Beneficial Owner of the Subject Shares set forth opposite such Stockholder’s name on Schedule 1. On the date hereof, the Subject Shares (including the options set forth opposite such Stockholder’s name on Schedule 1) constitute all of the shares of the Company Common Stock owned of record or Beneficially Owned by such Stockholder. There are no outstanding options or other rights to acquire from any Stockholder or obligations of such Stockholder to sell or to acquire, any shares of the Company Common Stock. With respect to the shares of Company Common Stock held by it, each Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 4, 5, 6, and 7 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject

Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. Each Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered, and, if such Stockholder is not a natural person, authorized by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) No Conflicts. Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby, none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i), if a particular Stockholder is not a natural person, conflict with or result in any breach of any organizational documents applicable to such Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or the Subject Shares.

(d) No Encumbrance. Except as permitted by this Agreement, the Subject Shares are now, and, at all times during the term hereof, will be, held by such Stockholder free and clear of all Liens, except for any such Liens arising hereunder.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

(f) Reliance. Each Stockholder understands and acknowledges that each of the Company, Parent and Sub is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

      SECTION 3. Disclosure. Each Stockholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document which the Company, in its sole discretion, determines to be required by law or necessary or desirable in connection with the Merger and any transactions related thereto, such Stockholder’s identity and ownership of the Company Common Stock and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

      SECTION 4. Transfer and Other Restrictions.

(a) No Solicitation. Each Stockholder shall, and shall cause its Affiliates and each of its and their respective Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents (collectively, a person’s or entity’s “Representatives”) to, immediately cease any discussions, activities or negotiations with any other Person or Persons (a “Third Party Acquiror”) that may be ongoing with respect to any Acquisition Proposal. Stockholder shall not take, and shall cause their respective Representatives not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal by a

Third Party Acquiror (including by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with a Third Party Acquiror regarding any Acquisition Proposal or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding with any such Third Party Acquiror that would require the Company to abandon, terminate or fail to consummate the Transactions, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Parent or Sub) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal by a Third Party Acquiror that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Each Stockholder will as promptly as practicable (and in any event within 24 hours) advise the Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation. For purposes of this Agreement, each of Parent and Sub are not deemed to be Affiliates of the Stockholders. Without limiting the foregoing, the Parent, Sub and the Stockholders agree that any violation of the restrictions set forth in this Section 4 by any Representative of a Stockholder or any of its Affiliates, whether or not such Person is purporting to act on behalf of a Stockholder or any of its Affiliates, shall constitute a breach by such Stockholder of this Section 4.

(b) Certain Prohibited Transfers. Prior to the termination of this Agreement, each Stockholder agrees not to, directly or indirectly:

(i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Subject Shares or any interest therein;

(ii) grant any proxy, grant any power of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares except as provided in this Agreement; or

(iii) take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement.

      SECTION 5. Voting of the Company Common Stock. Each Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder will appear at the meeting or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of the Subject Shares:

(i) in favor of the adoption of the Merger Agreement and the approval of the Merger, the Asset Purchase and the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and

(ii) except as otherwise agreed to in writing in advance by Parent in its sole discretion, against the following (other than the Merger, the Asset Purchase and the transactions contemplated by this Agreement and the Merger Agreement): (A) any Acquisition Proposal, (B) any change in a majority of the persons who constitute the Board of Directors of the Company, (C) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any obligation or agreement of the Company under the Merger Agreement or this

Agreement, and (D) any action which is intended, or which could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Transactions.

      SECTION 6. Irrevocable Proxy.

(a) Each Stockholder hereby irrevocably grants to, and appoints, Shelley Isenberg and Kirk Isaacson, or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted the Subject Shares at any meeting of the stockholders of the Company or at any adjournment or postponement thereof:

(i) in favor of the adoption of the Merger Agreement and the approval of the Merger, the Asset Purchase and the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and

(ii) except as otherwise agreed to in writing in advance by Parent in its sole discretion, against the following (other than the Merger, the Asset Purchase and the transactions contemplated by this Agreement and the Merger Agreement): (A) any Acquisition Proposal, (B) any change in a majority of the persons who constitute the Board of Directors of the Company, (C) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any obligation or agreement of the Company under the Merger Agreement or this Agreement, and (D) any action which is intended, or which could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Transactions.

(b) Each Stockholder represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that such proxies either have been or are hereby revoked.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as to a termination of this Agreement in accordance with Section 10 (whereupon this irrevocable proxy shall be automatically revoked), each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except as by amendment or modification in accordance with Section 11(c) hereof. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The power and authority hereby conferred shall not be terminated by any act of such Stockholder or by operation of law, by the dissolution of the Stockholder (if such Stockholder is other than a natural person), by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all his representatives, executors, successors and/or assigns. If after the execution of this Agreement a Stockholder shall dissolve (if such Stockholder is other than a natural person), cease to have appropriate power or authority, or if any other such event or events shall occur, Parent is nevertheless authorized and directed to vote the Subject Shares in accordance with the terms of this Agreement as if such dissolution, if applicable, lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof.

      SECTION 7. Stop Transfer; Legend.

(a) Each Stockholder agrees with, and covenants to, Parent that such Stockholder will not request that Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term “Subject Shares” will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged and appropriate adjustments shall be deemed made to the terms and provisions of this Agreement.

(c) In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby does authorize the Company to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares). Each Stockholder agrees as promptly as is reasonably practicable to apply the following legend to all certificates representing the Subject Shares in addition to any other legend required thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND VOTING AND OTHER RESTRICTIONS PURSUANT TO A VOTING AGREEMENT, DATED AS OF MAY 8, 2003, BY AND BETWEEN SSA GLOBAL TECHNOLOGIES, INC., ELEVON, INC. AND THE STOCKHOLDERS PARTY THERETO. THE COMPANY WILL FURNISH A COPY OF SUCH VOTING AGREEMENT TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

      SECTION 8. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

      SECTION 9. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Subject Shares, and nothing herein shall prohibit, prevent or preclude such individual Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company.

      SECTION 10. Termination. This Agreement shall terminate on the earliest of (a) termination of the Merger Agreement in accordance with its terms, (b) the agreement of the parties hereto to terminate this Agreement, or (c) the Effective Time of the Merger.

      SECTION 11. Miscellaneous.

(a) Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(b) Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

(c) Amendment and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated (other than a termination under Section 10(a) or Section 10(c) of this Agreement) except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Notices. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

      If to Parent, to:

SSA Global Technologies, Inc.

110 Sheppard Avenue East
Suite 701
Toronto, Canada M2N 6Y8
Attn: Shelley R. Isenberg
Tel: (416) 228-2242
Fax: (416) 221-0994

      with a copy to:

Schulte Roth & Zabel

919 Third Avenue
New York, New York 10022
Attn: Robert B. Loper, Esq.
Tel: (212) 756-2138
Fax: (212) 593-5955

      If to the Company, to:

Elevon, Inc.

303 Second Street, Three North
San Francisco, CA 94107
Attn: Stanley V. Vogler
Tel: (415) 243-2737
Fax: (415) 281-1588

      with a copy to:

Latham & Watkins LLP

505 Montgomery Street
Suite 1900
San Francisco, CA 94111
Attn: John M. Newell, Esq.
Tel: (415) 391-0600
Fax: (415) 395-8095

      If to Stockholder, to the address set forth opposite such Stockholder’s name on Schedule 1.

      Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

(e) Severability. Any term or provision of this Agreement which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(f) Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at Law or in equity shall be entitled to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at Law. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

(g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(h) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules).

(j) Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(k) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(l) Further Assurances. From time to time, at any other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(n) Submission to Jurisdiction. Each Party hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby (an “Action”) shall only be brought in any federal court of the State of Delaware or any state court located in Delaware, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such Action. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 11(n).

(o) Certain Prohibited Actions. Fallen Angel Equity Fund, L.P. (“Fallen Angel”) hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, Fallen Angel shall not transfer to or domesticate in another jurisdiction, or enter into any transaction or agreement or take any action that would result in a change of jurisdiction.

      IN WITNESS WHEREOF, Parent, Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first written above.

SSA GLOBAL TECHNOLOGIES, INC.

By:	/s/ KIRK J. ISAACSON

Name: Kirk J. Isaacson
Title: Senior Vice President

STOCKHOLDERS:

/s/ FRANK M. RICHARDSON

Frank M. Richardson

/s/ STANLEY V. VOGLER

Stanley V. Vogler

/s/ RICHARD C. ALBERDING

Richard C. Alberding

/s/ TANIA AMOCHAEV

Tania Amochaev

/s/ WILLIAM A. HASLER

William A. Hasler

/s/ DAVID C. WETMORE

David C. Wetmore

STOCKHOLDERS:

FALLEN ANGEL EQUITY FUND, L.P.
By Its General Partner
Fallen Angel Capital, L.L.C.

By:	/s/ CONOR MULLET

Name: Conor Mullet
Title: Member

For purposes of Section 7(c) only:

ELEVON, INC.

By:	/s/ FRANK M. RICHARDSON

Name: Frank M. Richardson
Title: Chief Executive Officer

SCHEDULE 1

Stockholder	Owned Common Stock	Options

Fallen Angel Equity Fund, L.P.	1,569,570
Frank M. Richardson		637,500
Stanley V. Vogler		411,458
Richard C. Alberding	6,000	71,627
Tania Amochaev		80,627
William A. Hasler	11,000	66,127
David C. Wetmore	7,000	160,250

(LOGO)

ELEVON, INC.

PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ELEVON, INC.

     The undersigned, revoking all previous proxies, hereby appoints Frank M. Richardson and Stanley V. Vogler, or either of them acting individually, as the proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the special meeting of Elevon, Inc. to be held at our offices at 303 Second Street, Three North, San Francisco, California 94107 on      , 2003 at      A.M., local time and at any adjournment or postponement thereof.

Please date and sign your proxy on the reverse side and return it promptly.

FOLD AND DETACH HERE

Please mark your vote as ☒ indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE IN FAVOR OF
APPROVING THE MERGER AND ASSET SALE.

1.     To approve the transaction by which Seneca Merger Subsidiary Inc. shall be merged with and into Elevon, Inc., pursuant to the Agreement and Plan of Merger, dated as of May 8, 2003, by and among SSA Global Technologies, Inc., Seneca Merger Subsidiary Inc., Seneca Acquisition Subsidiary Inc. and Elevon, Inc., with Elevon, Inc. surviving the merger as an indirect wholly-owned subsidiary of SSA Global Technologies, Inc., whereby all of the outstanding shares of Elevon, Inc.’s common stock shall be converted into the right to receive an amount equal to $1.30 in cash per share, and to approve and adopt such merger agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.     To approve the sale of all of Elevon, Inc.’s owned intellectual property, immediately prior to consummation of the merger, to Seneca Acquisition Subsidiary Inc. for a purchase price of $1,754,000 in cash pursuant to the merger agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The effectiveness of each proposal is conditioned upon the approval of both proposals, and accordingly, the failure of our stockholders to approve either proposal will result in the ineffectiveness of both proposals.

THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE MERGER AND ASSET SALE DESCRIBED ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF OUR SPECIAL MEETING AND PROXY STATEMENT.

Signature of Stockholder:	Signature of Stockholder:	Date:

NOTE: Please sign this proxy exactly as name(s) appear on your stock certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by a duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two (2) or more persons, all such persons should sign.

FOLD AND DETACH HERE